UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear RTI Shareholder:

On March 8, 2015, RTI International Metals, Inc. and Alcoa Inc. agreed to a strategic business combination in which RTI will merge with Alcoa. If the merger is completed, RTI shareholders will have the right to receive 2.8315 shares of Alcoa common stock for each share of RTI common stock held immediately prior to the merger plus an amount of cash in lieu of fractional shares of Alcoa common stock. Based on current information, an aggregate amount of approximately 89.4 million shares of Alcoa common stock is estimated to be delivered to holders of shares of RTI common stock and equity based awards at the closing of the merger, representing approximately 7% of the shares of Alcoa common stock expected to be outstanding immediately following the merger.

RTI will hold an annual meeting where you will be asked to vote to approve a proposal to adopt the merger agreement. RTI shareholders will also be asked to approve (i) a proposal to elect nine directors of RTI; (ii) a proposal to ratify the appointment of PricewaterhouseCoopers LLP as RTI’s independent registered public accounting firm for 2015; (iii) a proposal to approve, on an advisory (non-binding) basis, the compensation of RTI’s named executive officers; (iv) a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of RTI may receive in connection with the merger pursuant to existing agreements or arrangements with RTI; and (v) a proposal to adjourn the RTI annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the RTI merger proposal.

The annual meeting of RTI shareholders will be held on July 21, 2015 at Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania 15622, at 4:00 p.m. Eastern Daylight Time.

The market value of the merger consideration will fluctuate with the market price of Alcoa common stock and will not be known at the time RTI’s shareholders vote on the merger. Alcoa common stock is currently quoted on the New York Stock Exchange under the symbol “AA.” On March 6, 2015, the last full trading day before the public announcement of the merger agreement, the closing share price of Alcoa common stock was $14.48 as reported on the New York Stock Exchange. On June 18, 2015, the last practicable trading day before the date of this proxy statement/prospectus, the closing share price of Alcoa common stock was $11.92 per share as reported on the New York Stock Exchange. RTI urges you to obtain current market quotations for Alcoa common stock.

The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. RTI stockholders generally are not expected to recognize any gain or loss on the exchange of shares of RTI common stock for shares of Alcoa common stock, but will recognize gain on any cash received in lieu of fractional shares of Alcoa common stock.

Your vote is important. Among other conditions, RTI and Alcoa cannot complete the merger unless RTI’s shareholders adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of RTI common stock entitled to vote. Regardless of whether you plan to attend the annual meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

RTI’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of RTI and its shareholders and has unanimously approved the merger and the merger agreement. RTI’s board of directors unanimously recommends that RTI shareholders vote “FOR” adoption of the merger agreement, “FOR” the directors proposal, “FOR” the accountant proposal, “FOR” the compensation proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

This proxy statement/prospectus describes the annual meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about RTI and Alcoa from documents that each of RTI and Alcoa have filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, RTI shareholders should please contact RTI Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, Pennsylvania 15108-2973 at (412) 893-0084.

Dawne S. Hickton
Vice Chair, President, and Chief Executive Officer
RTI International Metals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is June 19, 2015, and it is first being mailed or otherwise delivered to RTI shareholders on or about June 22, 2015.

RTI INTERNATIONAL METALS, INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Fellow Shareholders:

You are cordially invited to attend the RTI International Metals, Inc. (the “Company”) 2015 Annual Meeting of Shareholders on July 21, 2015 at Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania 15622, at 4:00 p.m. Eastern Daylight Time. At the meeting, all holders of the Company’s common stock at the close of business on June 2, 2015, will be entitled to vote on the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of March 8, 2015, by and among the Company, Alcoa Inc. and Ranger Ohio Corporation, pursuant to which Ranger Ohio Corporation will merge with and into the Company and the Company will become a wholly owned subsidiary of Alcoa Inc. as more fully described in the attached proxy statement/prospectus;

•	election of the nine directors nominated by the Company’s board of directors;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015;

•	a non-binding advisory vote to approve compensation of the Company’s named executive officers as disclosed in these materials;

•	a non-binding advisory vote to approve compensation that the Company’s named executive officers may receive in connection with the merger pursuant to existing agreements or arrangements with the Company;

•	a proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

•	conduct other business if properly raised.

Only Company shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the annual meeting. In order for the merger to be adopted, the holders of at least two-thirds of the shares of Company common stock outstanding and entitled to vote must vote in favor of approval of the proposal to adopt the merger agreement. Regardless of whether you plan to attend the annual meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder. RTI and Alcoa cannot complete the merger unless the Company’s common shareholders adopt the merger agreement. Failure to vote will have the same effect as voting against the merger.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters. RTI urges you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor, Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310 at (800) 733-6198 (toll free).

The Company’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Company shareholders vote “FOR” approval of the merger agreement, “FOR” the directors proposal, “FOR” the accountant proposal, “FOR” the compensation proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

Loretta L. Benec
Secretary

June 19, 2015

Only shareholders of record on June 2, 2015, may vote at the meeting.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Alcoa and RTI from documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Alcoa or RTI, as the case may be, at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting either Alcoa or RTI, as the case may be, at the following addresses:

Alcoa Inc. 390 Park Avenue New York, New York 10022-4608 Attention: Investor Relations Telephone: (212) 836-2674	RTI International Metals, Inc. 1550 Coraopolis Heights Road, Fifth Floor Pittsburgh, Pennsylvania 15108-2973 Attention: Secretary Email: request@rtiintl.com Telephone: (844) 784-4685

You will not be charged for any of these documents that you request. RTI shareholders requesting documents must do so by July 14, 2015, in order to receive them before the annual meeting.

In addition, if you have questions about the merger or the annual meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Georgeson Inc., RTI’s proxy solicitor, at the following address and telephone numbers:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(800) 733-6198 (toll free)

See “Where You Can Find More Information” beginning on page 158 for more details.

(cont.)

(cont.)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE RTI ANNUAL MEETING

The following are some questions that you may have regarding the merger and the RTI annual meeting, and brief answers to those questions. RTI and Alcoa urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the RTI annual meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 158.

References in this proxy statement/prospectus to “RTI” refer to RTI International Metals, Inc., an Ohio corporation, and, unless the context otherwise requires, to its affiliates. References in this proxy statement/prospectus to “Alcoa” refer to Alcoa Inc., a Pennsylvania corporation, and, unless the context otherwise requires, to its consolidated subsidiaries.

Q:	What am I being asked to vote on at the RTI annual meeting?

A:	Alcoa and RTI have entered into an Agreement and Plan of Merger, dated as of March 8, 2015, which is referred to as the merger agreement, pursuant to which Alcoa has agreed to acquire RTI. Under the terms of the merger agreement, Ranger Ohio Corporation (a wholly owned subsidiary of Alcoa) will merge with and into RTI and RTI will become a wholly owned subsidiary of Alcoa, which is referred to as the merger. RTI’s shareholders are being asked to adopt the merger agreement and the transactions it contemplates, including the merger. RTI’s shareholders may be asked to adopt the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement, which is referred to as the adjournment proposal.

In addition to the merger agreement proposal and, if necessary or appropriate, the adjournment proposal, RTI shareholders will be asked to approve the following proposals at the annual meeting:

•	election of the nine directors nominated by the RTI’s board of directors, which is referred to as the RTI directors proposal;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”), as RTI’s independent registered public accounting firm for 2015, which is referred to as the RTI accountant proposal;

•	a non-binding advisory vote to approve compensation of RTI’s named executive officers as disclosed in these materials, which is referred to as the RTI compensation proposal;

•	a non-binding advisory vote to approve compensation that RTI’s named executive officers may receive in connection with the merger pursuant to existing agreements or arrangements with RTI, which is referred to as the RTI merger-related compensation proposal.

Q:	How does RTI’s board of directors recommend that I vote at the annual meeting?

A:	RTI’s board of directors unanimously recommends that RTI shareholders vote “FOR” adoption of the merger agreement, “FOR” the RTI directors proposal, “FOR” the RTI accountant proposal, “FOR” the RTI compensation proposal, “FOR” the RTI merger-related compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement.

Q:	When and where is the RTI annual meeting?

A:	The annual meeting of RTI shareholders will be held on July 21, 2015 at Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania 15622, at 4:00 p.m. Eastern Daylight Time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the annual meeting. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What constitutes a quorum for the annual meeting?

A:	The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of RTI common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. All shares of RTI common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the RTI annual meeting. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:	What is the vote required to approve each proposal at the RTI annual meeting?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of RTI common stock as of the close of business on June 2, 2015, the record date for the annual meeting.

Under Ohio law and RTI’s Code of Regulations, the nine director candidates receiving the greatest number of votes for election will be elected to RTI’s board of directors.

Ratification of the appointment of PwC as RTI’s independent registered public accounting firm for 2015 requires the favorable vote of a majority of the votes cast.

The result of the shareholder vote on compensation of RTI’s named executive officers is not binding on RTI. Approval of the compensation proposal requires the favorable vote of the majority of the votes cast. RTI’s board of directors will not be required to act in response to the results of the vote, as the ultimate decision regarding RTI’s named executive officers’ compensation remains with RTI’s Compensation Committee.

Approval of the merger-related compensation proposal requires the favorable vote of the majority of the votes cast. The result of the shareholder vote on the merger-related compensation of RTI’s named executive officers is not binding on RTI.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of RTI common stock entitled to vote on, and voting for or against or expressly abstaining with respect to, such proposal at the annual meeting, even if less than a quorum.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for RTI to obtain the necessary quorum to hold RTI’s annual meeting. In addition, your failure to vote or failure to instruct your bank or broker how to vote will have the same effect as a vote against adoption of the merger agreement. The merger agreement must be adopted by the holders of two-thirds of the outstanding shares of RTI common stock entitled to vote at the annual meeting. RTI’s board of directors unanimously recommends that you vote to adopt the merger agreement.

Q:	If my shares of common stock are held in street name by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What if I abstain from voting or fail to instruct my bank or broker?

A:	If you fail to vote or mark “ABSTAIN” on your proxy, or fail to instruct your bank or broker with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” such proposal.

If you mark “ABSTAIN” on your proxy with respect to the directors proposal, the accountant proposal, the compensation proposal or the merger-related compensation proposal, it will have no effect on the proposal. The failure to instruct your bank or broker with respect to the directors proposal, the compensation proposal or the merger-related compensation proposal will result in shares not being voted and will have no effect on the proposal. However, the failure to instruct your bank or broker with respect to the accountant proposal will allow your bank or broker to exercise its discretion with respect to the approval of the accountant proposal.

If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote or failure to instruct your bank or broker with respect to the adjournment proposal, however, will have no effect on the adjournment proposal.

Q:	Can I attend the annual meeting and vote my shares in person?

A:	Yes. All holders of RTI common stock as of the record date, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the annual meeting. RTI shareholders of record can vote in person at the annual meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meeting. If you plan to attend the annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. RTI reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the annual meeting is prohibited without RTI’s express written consent.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to RTI’s corporate secretary, (3) voting again by telephone or the Internet or (4) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting. Attendance at the annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by RTI after the vote will not affect the vote. The RTI corporate secretary’s mailing address is Secretary, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, Pennsylvania 15108-2973. If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	What are the U.S. federal income tax consequences of the merger to RTI shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and holders of RTI common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of RTI common stock for shares of Alcoa common stock in the merger, except with respect to any cash received instead of fractional shares of Alcoa common stock. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 136.

Q:	Do I have appraisal rights in connection with the merger?

A:	No. Under Ohio law, holders of RTI common stock are not entitled to any dissenters’ rights of appraisal in connection with the merger. See the section entitled “The Merger—RTI Shareholders Do Not Have Dissenters’ Appraisal Rights in the Merger” beginning on page 117.

Q:	If I am an RTI shareholder, should I send in my RTI stock certificates now?

A:	No. Please do not send in your RTI stock certificates with your proxy. After the merger, an exchange agent designated by Alcoa will send you instructions for exchanging RTI stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 121.

Q:	What should I do if I hold my shares of RTI common stock in book-entry form?

A:	You are not required to take any specific actions if your shares of RTI common stock are held in book-entry form. After the completion of the merger, shares of RTI common stock held in book-entry form will automatically be exchanged for shares of Alcoa common stock in book-entry form and cash to be paid instead of fractional shares of Alcoa common stock.

Q:	May I place my RTI stock certificate(s) into book-entry form prior to the merger?

A:	Yes, RTI stock certificates may be placed into book-entry form prior to the merger. For more information, please contact Computershare at (800) 622-6757.

Q:	Whom may I contact if I cannot locate my RTI stock certificate(s)?

A:	If you are unable to locate your original RTI stock certificate(s), you should contact Computershare at (800) 622-6757.

Q:	When do you expect to complete the merger?

A:	RTI and Alcoa expect to complete the merger in July 2015. However, RTI and Alcoa cannot assure you when or if the merger will occur. RTI and Alcoa must first obtain the approval of RTI shareholders at the annual meeting and satisfy other customary closing conditions.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of RTI common stock, please contact: Georgeson Inc., RTI’s proxy solicitor, at (800) 733-6198 (toll free).

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. RTI and Alcoa urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents referred to herein in order to fully understand the merger. See “Where You Can Find More Information” on page 158. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

In the Merger, RTI Shareholders Will Have the Right to Receive 2.8315 Shares of Alcoa Common Stock Per Share of RTI Common Stock (page 83)

RTI and Alcoa are proposing the merger of a subsidiary of Alcoa with and into RTI, with RTI continuing its existence as the surviving corporation and as a direct wholly owned subsidiary of Alcoa. If the merger is completed, you will have the right to receive 2.8315 shares of Alcoa common stock for each share of RTI common stock you hold immediately prior to the merger. Alcoa will not issue any fractional shares of Alcoa common stock in the merger. Each RTI shareholder who would otherwise be entitled to a fractional share, or fractional shares, of Alcoa common stock will instead receive an amount in cash based on prevailing prices of Alcoa common stock following the effective time of the merger.

Example: If you hold 100 shares of RTI common stock, you will have the right to receive 283 shares of Alcoa common stock and a cash payment instead of the 0.15 shares of Alcoa common stock that you otherwise would have received (i.e., 100 shares x 2.8315 = 283.15 shares).

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

RTI’s Board of Directors Unanimously Recommends That RTI Shareholders Vote “FOR” Adoption of the Merger Agreement (page 91)

RTI’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of RTI and its shareholders and has unanimously approved the merger agreement. RTI’s board of directors unanimously recommends that RTI shareholders vote “FOR” adoption of the merger agreement. For the factors considered by RTI’s board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors” beginning on page 91.

Barclays Capital Inc. Has Provided an Opinion to RTI’s Board of Directors Regarding the Exchange Ratio to be Offered to the Holders of RTI Common Stock (page 97 and Annex B)

In connection with the proposed transaction, RTI engaged Barclays Capital Inc. (“Barclays”) to act as financial advisor to RTI in connection with a potential sale of the company. At the RTI board of directors meeting on March 8, 2015, Barclays rendered its oral opinion and delivered its written opinion to the board of directors of RTI that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio of 2.8315 shares of Alcoa common stock per share of RTI common stock to be offered to the shareholders of RTI common stock pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of RTI.

The full text of Barclays’ written opinion, dated as of March 8, 2015, is attached as Annex B to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion is addressed to the board of directors of RTI, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the shareholders of RTI and does not constitute a recommendation to any shareholder of RTI as to how such shareholder should vote with respect to the proposed transaction or any other matter. Barclays was not requested to opine as to, and its opinion does not in any manner address, RTI’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of the consummation of the proposed transaction.

For further information, please see the discussion under the caption “The Merger—Opinion of Barclays Capital Inc.” beginning on page 97.

What	Holders of RTI Equity-Based Awards Will Receive (page 119)

Stock options: Each RTI stock option (whether vested or unvested) will be converted at the closing into an option to purchase, on the same terms and conditions (including with respect to vesting), the number of Alcoa common shares (rounded down to the nearest whole share) equal to the number of RTI common shares subject to such option multiplied by the exchange ratio, at an exercise price per Alcoa share (rounded up to the nearest whole cent) equal to the exercise price per RTI share subject to such option divided by the exchange ratio.

Performance share awards: The number of shares of RTI common stock subject to outstanding RTI performance share awards (“RTI PSAs”) will be fixed at the closing based on the deemed level of achievement of the performance targets applicable to RTI PSAs. Each RTI PSA granted in 2013, which by its terms vests at the closing, will be converted into the right to receive the merger consideration in respect of each RTI common share underlying such award. Each RTI PSA granted in 2014 or 2015 will be converted into an award (which for the avoidance of doubt will not be subject to any further performance-based vesting) covering shares of Alcoa common stock by multiplying the number of shares of RTI common stock subject to such RTI PSA by the exchange ratio (with the resulting number rounded down to the nearest whole share) and will continue to vest over time in accordance with its original service-vesting schedule.

Restricted shares: With respect to each outstanding award of restricted RTI common stock subject to vesting, repurchase or other lapse restrictions, such restrictions will, by their terms, lapse at closing and such award will be converted into the right to receive the merger consideration with respect to each RTI common share subject to such award.

Restricted stock unit awards: Each outstanding RTI restricted stock unit award (an “RTI RSU”) will be converted into a restricted stock unit award covering shares of Alcoa common stock by multiplying the number of shares of RTI common stock subject to such RTI RSU by the exchange ratio (with the resulting number rounded down to the nearest whole share) and will continue to vest over time in accordance with its original service-vesting schedule.

RTI	Will Hold Its Annual Meeting on July 21, 2015 (page 21)

The annual meeting of RTI shareholders will be held on July 21, 2015 at Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania 15622, at 4:00 p.m. Eastern Daylight Time. At the meeting, all holders of the RTI’s common stock at the close of business on June 2, 2015, will be asked to:

•	approve the adoption of the Agreement and Plan of Merger, dated as of March 8, 2015, by and among RTI, Alcoa Inc. and Ranger Ohio Corporation, pursuant to which Ranger Ohio Corporation will merge with and into RTI and RTI will become a wholly owned subsidiary of Alcoa Inc. as more fully described in the attached proxy statement/prospectus;

•	elect nine directors nominated by RTI’s board of directors;

•	ratify the appointment of PwC, as RTI’s independent registered public accounting firm for 2015;

•	approve (on a non-binding advisory basis) compensation of RTI’s named executive officers as disclosed in these materials;

•	approve (on a non-binding advisory basis) compensation that RTI’s named executive officers may receive in connection with the merger pursuant to existing agreements or arrangements with RTI; and

•	approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Only holders of record at the close of business on June 2, 2015, will be entitled to vote at the annual meeting. Each share of RTI common stock is entitled to one vote on each proposal to be considered at the RTI annual meeting. As of the record date, there were 30,800,913 shares of RTI common stock entitled to vote at the annual meeting. As of the record date, directors and executive officers of RTI and their affiliates owned and were entitled to vote 652,670 shares of RTI common stock, representing approximately 2.1% of the shares of RTI common stock outstanding on that date. RTI currently expects that its directors and executive officers will vote their shares in favor of the merger agreement proposal, the RTI directors proposal, the accountant proposal, the RTI compensation proposal, the RTI merger-related compensation proposal and the adjournment proposal, although none of them has entered into any agreements obligating them to do so.

To adopt the merger agreement, holders of two-thirds of the outstanding shares of RTI common stock entitled to vote at the annual meeting must vote in favor of approving the adoption of the merger agreement. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the adoption of the merger agreement, or abstention will have the same effect as a vote against approval of the merger agreement.

Under Ohio law and RTI’s Code of Regulations, the nine director candidates receiving the greatest number of votes for election will be elected to RTI’s board of directors. RTI shareholders may cast their votes for or withhold with respect to each nominee. RTI common shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote. Consistent with RTI’s Governance Guidelines, any nominee who fails to receive more votes cast for than withheld for his or her election to the board of directors must irrevocably tender his or her resignation. The failure to instruct your bank or broker with respect to the RTI directors proposal will result in your shares not being counted in determining the number of shares necessary for approval.

Ratification of the appointment of PwC as RTI’s independent registered public accounting firm for 2015 requires the favorable vote of a majority of the votes cast. An abstention does not represent a vote cast, and as such has no effect on the advisory vote.

Approval of the RTI compensation proposal and the RTI merger-related compensation proposal requires, in each case, the favorable vote of a majority of the votes cast. The result of the shareholder votes on the RTI compensation proposal and the RTI merger-related compensation proposal are not binding on RTI. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote. The failure to instruct your bank or broker with respect to the RTI compensation proposal or the RTI merger-related compensation proposal will result in your shares not being counted in determining the number of shares necessary for approval.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of RTI common stock entitled to vote on, and voting for or against or expressly abstaining with respect to, such proposal at the annual meeting, even if less than a quorum. Because approval of the adjournment proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the annual meeting, abstentions will have the same effect as a vote against this proposal. The failure to vote or failure to instruct your bank or broker with respect to the adjournment proposal, however, will have no effect on the adjournment proposal.

The Merger Is Intended to Be Tax-Free to Holders of RTI Common Stock as to the Shares of Alcoa Common Stock They Receive (page 137)

The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to RTI’s obligation to complete the merger that RTI receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to a holder of RTI common stock for United States federal income tax purposes as to the shares of Alcoa common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Alcoa common stock that such holder of RTI common stock would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of RTI common stock. Your tax consequences will depend on your individual situation. Accordingly, RTI strongly urges you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

RTI’s Officers and Directors Have Financial Interests in the Merger That Differ from Your Interests (page 108)

In considering the RTI board of directors’ recommendation to vote for the proposal to approve the adoption of the merger agreement, RTI shareholders should be aware that the directors and executive officers of RTI have interests in the merger that are different from, or in addition to, the interests of RTI shareholders generally and that may create potential conflicts of interest. The RTI board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending the approval of the merger agreement by RTI shareholders.

For a complete description of these interests, see “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108.

RTI’s	Shareholders Do Not Have Dissenters’ Appraisal Rights in the Merger (page 117)

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Ohio Revised Code. Because both RTI’s and Alcoa’s common stock is listed on the New York Stock Exchange, RTI’s shareholders do not have dissenters’ appraisal rights in the merger with respect to their shares of RTI common stock.

Conditions	That Must Be Satisfied or Waived for the Merger to Occur (page 130)

Currently, RTI and Alcoa expect to complete the merger in July 2015. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by RTI’s shareholders.

RTI and Alcoa cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination	of the Merger Agreement (page 132)

Either RTI or Alcoa may decide to terminate the merger agreement if the RTI shareholders fail to adopt the merger agreement at the annual meeting.

In addition, RTI and Alcoa may mutually agree in writing to terminate the merger agreement before completing the merger, even after the RTI shareholders adopt the merger agreement.

In addition, either RTI or Alcoa may decide to terminate the merger agreement, even after the RTI shareholders adopt the merger agreement, if:

•	an injunction has been entered permanently prohibiting the consummation of the merger and such injunction has become final and nonappealable, but the right to terminate the agreement in this circumstance will not be available to a party if the injunction is due to the failure of that party to perform any of its obligations under the merger agreement;

•	the merger has not been completed by December 8, 2015, if (i) the failure to complete the merger by that date is not caused by the terminating party’s material breach of the merger agreement and (ii) the other party has not filed (and is not then pursuing) an action seeking specific performance as permitted by the merger agreement; or

•	the other party breaches the merger agreement in a way that would grant the party seeking to terminate the agreement the right not to consummate the merger, unless the breach is capable of being cured (and is cured) within 30 days following receipt of written notice of such breach (provided that the terminating party is not then in material breach of the merger agreement).

In addition, Alcoa, prior to the adoption of the merger agreement by the RTI shareholders, may terminate the merger agreement if RTI’s board of directors:

•	changes, qualifies, withholds, withdraws or modifies, in a manner adverse to Alcoa, its recommendation that RTI shareholders vote to adopt the merger agreement (or publicly proposes to do so);

•	takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication); or

•	adopts, approves or recommends to RTI shareholders an alternative acquisition proposal (or publicly proposes to do so).

In addition, Alcoa, prior to the adoption of the merger agreement by the RTI shareholders, may terminate the merger agreement if RTI materially breaches its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement.

In addition, RTI, prior to the adoption of the merger agreement by the RTI shareholders, may terminate the merger agreement if (i) RTI’s board of directors authorizes RTI to enter into a definitive agreement with respect to a superior proposal and (ii) RTI enters into such definitive agreement, in each case subject to complying in all material respects with the non-solicitation obligations and obligations with respect to other acquisition proposals set forth in the merger agreement.

Termination	Fee (page 133)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by RTI’s board of directors, RTI may be required to pay Alcoa a termination fee of $50 million. The termination fee could discourage other companies from seeking to acquire or merge with RTI.

Regulatory	Approvals Required for the Merger (page 117)

RTI and Alcoa have obtained all regulatory approvals required to complete the transactions contemplated by the merger agreement. In particular, Alcoa and RTI filed all notifications and filings required under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all notifications and filings required by the European Commission pursuant to Council Regulation 139/2004 of the European Union, as amended, and have received the requisite approvals in respect thereof.

Board	of Directors and Executive Officers of Alcoa Following Completion of the Merger (page 108)

The directors of RTI and its subsidiaries will resign as of the effective time of the merger. The composition of Alcoa’s board of directors and executive officers is not anticipated to change in connection with the completion of the merger.

The	Rights of RTI Shareholders Will Change as a Result of the Merger (page 142)

The rights of RTI shareholders will change as a result of the merger due to differences in Alcoa’s and RTI’s governing documents. The rights of RTI shareholders are governed by Ohio law, and by RTI’s articles of incorporation and code of regulations, each as amended to date (which is referred to as RTI’s articles of incorporation and code of regulations, respectively). Upon the completion of the merger, the rights of RTI shareholders will be governed by Pennsylvania law, Alcoa’s articles of incorporation and bylaws (which is referred to as Alcoa’s articles of incorporation and bylaws, respectively).

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of the Alcoa and RTI governing documents.

Information	about the Companies (page 45)

Alcoa

Alcoa is a global leader in lightweight metals engineering and manufacturing. Alcoa’s multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications. Alcoa is also the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its participation in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Sales of primary aluminum and alumina represent approximately 40% of Alcoa’s revenues. Alcoa operates in 30 countries. The United States and Europe generated 51% and 27%, respectively, of Alcoa’s sales in 2014. Alcoa is incorporated under the laws of the Commonwealth of Pennsylvania and headquartered in New York, New York.

Alcoa’s principal executive offices are located at 390 Park Avenue, New York, New York 10022-4608. The telephone number of its investor relations office is (212) 836-2674, and the telephone number of the office of the secretary is (212) 836-2732.

Additional information about Alcoa and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158.

RTI

RTI is a leading producer and global supplier of titanium mill products, and a manufacturer of fabricated titanium and specialty metal components for the international aerospace, defense, energy, medical device, and other consumer and industrial markets. It is a successor to entities that have been operating in the titanium industry since 1951. RTI first became publicly traded on the New York Stock Exchange in 1990 under the name RMI Titanium Co. and the symbol “RTI”, and was reorganized into a holding company structure in 1998 under the name RTI International Metals, Inc.

RTI’s principal executive offices are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, Pennsylvania 15108-2973 and RTI’s telephone number is (412) 893-0026. RTI’s website can be accessed at http://www.rtiintl.com. Information contained in RTI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Additional information about RTI and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALCOA

The following table presents selected historical consolidated financial data of Alcoa for the periods and at the dates indicated. The historical consolidated financial information (except for shipments and realized prices) for Alcoa for each of the years in the five-year period ended December 31, 2014 is derived from the audited consolidated financial statements of Alcoa as of and for each of the five years ended December 31, 2014. The historical consolidated financial information (except for shipments and realized prices) for Alcoa as of and for the three months ended March 31, 2015 and 2014 has been derived from unaudited interim consolidated financial statements of Alcoa. The data should be read in conjunction with Alcoa’s consolidated financial statements, the notes to the consolidated financial statements and the information in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158 for instructions on how to obtain the information that has been incorporated by reference.

(dollars in millions, except per-share amounts and realized prices;

shipments in thousands of metric tons [kmt])

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Sales	$5,819	$5,454	$23,906	$23,032	$23,700	$24,951	$21,013
Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$195	$(178)	$268	$(2,285)	$191	$614	$262
Loss from discontinued operations	—	—	—	—	—	(3)	(8)

Net income (loss)	$195	$(178)	$268	$(2,285)	$191	$611	$254

Earnings per share attributable to Alcoa common shareholders:
Basic:
Income (loss) from continuing operations	$0.15	$(0.16)	$0.21	$(2.14)	$0.18	$0.58	$0.25
Loss from discontinued operations	—	—	—	—	—	(0.01)	—

Net income (loss)	$0.15	$(0.16)	$0.21	$(2.14)	$0.18	$0.57	$0.25

Diluted:
Income (loss) from continuing operations	$0.14	$(0.16)	$0.21	$(2.14)	$0.18	$0.55	$0.25
Loss from discontinued operations	—	—	—	—	—	—	(0.01)

Net income (loss)	$0.14	$(0.16)	$0.21	$(2.14)	$0.18	$0.55	$0.24

Shipments of alumina (kmt)	2,538	2,649	10,652	9,966	9,295	9,218	9,246
Shipments of aluminum products (kmt)	1,091	1,156	4,794	4,994	5,197	5,037	4,757
Alcoa’s average realized price per metric ton of primary aluminum	$2,420	$2,205	$2,405	$2,243	$2,327	$2,636	$2,356
Cash dividends declared per common share	$0.03	$0.03	$0.12	$0.12	$0.12	$0.12	$0.12
Total assets	$35,694	$35,605	$37,399	$35,742	$40,179	$40,120	$39,293
Total debt	$8,817	$7,747	$8,852	$8,319	$8,829	$9,371	$9,165
Cash provided from (used for) operations	$(175)	$(551)	$1,674	$1,578	$1,497	$2,193	$2,261
Capital expenditures	$247	$209	$1,219	$1,193	$1,261	$1,287	$1,015

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RTI

The following table presents selected historical consolidated financial data of RTI for the periods and at the dates indicated. The historical consolidated financial information for RTI for each of the years in the five-year period ended December 31, 2014 is derived from the audited consolidated financial statements of RTI as of and for each of the five years ended December 31, 2014. The historical consolidated financial information for RTI as of and for the three months ended March 31, 2015 and 2014 has been derived from unaudited interim consolidated financial statements of RTI. The data should be read in conjunction with RTI’s consolidated financial statements, the notes to the consolidated financial statements and the information in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158 for instructions on how to obtain the information that has been incorporated by reference.

(dollars in thousands, except per share data)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013	2012(3)	2011	2010
Income Statement Data:
Net sales	$198,492	$174,545	$793,579	$783,273	$699,987	$488,352	$398,163
Operating income	12,164	1,617	70,327	62,015	47,417	23,382	14,423
Income (loss) before income taxes	3,424	(5,405)	41,738	22,796	29,138	7,793	12,182
Net income (loss) from continuing operations	4,533	(3,816)	31,701	15,657	13,453	(2,308)	(18,122)
Basic earnings (loss) per share—continuing operations	$0.15	$(0.13)	$1.03	$0.51	$0.44	$(0.08)	$(0.61)
Diluted earnings (loss) per share—continuing operations	$0.15	$(0.13)	$1.03	$0.51	$0.44	$(0.08)	$(0.61)

	March 31,		December 31,
	2015	2014	2014(1)	2013(2)	2012(3)	2011	2010
Balance Sheet Data:
Working capital	$705,621	$772,189	$698,578	$791,143	$472,084	$586,965	$638,519
Total assets	1,568,745	1,500,343	1,565,694	1,505,545	1,220,092	1,100,996	1,089,606
Long-term debt	461,152	434,209	456,657	430,300	198,337	186,981	178,107
Total shareholders’ equity	792,866	767,602	795,480	773,974	708,239	694,640	696,529

(1)	In 2014, the outstanding principal amount of 3.000% Convertible Senior Notes due 2015 (the “2015 Notes”) was reclassified to current portion of long-term debt. The 2015 Notes are due in December 2015.
(2)	RTI issued the $402.5 million aggregate principal amount of 1.625% Convertible Senior Notes due 2019 (the “2019 Notes”), and repurchased approximately $115.6 million of the then outstanding $230 million aggregate principal amount 2015 Notes in April 2013.
(3)	In 2012, RTI acquired RTI Remmele Engineering, Inc. and RTI Remmele Medical, Inc.

COMPARATIVE PER SHARE DATA

The below table sets forth selected historical as reported and unaudited pro forma per share information of Alcoa and RTI.

As Reported Per Share Information of Alcoa and RTI. The as reported per share information of each of Alcoa and RTI below is derived from the audited financial statements as of, and for the year ended, December 31, 2014 and the unaudited financial statements as of, and for the three months ended, March 31, 2015 for each such company.

Pro Forma Combined Per Share Information of Alcoa. The unaudited pro forma combined per share information of Alcoa below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2014, and assuming that 2.8315 shares of Alcoa common stock had been issued in exchange for each (i) outstanding share of RTI common stock, (ii) issuable share of RTI common stock related to its two outstanding series of convertible senior notes and (iii) issuable share of RTI common stock related to its compensatory equity awards that either could be issued prior to the completion of the merger or become entitled to receive the merger consideration. This unaudited pro forma combined per share information also provides for the consideration of an after-tax estimate for additional depreciation expense due to a step-up in asset basis and a reduction in interest expense related to RTI’s two outstanding series of convertible senior notes. The unaudited pro forma combined per share information of Alcoa is derived from the audited financial statements, as adjusted for the applicable pro forma adjustments, as of, and for the year ended, December 31, 2014 and the unaudited financial statements, as adjusted for the applicable pro forma adjustments, as of, and for the three months ended, March 31, 2015 for Alcoa and RTI.

The unaudited pro forma combined per share information of Alcoa does not purport to represent the actual results of operations and financial position that Alcoa would have achieved had the companies been combined during the year ended December 31, 2014 or the three months ended March 31, 2015 or to project the future results of operations and financial position that Alcoa may achieve after the merger.

Equivalent Pro Forma Per Share Information of RTI. The unaudited equivalent pro forma per share amounts of RTI below are calculated by multiplying the unaudited pro forma combined per share amounts of Alcoa by the exchange ratio (2.8315 shares of Alcoa common stock for each share of RTI common stock) so that the per share amounts are equated to the respective values for one share of RTI common stock.

Generally. You should read the below information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements of Alcoa and RTI and related notes that are incorporated into this proxy statement/prospectus by reference. See “Selected Historical Consolidated Financial Data of Alcoa,” “Selected Historical Consolidated Financial Data of RTI” and “Where You Can Find More Information” beginning on pages 12, 13 and 158, respectively, of this proxy statement/prospectus.

Per common share data	As Reported		Pro Forma
	Alcoa	RTI	Alcoa Combined	RTI Equivalent
For the year ended December 31, 2014
Income from continuing operations—basic	$0.21	$1.03	$0.21	$0.59
Income from continuing operations—diluted(1)	$0.21	$1.03	$0.21	$0.59
Cash dividends(2)	$0.12	—	$0.12	$0.34
As of December 31, 2014
Book value(3)	$9.07	$25.89	$9.45	$26.76
For the three months ended March 31, 2015
Income from continuing operations—basic	$0.15	$0.15	$0.13	$0.37
Income from continuing operations—diluted(1)	$0.14	$0.15	$0.13	$0.37
Cash dividends(2)	$0.03	—	$0.03	$0.08
As of March 31, 2015
Book value(3)	$8.43	$25.75	$8.85	$25.06

(1)	The Alcoa pro forma combined income from continuing operations—diluted per share amount excludes the potential dilution from RTI compensatory equity awards outstanding that will remain outstanding subsequent to the merger (see “The Merger Agreement” beginning on page 118 of this proxy statement/prospectus for additional information).
(2)	The Alcoa pro forma combined cash dividends per share is the same as the as reported amount because no change in dividend policy is expected as a result of the merger.
(3)	Book value per share is calculated by dividing total shareholders’ equity (excluding preferred stock) by the number of common shares outstanding at the end of the period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of Alcoa, RTI and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Alcoa, RTI, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

These forward-looking statements are predicated on the beliefs and assumptions of each of Alcoa management and RTI management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Factors that could cause or contribute to such differences include, but are not limited to, (1) the matters set forth under “Risk Factors” beginning on page 17; (2) the possibility that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; (3) that the transaction may not be timely completed, if at all; (4) that prior to the completion of the transaction or thereafter, Alcoa’s and RTI’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; (5) that the parties are unable to successfully implement integration strategies; (6) that required shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; (7) reputational risks and the reaction of the companies’ customers to the transaction; (8) diversion of management time on merger-related issues; and (9) those factors referenced in Alcoa’s and RTI’s filings with the SEC.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Alcoa and RTI claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Alcoa and RTI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Alcoa, RTI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 16 and the matters discussed under the caption “Risk Factors” in the Annual Reports on Forms 10-K filed by Alcoa and RTI, respectively, for the year ended December 31, 2014, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on the merger agreement proposal.

Because the exchange ratio is fixed and the market price of Alcoa common stock will fluctuate, RTI shareholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of RTI common stock will be converted into 2.8315 shares of Alcoa common stock, plus cash in lieu of any fractional shares. Because the exchange ratio is fixed, the value of the shares of Alcoa common stock that will be issued to you in the merger will depend on the market price of Alcoa common stock at the time the shares are issued. There will be no adjustment to the fixed number of shares of Alcoa common stock that will be issued to you based upon changes in the market price of Alcoa common stock or RTI common stock prior to the closing. Neither Alcoa nor RTI is permitted to terminate the merger agreement or resolicit the vote of RTI shareholders solely because of changes in the market price of either company’s stock.

The market price of Alcoa common stock at the time the merger is completed may vary from the market price of Alcoa common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the RTI annual meeting as a result of various factors that are beyond the control of Alcoa and RTI, including but not limited to general market and economic conditions, changes in each of RTI’s and Alcoa’s respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption of the merger agreement by RTI shareholders, completion of the merger is subject to the satisfaction of other conditions that may not occur until after the RTI annual meeting. Therefore, at the time of the RTI annual meeting you will not know the precise value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of Alcoa common stock and for shares of RTI common stock.

The market price of Alcoa common stock after the merger may be affected by factors different from those affecting the shares of Alcoa or RTI currently.

Upon completion of the merger, holders of RTI common stock will become holders of Alcoa common stock. Alcoa’s business differs from that of RTI, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Alcoa and RTI. For a discussion of the businesses of Alcoa and RTI and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 158.

Combining the two companies may be more difficult, costly or time-consuming than expected.

Alcoa and RTI have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on RTI and Alcoa’s ability to successfully combine the businesses of Alcoa and RTI. To realize these anticipated benefits, after the completion of the merger, Alcoa expects to integrate RTI’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Alcoa’s ability to successfully conduct its business in the markets in which RTI now operates, which could have an adverse effect on Alcoa’s financial results and the value of its common stock. If Alcoa experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. There also may be business disruptions that cause RTI to lose customers or cause customers to move their business to competing companies. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of RTI and Alcoa during this transition period and for an undetermined period after consummation of the merger.

Alcoa may fail to realize the cost savings estimated for the merger.

Alcoa estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Alcoa continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume Alcoa’s ability to combine the businesses of Alcoa and RTI in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or Alcoa is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The fairness opinion rendered to the board of directors of RTI by its financial advisor was based on the financial analyses performed by RTI’s financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to RTI’s financial advisor, as of the date of its fairness opinion. As a result, the fairness opinion does not reflect changes in events or circumstances after the date of the fairness opinion. RTI has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred between signing the merger agreement and the completion of the merger.

The fairness opinion rendered to the board of directors of RTI by Barclays was provided in connection with, and at the time of, the board of directors’ evaluation of the merger and the merger agreement. Barclays’ fairness opinion was based on the financial analyses performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Barclays, as of the date of its opinion, which may have changed, or may change, after the date of the fairness opinion. RTI has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Barclays and RTI will not obtain an updated fairness opinion prior to the completion of the merger. Changes in the operations and prospects of RTI or Alcoa, general market and economic conditions and other factors that may be beyond the control of RTI and Alcoa, and on which the fairness opinion was based, may alter the value of RTI or Alcoa or the prices of shares of RTI common stock or Alcoa common stock by the time the merger is completed. The fairness opinion does not speak as of any date other than the date of the fairness opinion. The fairness opinion is included as Annex B to this proxy statement/prospectus. For a description of the fairness opinion that RTI received from its financial advisor, please refer to “The Merger—Opinion of Barclays Capital Inc.” on page 97. For a description of the other factors considered by RTI’s board of directors in determining to approve the merger, please refer to “The Merger—RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors” on page 91.

The shares of Alcoa common stock to be received by RTI shareholders as a result of the merger will have different rights from the shares of RTI common stock they currently hold.

Following completion of the merger, holders of RTI common stock will no longer be shareholders of RTI, an Ohio corporation, but will instead be shareholders of Alcoa, a Pennsylvania corporation. The rights associated with RTI common stock are different from the rights associated with Alcoa common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights” beginning on page 142.

RTI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

RTI shareholders currently have the right to vote in the election of the RTI board of directors and on other matters affecting RTI. When the merger occurs, each RTI shareholder that receives shares of Alcoa common stock will become a shareholder of Alcoa with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of RTI. Because of this, RTI shareholders will have less influence on the management and policies of Alcoa than they now have on the management and policies of RTI.

RTI will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on RTI. These uncertainties may impair RTI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with RTI to seek to change existing business relationships with RTI. Retention of certain employees by RTI may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with RTI. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with RTI, RTI’s business following the merger could be harmed. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 124 of this proxy statement/prospectus for a description of the restrictive covenants applicable to RTI.

Termination of the merger agreement could negatively impact RTI.

If the merger agreement is terminated, there may be various consequences. For example, RTI’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the market price of RTI common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and RTI’s board of directors seeks another merger or business combination, RTI shareholders cannot be certain that RTI will be able to find a party willing to pay the equivalent or greater consideration than that which Alcoa has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by RTI’s board of directors, RTI may be required to pay Alcoa a termination fee of $50 million.

The directors and executive officers of RTI have interests and arrangements that may have influenced their decisions to support or recommend that you adopt the merger agreement.

Some of the interests of the directors and executive officers of RTI are different from those of RTI common shareholders in general, and directors and officers of RTI are participants in arrangements that are different from, or in addition to, those of RTI common shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108.

RTI shareholders do not have dissenters’ appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. RTI’s shareholders are not entitled to any appraisal rights in connection with the merger. See the sections of this proxy statement/prospectus entitled “The Merger—RTI Shareholders Do Not Have Dissenters’ Appraisal Rights in the Merger” beginning on page 117 and “Comparison of Shareholders’ Rights—Rights of Dissenting Shareholders” beginning on page 152.

THE RTI ANNUAL MEETING

This section contains information for RTI shareholders about the annual meeting that RTI has called to allow its shareholders to consider and adopt the merger agreement and other proposals set forth herein. RTI is mailing this proxy statement/prospectus to you, as a RTI shareholder, on or about June 22, 2015. Together with this proxy statement/prospectus, RTI is also sending to you a notice of the annual meeting of RTI shareholders and a form of proxy card that RTI’s board of directors is soliciting for use at the annual meeting and at any adjournments or postponements of the annual meeting.

This proxy statement/prospectus is also being furnished by Alcoa to RTI shareholders as a prospectus in connection with the issuance of shares of Alcoa common stock upon completion of the merger.

Date, Time and Place of Meeting

The annual meeting will be held July 21, 2015 at Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania 15622, at 4:00 p.m. Eastern Daylight Time.

Matters to Be Considered

At the annual meeting of shareholders, you will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement and the transactions it contemplates;

•	election of the nine directors nominated by the RTI board of directors;

•	a proposal to ratify the appointment of PwC as RTI’s independent registered public accounting firm for 2015;

•	a non-binding advisory vote to approve compensation of RTI’s named executive officers as disclosed in these materials;

•	a non-binding advisory vote to approve compensation that certain executive officers of RTI may receive in connection with the merger pursuant to existing agreements or arrangements with RTI; and

•	a proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Recommendation of the RTI Board of Directors

RTI’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of RTI and its shareholders and has unanimously approved the merger and the merger agreement. RTI’s board of directors unanimously recommends that RTI shareholders vote “FOR” approval of the merger agreement, “FOR” the directors proposal, “FOR” the accountant proposal, “FOR” the compensation proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. See “The Merger—RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors” on page 91 for a more detailed discussion of the RTI board of directors’ recommendation.

Record Date and Quorum

RTI’s board of directors has fixed the close of business on June 2, 2015, as the record date for determining the holders of RTI common stock entitled to receive notice of and to vote at the RTI annual meeting.

As of the record date, there were 30,800,913 shares of RTI common stock outstanding and entitled to vote at the RTI annual meeting held by approximately 535 holders of record. Each share of RTI common stock entitles the holder to one vote at the RTI annual meeting on each proposal to be considered at the RTI annual meeting.

The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of RTI common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. All shares of RTI common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the RTI annual meeting. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Shares Held by Officers and Directors

As of the record date, directors and executive officers of RTI and their affiliates owned and were entitled to vote 652,670 shares of RTI common stock, representing approximately 2.1% of the shares of RTI common stock outstanding on that date. RTI currently expects that its directors and executive officers will vote their shares in favor of the merger agreement proposal, the directors proposal, the accountant proposal, the compensation proposal, the merger-related compensation proposal and the adjournment proposal, although none of them has entered into any agreements obligating them to do so. Approval of the merger agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of RTI common stock entitled to vote at the annual meeting. See “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of RTI common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you may vote in any one of the following three ways:

•	by Internet: go to the website shown on the enclosed proxy card;

•	by telephone: call the toll-free number shown on the enclosed proxy card (1-800-652-8683) and follow the voice prompts using a touch-tone telephone; or

•	by mail: sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals as recommended by the RTI board of directors.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

Each share of the RTI’s common stock is entitled to one vote per share. The specific votes required to approve each proposal is discussed at the end of each proposal as set forth in this proxy statement/prospectus. Common shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted for each proposal as set forth therein.

All shares represented by valid proxies (including those given by telephone or the Internet) that RTI receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement, “FOR” the directors proposal, “FOR” the accountant proposal, “FOR” the compensation proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the annual meeting or at any adjournment or postponement of the annual meeting.

RTI shareholders should not send RTI stock certificates with their proxy cards. After the merger is completed, holders of RTI common stock will be mailed a transmittal form with instructions on how to exchange their RTI stock certificates for the merger consideration.

Shares Held in Street Name; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of RTI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” such as approval of the merger agreement proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the RTI annual meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. It is expected that brokers, banks and other nominees will not have discretionary authority to vote on the merger agreement proposal, the RTI directors proposal, the RTI compensation proposal, the RTI merger-related compensation proposal or the adjournment proposal and, as a result, RTI anticipates that there will not be any broker non-votes cast in connection with these proposals. Therefore, if your broker, bank or other nominee holds your shares of RTI common stock in “street name,” your broker, bank or other nominee will vote your shares of RTI common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a RTI Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to RTI’s corporate secretary, (3) voting again by telephone or the Internet, or (4) attending the annual meeting in person, notifying the corporate secretary, and voting by ballot at the annual meeting.

Any RTI shareholder entitled to vote in person at the annual meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying RTI’s corporate secretary) of a RTI shareholder at the annual meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Westpointe Corporate Center One

1550 Coraopolis Heights Road, Fifth Floor

Pittsburgh, Pennsylvania 15108-2973

Attention: Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

RTI will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, RTI will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of RTI common stock and secure their voting instructions. RTI will reimburse the record holders for their reasonable expenses in taking those actions. RTI has also made arrangements with Georgeson Inc. to assist it in soliciting proxies and has agreed to pay them $13,500 plus reasonable out-of-pocket expenses for these services. If necessary, RTI may use several of its regular employees, who will not be specially compensated, to solicit proxies from the RTI shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of RTI common stock as of the record date, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the annual meeting. RTI shareholders of record can vote in person at the annual meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meeting. If you plan to attend the annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership as of the record date. In addition, you must bring a form of personal photo identification with you in order to be admitted. RTI reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the annual meeting is prohibited without RTI’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of RTI common stock, please contact Georgeson Inc., RTI’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(800) 733-6198 (toll free)

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI is committed to conducting business both ethically and legally. Ethical and legal conduct in all of RTI’s business affairs is essential to RTI’s future. RTI’s Code of Ethical Business Conduct, adopted by the RTI board of directors, applies to all directors and employees of RTI, including all of RTI’s executive and other officers, and its principles extend to those with whom RTI conducts business. RTI’s Code of Ethical Business Conduct complies with the requirements of the New York Stock Exchange (the “NYSE”) and Securities and Exchange Commission (“SEC”) regulations.

RTI’s Code of Ethical Business Conduct is posted under the Investor Relations link on RTI’s website, www.rtiintl.com. Any amendments to RTI’s Code of Ethical Business Conduct, or waivers of its application with respect to RTI’s directors or executive officers, will be disclosed promptly on RTI’s website. There were no waivers or significant amendments during 2014.

Corporate Governance Guidelines

RTI’s Corporate Governance Guidelines (the “Governance Guidelines”) were adopted by the RTI board of directors to promote sound corporate citizenship. The Governance Guidelines, together with the charters for the RTI board committees, provide the framework for RTI’s corporate governance. The Governance Guidelines, which comply with the requirements of the NYSE, address a number of topics, including: the size and role of the RTI board of directors; director resignations; non-employee director executive sessions; Board and committee meeting attendance; access to senior management and advisors; Board compensation; Board independence, composition, and membership criteria; Board and committee self-assessments; director orientation and continuing education; retirement age; and the RTI board of directors nomination process.

RTI’s Governance Guidelines are posted under the Investor Relations link on RTI’s website, www.rtiintl.com.

Director Education

RTI has educational presentations from time to time at Board and committee meetings, and RTI encourages its directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from RTI for the reasonable costs incurred in connection with his or her attendance. All of the then-elected directors attended a formal continuing education session on corporate governance sponsored by RTI in October 2014. In addition, directors were given the opportunity to participate in online cybersecurity training that addressed topics such as e-mail security, passwords, smartphone security, social engineering and URL training.

The Board of Directors

The business and affairs of RTI are conducted under the general direction of the RTI board of directors. The RTI board of directors presently consists of ten members:

Daniel I. Booker, Jr.	Dawne S. Hickton	James A. Williams
Ronald L. Gallatin	Edith E. Holiday	Arthur B. Winkleblack
Robert M. Hernandez	Jerry Howard
David P. Hess	Bryan T. Moss

The RTI board of directors met nine times during 2014. All of RTI’s directors attended 75% or more of the total number of meetings of the RTI board of directors and of the committees on which they serve. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors, and in the Chairman’s absence, the chair of the Nominating/Corporate Governance Committee chairs the meeting.

Director Independence

Dawne S. Hickton was the only member of the RTI board of directors in 2014 who was also an officer and employee of RTI or its subsidiaries. The RTI board of directors reviewed existing director and director nominee independence in accordance with RTI’s Governance Guidelines and applicable SEC and NYSE rules and listing standards relating to independence, including any transactions or relationships between each current director or nominee for director with RTI (either directly or as a partner, stockholder or officer of any organization that has a relationship with RTI). As a result of such review, the RTI board of directors determined that other than Ms. Hickton, all current directors (Daniel I. Booker, Jr., Ronald L. Gallatin, Robert M. Hernandez, David P. Hess, Edith E. Holiday, Jerry Howard, Bryan T. Moss, James A. Williams and Arthur B. Winkleblack) do meet RTI’s Governance Guidelines and applicable NYSE requirements relating to board and committee independence.

Transactions with Related Parties

RTI is aware of no transactions with RTI involving over $120,000 since the beginning of 2014 in which any of RTI’s directors, director nominees, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. RTI recognizes that transactions between RTI and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of RTI.

As a result of Mr. Hess’ assumption of the role of Senior Vice President, Aerospace Business Development for United Technologies Corporation (“UTC”) in January 2015, RTI has assessed RTI’s transactions with subsidiaries of UTC. Several of RTI’s subsidiaries sold products to UTC’s subsidiaries, in an aggregate amount of approximately $11.2 million, which constitutes less than 0.017% of the consolidated gross revenues of UTC in 2014. These contracts pre-date Mr. Hess’ current role at UTC and the RTI board of directors does not believe Mr. Hess has a direct or indirect material interest in such transactions.

Although as a general matter, and in accordance with RTI’s Code of Ethical Business Conduct and RTI’s Conflict of Interest Policy (both of which are available under the Investor Relations link on RTI’s website at www.rtiintl.com), RTI’s preference is to avoid transactions in which any of RTI’s related parties had or will have a direct or indirect material interest, RTI recognizes that, from time to time, such related party transactions may be contemplated. On an annual basis, RTI asks all non-union employees to review RTI’s Code of Ethical Business Conduct and Conflict of Interest Policy and to certify their compliance with these policies in writing. In the event that RTI becomes aware, through this process or otherwise during the year, that a potential transaction with a related party is being contemplated, the matter would be reviewed and considered by executive management or by the RTI board of directors. Based on this review, a determination is made as to whether RTI would have a material interest in the transaction and whether such transaction could present potential or actual conflicts of interest or create the appearance that RTI’s decisions are based on considerations other than the best interests of RTI and RTI’s shareholders. Only related-party transactions that, in the business judgment of RTI’s executive management or the RTI board of directors, as the case may be, are in the best interests of RTI should be approved or ratified, and all others should be rejected.

RTI also circulates an annual questionnaire to each of RTI’s non-employee directors, director nominees, and each executive officer of RTI in connection with the preparation of RTI’s proxy statement. Completion of this questionnaire allows RTI to review and address any actions that RTI should take with respect to any current or contemplated relationships each respondent may have with RTI’s significant customers, service providers, suppliers, or other vendors, which RTI identifies by name in the questionnaire.

Board Committees

There are five principal committees of the RTI board of directors. Committee membership, the primary functions of each committee, and the number of meetings held during 2014 are described below.

Name of Committee and Members	Primary Committee Functions	Number of Meetings
Audit Committee: James A. Williams (Chairman) Ronald L. Gallatin Robert M. Hernandez Arthur B. Winkleblack

•  Assists the RTI board of directors in overseeing RTI’s financial reporting process and systems of internal control over financial reporting

•  Assists RTI with legal and regulatory compliance requirements and qualifications, and the evaluation of the independence and performance of RTI’s internal auditors and independent registered public accounting firm

•  Has direct responsibility for the appointment, compensation, retention, and oversight of RTI’s independent registered public accounting firm

•  Periodic review of risk assessment as it relates to activities being contemplated or undertaken by management throughout the year

•  Submits the Audit Committee Report contained in the proxy statement

9

Compensation Committee: Daniel I. Booker (Chairman) David P. Hess Edith E. Holiday Jerry Howard Bryan T. Moss

•  Reviews and approves RTI’s compensation philosophy, including assessing the risks arising from RTI’s compensation philosophy, policies, and practices

•  Reviews and approves executive compensation programs, plans, and awards

•  Reviews and approves policies, principles, and procedures for selection and performance review of RTI’s Chief Executive Officer (the “CEO”) and other top members of management

•  Reviews and recommends to the full Board employment agreements, severance arrangements, and change in control agreements for RTI’s CEO and senior executives

•  Establishes goals and objectives for RTI’s CEO and other top management, setting the compensation of executive officers and, together with the independent directors, setting the CEO’s compensation, based on an evaluation of her performance

•  Determines whether to retain or terminate any compensation adviser (considering, among other things, the independence thereof)

•  Administers RTI’s long-term incentive plans and equity plans

•  Reviews management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement/prospectus

6

Name of Committee and Members	Primary Committee Functions	Number of Meetings
Nominating/Corporate Governance Committee: Edith E. Holiday (Chair) Daniel I. Booker Robert M. Hernandez	• Identifies individuals qualified to serve as directors • Recommends to the RTI board of directors the appropriate size of the RTI board of directors and candidates for election to the RTI board of directors, including at the Annual Meeting, and to fill vacancies occurring on the RTI board of directors • Oversees the evaluation process of the RTI board of directors • Reviews and evaluates RTI’s director compensation • Develops and recommends to the RTI board of directors corporate governance principles applicable to RTI as well as conducts periodic reviews of such principles	5

Executive Committee: Robert M. Hernandez (Chairman) Daniel I. Booker Dawne S. Hickton	• Assists the RTI board of directors in the discharge of its responsibilities • Reports all actions taken by the Executive Committee at the RTI board of directors’ next meeting	0

Strategic Transactions Committee: Robert M. Hernandez (Chairman) Ronald L. Gallatin Dawne S. Hickton Arthur B. Winkleblack	• Assists the RTI board of directors in the discharge of its responsibilities with respect to oversight of RTI’s evaluation of potential strategic transaction opportunities and/or major financings that may be brought forth from time to time by management or the RTI board of directors	0

Audit Committee—All members of RTI’s Audit Committee meet the NYSE’s rules and listing standards for audit committee independence. The RTI board of directors has determined that Messrs. Gallatin, Hernandez, Williams and Winkleblack are each qualified as an audit committee financial expert within the meaning of SEC regulations, and that each member of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee may, subject to applicable law and the listing requirements of the NYSE, delegate its responsibilities to subcommittees, composed solely of Audit Committee members, as deemed appropriate. RTI’s Audit Committee has adopted, and the RTI board of directors has approved, the Audit Committee charter, which may be accessed under the Investor Relations link on RTI’s website, www.rtiintl.com.

Compensation Committee—RTI’s Compensation Committee discharges the RTI board of directors’ duties concerning executive compensation. The Compensation Committee may, if appropriate, delegate matters within its responsibility to subcommittees composed of certain of its members. All members of RTI’s Compensation Committee meet the NYSE’s rules and listing standards for compensation committee independence. RTI’s Compensation Committee has adopted, and the RTI board of directors has approved, a Compensation Committee charter, which may be accessed under the Investor Relations link on RTI’s website, www.rtiintl.com.

For more information on the responsibilities and activities of RTI’s Compensation Committee, including the committee’s processes for determining executive compensation, see “Executive Compensation” beginning on page 48 of this proxy statement/prospectus.

Nominating/Corporate Governance Committee—All members of RTI’s Nominating/Corporate Governance Committee meet the NYSE’s rules and listing standards for independence for purposes of the Nominating/Corporate Governance Committee. RTI’s Nominating/Corporate Governance Committee has adopted, and the

RTI board of directors has approved, a Nominating/Corporate Governance Committee charter, which may be accessed under the Investor Relations link on RTI’s website, www.rtiintl.com.

Board Membership Selection Process

Board candidates are typically suggested by members of the Nominating/Corporate Governance Committee; however, it is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others as nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to RTI’s Secretary, at the address set forth under the caption “Where You Can Find More Information” on page 158 of this proxy statement/prospectus, for presentation to the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members and candidates for the RTI board of directors within the context of the current make-up of the full Board, which is premised on the concept that RTI’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that well serve RTI’s governance and strategic needs. Although the RTI board of directors does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria including the current composition of the RTI board of directors and the need to maintain a diversity of talents, genders, backgrounds, and perspectives. Further, candidates are evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity and sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. See “Other Matters—Shareholder Proposals” on page 156 of this proxy statement/prospectus for additional information regarding director candidate submission procedures. Additional information concerning director candidates is contained in RTI’s Governance Guidelines, which may be accessed under the Investor Relations link on RTI’s website at www.rtiintl.com.

Board Leadership Structure

Mr. Hernandez serves as the independent Chairman of the RTI board of directors and has served in such position since RTI became publicly traded. Ms. Hickton currently serves as Vice Chair, President, and CEO. The RTI board of directors believes this is currently the most appropriate structure for RTI as it allows each person to focus on their respective roles; RTI’s CEO can focus on the strategic direction of RTI and its day-to-day leadership and performance, while the Chairman can focus on providing guidance to RTI’s CEO and setting the agenda and presiding over meetings of the full Board.

The RTI board of directors does not have a written policy on whether or not the roles of CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee, as the RTI board of directors believes that it should be free to evaluate the current needs and interests of RTI and RTI’s shareholders at any given point in time and to make changes appropriate for those facts and circumstances.

Board’s Role in the Oversight of Risk Management

RTI’s Audit Committee has been designated to lead the RTI board of directors’ risk management responsibilities. Accordingly, in addition to its other duties, RTI’s Audit Committee schedules time for periodic review of risk assessment as it relates to activities being contemplated or undertaken by management throughout the year. In this role, RTI’s Audit Committee receives reports from management, internal audit, and other advisors, and regularly engages in serious and thoughtful discussion regarding RTI’s risk management process and system, the nature of the material risks RTI faces, and the adequacy of RTI’s policies and procedures that are designed to respond to and mitigate perceived and potential risks. Although RTI’s Audit Committee leads these efforts, risk management is also periodically reported on and discussed at the full Board level, and feedback is sought from each director as to the most significant risks faced by RTI. This is principally accomplished through submission of Audit Committee reports to the RTI board of directors and discussion with management.

RTI’s Audit Committee also leads the RTI board of directors’ oversight of cybersecurity, and over the past two years, the Audit Committee has received regular reports on cybersecurity from the Chief Information Officer or the Director-Information Security at its quarterly meetings. In addition, the RTI board of directors has received cybersecurity reports from the Chief Information Officer and, in January 2015, attended a presentation on information security by the Assistant U.S. Attorney for the Western District of Pennsylvania, National Security Cyber Specialist. The Audit Committee of the RTI board of directors believes that these reports and training enable it to appropriately evaluate cybersecurity risks that impact, or have the potential to impact, RTI.

In addition to the formal risk management program, the RTI board of directors and Audit Committee encourage management to promote a corporate culture that is sensitive to and understands risk management, and incorporates risk management into RTI’s overall corporate strategy as well as its day-to-day business operations. Additionally, RTI’s risk management structure includes an ongoing effort to assess and analyze the most likely areas of future risk for RTI and to address them as part of its long-term planning process.

Compensation Committee Interlocks and Insider Participation

RTI’s Compensation Committee currently consists of Messrs. Booker, Hess, Howard, Moss and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of RTI or any of its subsidiaries. None of RTI’s executive officers serve or have served as a member of the RTI board of directors, Compensation Committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of RTI’s directors or on RTI’s Compensation Committee.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to RTI that may be deemed to have beneficial ownership of more than five percent of the outstanding common stock of RTI based on information publicly available as of June 19, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

FMR LLC 245 Summer Street Boston, MA 02210	2,734,500	(1)	8.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,703,019	(2)	8.8%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,582,134	(3)	8.4%

The Carlyle Group L.P. 1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004	2,031,615	(4)	6.6%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,989,748	(5)	6.5%

(1)	This information is based solely on the Schedule 13G/A filed with the SEC on November 10, 2014 by FMR LLC. The shares reported reflect the beneficially ownership of FMR LLC, certain of its subsidiaries including various investment companies advised by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and a registered investment adviser. Edward C. Johnson 3d, Chairman of FMR LLC, Abigail P. Johnson, Vice Chairman, CEO and President of FMR LLC, and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the shares reported. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. One investment company, Fidelity Small Cap Discovery Fund, reported beneficial ownership of 2,185,000 shares.
(2)	This information is based solely on the Schedule 13G/A filed with the SEC on January 22, 2015, by BlackRock, Inc., a parent holding company or control person of the following subsidiaries: BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock Investment Management (UK) Limited. Such filing indicates that BlackRock, Inc. has sole voting power over 2,638,096 shares and sole dispositive power over all 2,703,019 shares reported.
(3)	This information is based solely on the Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reports sole dispositive power over all such shares and sole voting power with respect to 2,489,196 of such shares.
(4)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2013 by The Carlyle Group L.P. Each of The Carlyle Group L.P., Carlyle Group Management L.L.C., Carlyle Holdings I GP Inc., Carlyle Holdings I GP Sub L.L.C., Carlyle Holdings I L.P., TC Group, L.L.C., TC Group Sub L.P., TC Group CSP II, L.L.C., and CSP II General Partner, L.P. report shared voting and dispositive power over all shares reported. Carlyle Strategic Partners II, L.P. reports shared voting and dispositive power over 1,963,371 of the shares reported, CSP II Coinvestment, L.P. reports shared voting and dispositive power over 68,244 of the shares reported.
(5)	This information is based solely on the Schedule 13G/A filed with the SEC on February 10, 2015 by the Vanguard Group, Inc. (“Vanguard”). Vanguard’s wholly owned subsidiary, Vanguard Fiduciary Trust Company, is an investment manager for collective trust accounts and is the beneficial owner of 43,348 of the shares reported above. Vanguard’s wholly owned subsidiary, Vanguard Investments Australia, Ltd., is an investment manager of Australian investment offerings and is the beneficial owner of 1,855 of the shares reported above. Vanguard reports sole dispositive power over 1,946,400 of such shares and shared dispositive power over 43,348 of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of RTI’s common stock of each director and director nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares as to which the named person has or shares voting and/or investment power, as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of March 1, 2015.

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(9)
Daniel I. Booker	38,457		*
Ronald L. Gallatin	32,691		*
Robert M. Hernandez	84,186	(4)	*
Dawne S. Hickton	237,057		*
Edith E. Holiday	29,034		*
Jerry Howard	5,355		*
David P. Hess	1,611		*
William T. Hull	72,368		*
Michael G. McAuley	200		*
James L. McCarley	64,308	(5)	*
Bryan T. Moss	19,711	(6)	*
Patricia A. O’Connell	34,353	(7)	*
Chad Whalen	43,518		*
James A. Williams	22,896	(8)	*
Arthur B. Winkleblack	3,572		*
All directors and executive officers as a group (14 persons)(10)	654,964		2.3%

*	Indicates beneficial ownership of less than 1%.
(1)	Includes the following number of shares of common stock subject to stock options exercisable within 60 days of March 1, 2015 for the following persons: Dawne S. Hickton: 96,265; William T. Hull: 38,646; James L. McCarley: 28,554; and Chad Whalen: 25,756.
(2)	Includes the following number of restricted shares of RTI common stock for the following persons: Daniel I. Booker, 2,691; Ronald L. Gallatin, 2,691; Robert M. Hernandez, 4,305; Dawne S. Hickton, 28,963; Edith E. Holiday, 2,691; Jerry Howard, 2,691; David P. Hess, 1,611; William T. Hull, 6,811; Michael G. McAuley, 0; James L. McCarley, 12,691; Bryan T. Moss, 2,691; Chad Whalen, 4,586; James A. Williams, 2,691; Arthur Winkleblack, 2,691; Patricia A. O’Connell, 23,004.
(3)	Does not include the following number of shares of common stock subject to restricted stock units that are unvested as of March 1, 2015, and which will not vest within 60 days of March 1, 2015, for the following persons: Dawne S. Hickton, 25,770; Michael G. McAuley, 5,555; William T. Hull, 5,007; James L. McCarley, 9,534; and Chad Whalen, 4,814.
(4)	Includes for Mr. Hernandez 79,881 shares of common stock held in the Robert M. Hernandez Revocable Trust.
(5)	Does not include for Mr. McCarley 5,889 units (“Units”) reported to RTI and Mr. McCarley reflecting Mr. McCarley’s interest in a unitized RTI common stock fund available to participants in the RTI International Metals, Inc. Employee Savings and Investment Plan. Each Unit represents an unspecified number of shares of RTI common stock.
(6)	Includes for Mr. Moss 2,500 shares of common stock held in trust by Bryan T. Moss Premier Alliance LLP.
(7)	Ms. O’Connell’s share ownership is presented as of December 31, 2014, and includes 23,004 restricted shares of common stock and 1,968 shares of common stock subject to stock options exercisable within 60 days of December 31, 2014. Ms. O’Connell ceased to be an employee of RTI as of January 31, 2015.

(8)	Includes for Mr. Williams 4,065 shares of common stock held in an IRA.
(9)	There were 30,758,392 shares of RTI’s common stock outstanding as of March 1, 2015. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding; however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person.
(10)	The total for all directors and executive officers as a group does not include shares of common stock beneficially owned by Ms. O’Connell, who ceased being an executive officer as of January 31, 2015.

RTI PROPOSALS

PROPOSAL NO. 1—RTI MERGER PROPOSAL

RTI is asking its shareholders to adopt the merger agreement and the transactions contemplated thereby (including the issuance of Alcoa voting common stock in the merger pursuant to the merger agreement). Holders of RTI common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, RTI’s board of directors unanimously approved the merger agreement and declared the transactions contemplated thereby, including the merger, to be advisable and in the best interests of RTI and its shareholders. See “The Merger—RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors” on page 91 for a more detailed discussion of the RTI board of directors’ recommendation.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of RTI common stock entitled to vote at the annual meeting. You are entitled to one vote for each share of RTI common stock you held as of the record date. Because approval is based on the affirmative vote of two-thirds of shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the adoption of the merger agreement, or an abstention will have the same effect as a vote against adoption of the merger agreement.

The RTI board of directors unanimously recommends that RTI shareholders vote “FOR” the RTI merger proposal.

PROPOSAL NO. 2—ELECTION OF DIRECTORS

RTI’s directors are elected for one-year terms. The RTI board of directors has nominated nine directors for election—all of whom are current directors. A current director, Mr. Moss, is retiring from the RTI board of directors at the annual meeting of the RTI shareholders. Of the nine individuals who are nominees for election, one is a current RTI officer and the remaining eight are high-level current or former executives with significant professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the RTI board of directors.

The professional and personal backgrounds, experiences, qualifications, attributes, and skills of each nominee, as set forth below, reflect the qualities that RTI seeks in its board members. In addition to the specific examples set forth below, the RTI board of directors and RTI believe that all nominees possess additional qualifications, attributes, and skills that lead the RTI board of directors to believe the nominee should serve as a director, including broad-based business and industry knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment, and commitment to corporate citizenship.

Nominees for Director

DANIEL I. BOOKER	Age: 67
Partner	Director since 1995
Reed Smith LLP (law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000, he was Managing Partner, or chief executive, of Reed Smith. He is Chairman of the Pittsburgh Parks Conservancy; a member of the Judicial Council of Pennsylvania; a director of the Pennsylvania Lawyers Fund for Client Security; and an officer or director of other business, community, and professional organizations. Mr. Booker served as a director of Océ USA Holding, Inc. from 2001-2012. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania, and U.S. Supreme Court bars. In addition to Mr. Booker’s legal experience, he brings to the RTI board of directors demonstrated leadership skills, both professionally as the former Managing Partner of a large law firm and through his service as chairman and director of various community and professional organizations.

RONALD L. GALLATIN	Age: 69
Retired Managing Director	Director since 1996
Lehman Brothers Inc. (investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock, and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor, and master of laws (taxation) degrees and is a Certified Public Accountant. Mr. Gallatin provides financing and investment banking experience, as well as strategic advice, as a result of his career on Wall Street and educational background. Mr. Gallatin also brings a sense of social responsibility and fiduciary leadership as demonstrated through his involvement with various charitable organizations.

ROBERT M. HERNANDEZ	Age: 70
Chairman of the Board of RTI	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation (“USX”) (NYSE: X). He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of the BlackRock Equity Bond Mutual Fund Complex; lead director of American Casualty Excess (ACE) Limited; and a director of Eastman Chemical Company (NYSE: EMN). Mr. Hernandez served as a director of TE Connectivity from June 2007 until March 2012. As a former executive officer of USX and one of RTI’s original directors upon becoming publicly traded, he brings to the RTI board of directors a wealth of executive management and financial experience in the metals industry. Through his service as a director on various publicly-traded companies, Mr. Hernandez has considerable leadership, finance, and corporate governance experience.

DAVID P. HESS	Age: 59
Senior Vice President	Director since 2014
United Technologies Corporation
(aerospace and building systems)

In January 2015, Mr. Hess was appointed to the position of UTC Senior Vice President, Aerospace Business Development. In this newly created position, Mr. Hess works in collaboration with senior executives to strengthen relationships with key aerospace customers and partners, as well as in reviewing the corporation’s aerospace portfolio and evaluating acquisition opportunities. Mr. Hess retired from United Technologies Corp. in January 2014 after a 35-year career that included serving as president of the corporation’s Hamilton Sundstrand and Pratt & Whitney businesses. He was named Pratt & Whitney president in 2009 and was responsible for the company’s global operations in the design, manufacture and service of aircraft engines, auxiliary and ground power units and small turbojet propulsion products. Previously, he served four years as president of Hamilton Sundstrand, the United Technologies Corp. business where he began his professional career in 1979. Mr. Hess is chairman of the International Aero Engines (IAE) Board of Directors, and a member of the Aerospace Industries Association Board of Governor’s executive committee, where he served as board chairman in 2012. He also serves on the Board of Directors for Cytec Industries, Inc. (NYSE: CYT), a New Jersey-based specialty chemicals and material technology company. In addition, Mr. Hess serves on the boards of Hartford HealthCare, the National World War II Museum and other civic organizations. He holds a bachelor’s degree in physics from Hamilton College and a bachelor’s and master’s degree in electrical engineering from Rensselaer Polytechnic Institute. He was awarded an MIT Sloan Fellowship in 1989 and earned a master’s degree in management in 1990. Mr. Hess’s extensive experience in the aerospace industry, particularly as the leader of an engine manufacturer, augments the RTI board of directors’ knowledge of RTI’s markets and customers.

DAWNE S. HICKTON	Age: 57
Vice Chair, President, and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chair, President, and Chief Executive Officer of RTI since October 2009 and as Vice Chair and CEO of RTI since 2007. From June 2005 to April 2007, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel, and legal functions of RTI. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. Also, prior to her tenure with RTI, Ms. Hickton was an Assistant Clinical Professor of Law at the University of Pittsburgh School of Law and managed the innovative Corporation Counsel Clinic in conjunction with the Carnegie Mellon Graduate School of Industrial Administration. Prior to her academic career, Ms. Hickton was employed as an in-house counsel with another public company, USX Corporation. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. Ms. Hickton was elected to the board of directors of Jacobs Engineering Group Inc. (NYSE: JEC), a provider of technical professional and construction services, in May 2015. She served as a director of F.N.B. Corporation (NYSE: FNB) from 2006 until January 2013, and serves as a member of the Board of Trustees of the University of Pittsburgh, a member of the Board of Governors of the Aerospace Industries Association, and a director and President of the International Titanium Association. As a result of her executive experience, Ms. Hickton was appointed to the board of the Federal Reserve Bank of Cleveland, Pittsburgh branch in January 2012 and became its chair in January 2014. As the most senior executive of RTI, Ms. Hickton provides the RTI board of directors with insight into RTI’s business operations, opportunities, and challenges. In addition, Ms. Hickton’s history with RTI, metals industry experience, and leadership skills, as well as service on other boards of directors support her contributions to the RTI board of directors.

EDITH E. HOLIDAY	Age: 63
Former Government Official	Director since 1999

Ms. Holiday was elected as a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation (NYSE: HES); White Mountains Insurance Group, Ltd.; and Canadian National Railway Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. Ms. Holiday was a director of H.J. Heinz Company from 1994-2013. She has bachelor’s and juris doctor degrees from the University of Florida. Ms. Holiday’s service on the boards of multiple publicly-held companies allows her to bring leadership skills and experience in a variety of matters including corporate governance, compensation, and finance to RTI’s Board. This skill set, as well as her legal background and the experience gained while serving in various positions with the federal government, make Ms. Holiday a unique contributor to the RTI board of directors’ deliberations.

JERRY HOWARD	Age: 66
Retired Senior Vice President	Director since 2013
Marathon Oil Corporation
(international energy company)

Mr. Howard retired from Marathon Oil Corporation (“Marathon”) as Senior Vice President of Corporate Affairs, effective June 1, 2010, after thirty-five years of service. Mr. Howard had served in this role since 2002, managing Marathon’s information technology, global procurement, governmental affairs, corporate social responsibility, business and process transformation, and administrative services departments. Also at that time, he served as an adjunct to the public policy committee and the governance committee of the Marathon board of directors. As a senior executive at Marathon, he was a member of Marathon’s executive committee, salary and benefits committee, and served as treasurer of the Marathon Oil Company Foundation. From 1998-2002, Mr. Howard served as Vice President of Taxes of USX Corporation, the former parent company of Marathon. From 1997-1998, he was Vice President of Human Resources and Environment at Marathon. Mr. Howard has served as a director of many industry and community groups, including the National Association of Manufacturers, the Executive Committee of the Houston Forum, the Governmental Relations Advisory Committee of the Greater Houston Partnership, the American Petroleum Institute (“API”), the American Red Cross and Junior Achievement. He is also a former chairman of the Tax Coordinating Committee of the Business Roundtable, the General Committee on Taxation at the API and former president of the Center for Strategic Tax Reform. Mr. Howard earned a bachelor’s degree in accounting from Morris Brown College, a master’s degree in accounting and transportation from Northwestern University, and is a certified public accountant. The RTI board of directors believes Mr. Howard’s experience as a leader of strategic and legislative initiatives, his financial and taxation background, and his knowledge of the energy market will enhance the RTI board of directors’ capabilities.

JAMES A. WILLIAMS	Age: 70
Retired Partner	Director since 2005
Ernst & Young (accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years’ experience working with large multi-national clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University. Mr. Williams adds significant financial reporting and management skills as a result of his long career with a large public accounting firm, and further enhances the RTI board of directors’ knowledge base with respect to accounting, financial, and other matters.

ARTHUR B. WINKLEBLACK	Age: 57
Retired Executive	Director since 2013
H.J. Heinz Company
(packaged food manufacturer)

Mr. Winkleblack served as Executive Vice President and Chief Financial Officer of H.J. Heinz Company, a global packaged food manufacturer, from January 2002 through June 2013. From 1999 through 2001, Mr. Winkleblack was Acting Chief Operating Officer—Perform.com and Chief Executive Officer—Freeride.com at Indigo Capital. Earlier in his career, Mr. Winkleblack held senior finance roles at companies including the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal and Pepsico. Mr. Winkleblack is currently a member of the board of directors of Church & Dwight Co., Inc. (NYSE: CHD), a manufacturer of household, personal care and specialty products, for which he serves as chairman of the Compensation and Organization Committee and member of the Executive Committee. He is also a Senior Advisor to the CEO of Ritchie Brothers Auctioneers (RBA), an industrial auctioneer of used and unused equipment. Mr. Winkleblack has an MBA in Finance from the Wharton School at the University of Pennsylvania, and a BA in Business Economics from UCLA. The RTI board of directors believes that Mr. Winkleblack’s substantial executive experience provides him with knowledgeable perspectives on strategic planning, international operations, acquisitions and divestitures, financial controls and public reporting.

Vote Required

Under Ohio law and RTI’s Code of Regulations, the nine director candidates receiving the greatest number of votes for election will be elected to RTI’s board of directors. RTI shareholders may cast their votes for or withhold with respect to each nominee. RTI common shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote. Consistent with RTI’s Governance Guidelines, any nominee who fails to receive more votes cast for than withheld for his or her election to the RTI board of directors must irrevocably tender his or her resignation.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposal No. 2. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal No. 2 and will not be counted in determining the number of shares necessary for approval.

If your card is signed but a choice is not marked, the shares will be voted in favor of each of the listed nominees.

The RTI board of directors unanimously recommends a vote for each of the listed nominees.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC has served as the independent registered public accounting firm for RTI and its predecessors for a number of years. For 2014, PwC rendered professional services in connection with the audit of the financial statements of RTI and its subsidiaries, including review of quarterly reports and filings with the Securities and Exchange Commission, and provided tax services. It is knowledgeable about RTI’s operations and accounting practices and is well qualified to act as its independent registered public accounting firm, and RTI’s Audit Committee has selected PwC as such for 2015.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of RTI’s annual financial statements and review of financial statements in RTI’s Quarterly Reports on Form 10-Q in 2014 and 2013 were approximately $3.2 million and $3.4 million, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered by PwC were approximately $15,000 and $14,000 in 2014 and 2013, respectively. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services were approximately $190,000 in each of 2014 and 2013. The services comprising these fees primarily included tax compliance and consulting projects.

All Other Fees

Other than fees disclosed above, there were fees of $5,000 related to licensing fees in each of 2014 and 2013.

RTI’s Audit Committee pre-approves the audit plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled quarterly meeting, the audit plan and fees incurred to date are reviewed and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of RTI’s Audit Committee has been delegated authority by the full Audit Committee to pre-approve additional audit and non-audit fees between meetings, subject to review by the full Audit Committee at the next regularly scheduled meeting. For 2014 and 2013, no fees were subject to the de minimis exception.

Representatives of PwC will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PwC as RTI’s independent registered public accounting firm for 2015 requires the favorable vote of a majority of the votes cast. RTI shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 3. An abstention does not represent a vote cast, and as such has no effect on the advisory vote. Broker nonvotes will be counted for purposes of Proposal No. 3.

If your card is signed but a choice is not marked, the shares will be voted in favor of Proposal No. 3.

The RTI board of directors unanimously recommends a vote for ratification of the appointment of PricewaterhouseCoopers LLP as RTI’s independent registered public accounting firm for 2015.

PROPOSAL NO. 4—APPROVAL BY NON-BINDING VOTE OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

RTI annually provides its shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of RTI’s named executive officers as disclosed in this proxy statement/prospectus in accordance with the Section 14A of the Securities Exchange Act of 1934 and the related compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis” (“CD&A”) beginning on page 48 of this proxy statement/prospectus, the Pay Philosophy and Guiding Principles Governing Officer Compensation (the “Pay Philosophy”) adopted by RTI is intended to achieve multiple goals. It aims to promote achievement of RTI’s business objectives, to reinforce RTI’s strategies, to align RTI’s executives’ interests with those of RTI shareholders, and to recruit and retain outstanding executives through internally equitable and externally competitive compensation. RTI’s Compensation Committee continually reviews the compensation programs for RTI’s executive officers to ensure they achieve the desired goals of aligning RTI executive compensation structure with RTI shareholders’ interests and current market practices.

For 2014, RTI continued to emphasize performance-based objectives in its annual incentive program that support the business goals of RTI. Specifically, RTI’s Compensation Committee set pre-established target financial goals under the program that aligned with RTI’s 2014 business plan, which anticipated year-over-year improvement in operating income and managed working capital as a percentage of sales, and introduced a new metric, operating cash flow, which targeted a considerable increase in cash flow. RTI’s Compensation Committee also continued the practice of using long-term equity incentive awards (performance share awards, stock options, and restricted stock) as a significant portion of total compensation, so as to promote the long-term interests of RTI shareholders by retaining and motivating management.

From a financial perspective, 2014 saw RTI achieve record revenues and a significant increase in its operating income. In addition to stronger financial results, management’s performance on team and personal objectives largely exceeded expectations and contributed to a stronger RTI that is better positioned for growth and further creation of shareholder value.

RTI’s board of directors believes these compensation decisions reward performance and ensure that the long-term interests of RTI’s shareholders are served, and therefore asks for the support of RTI shareholders in approving the compensation of RTI’s named executive officers. Accordingly, RTI asks its shareholders to vote on the following resolution at the 2015 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables, and narrative disclosure set forth in this proxy statement.”

Vote Required and Effect of Vote on Proposal

Approval of Proposal No. 4 requires the favorable vote of a majority of the votes cast. The result of the shareholder vote on Proposal No. 4 is not binding on RTI. RTI’s board of directors will not be required to act in response to the results of the vote, as the ultimate decision regarding RTI’s named executive officers’ compensation remains with RTI’s Compensation Committee. RTI’s board of directors believes that its Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, appropriate, and competitive compensation recommendations and decisions that are in the best interest of RTI and its shareholders. However, RTI’s board of directors values the opinions of RTI shareholders as expressed through their votes and other communications.

Shareholders may cast their votes for, against, or abstain from voting with respect to Proposal No. 4. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote. If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 4. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the compensation of RTI’s named executive officers.

The RTI board of directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of RTI’s named executive officers as disclosed in this proxy statement/prospectus.

PROPOSAL NO. 5—RTI MERGER-RELATED COMPENSATION PROPOSAL

RTI is required pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder to include in this proxy statement/prospectus a proposal for a non-binding, advisory vote on the compensation that will or may be paid to each of RTI’s named executive officers (Dawne S. Hickton, James L. McCarley, William T. Hull, Michael G. McAuley, Patricia A. O’Connell and Chad Whalen) that is based on or otherwise relates to the merger and the other transactions contemplated by the merger agreement, as disclosed in this proxy statement/prospectus, including the disclosures set forth in the section entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus. This vote is commonly referred to as a “Golden Parachute say-on-pay” vote. This non-binding, advisory proposal relates only to already existing contractual obligations of RTI that may result in a payment to RTI’s named executive officers in connection with, or following, the consummation of the proposed merger and the other transactions contemplated by the merger agreement, does not relate to any new compensation or other arrangements between RTI’s named executive officers and Alcoa or, following the consummation of the merger and the other transactions contemplated by the merger agreement, Alcoa, RTI and their respective affiliates. Further, it does not relate to any compensation arrangement with RTI’s directors or executive officers who are not named executive officers.

RTI’s board of directors unanimously recommends that RTI shareholders approve the following resolution:

“RESOLVED, that the shareholders of RTI International Metals, Inc. approve, on an advisory (non-binding) basis, the compensation to be paid to RTI International Metals, Inc.’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation – RTI” in the proxy statement/prospectus, including the related footnotes, and the associated narrative disclosures in the section of the proxy statement/prospectus entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger.”

This vote on named executive officer compensation payable in connection with the merger is separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on RTI or the RTI board of directors. Accordingly, because RTI is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of this advisory vote. If a quorum is present at the annual meeting, the merger-related compensation proposal will be deemed approved if more votes are cast in favor of the proposal than are cast against it. The merger-related compensation payments are a part of RTI’s comprehensive executive compensation program and are intended to align RTI’s named executive officers’ interests with yours as shareholders by ensuring their continued retention and commitment during critical events such as the merger and the other transactions contemplated by the merger agreement, which may create significant personal uncertainty for them.

The description of the payments contained in the section entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus as well as in the table entitled “Golden Parachute Compensation – RTI” and the related footnotes, beginning on page 114 of this proxy statement/prospectus, is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable. RTI is asking RTI shareholders to approve the executive officer compensation that will or may become payable to each of RTI’s named executive officers as set forth in the table entitled “Golden Parachute Compensation – RTI” table beginning on page 114 of this proxy statement/prospectus and as described in the section entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus.

Vote Required and Effect of Vote on Proposal

Approval of Proposal No. 5 requires the favorable vote of a majority of the votes cast. The vote on the merger-related compensation proposal is a vote separate and apart from the other proposals at the RTI annual meeting, including the vote to approve the adoption of the merger agreement (Proposal No. 1) or the advisory vote on annual compensation of executive officers (Proposal No. 4). RTI shareholders may vote for the RTI merger-related compensation proposal and against the RTI merger proposal, and vice versa. Because the vote on the RTI merger-related compensation proposal is advisory only, it will not be binding on RTI. Accordingly, because RTI is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

RTI shareholders may cast their votes for, against, or abstain from voting with respect to Proposal No. 5. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote. If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 5. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the merger-related compensation proposal.

The RTI board of directors unanimously recommends that RTI shareholders vote “FOR” the merger-related compensation proposal.

PROPOSAL NO. 6—RTI ADJOURNMENT PROPOSAL

The RTI annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the RTI merger proposal.

If, at the RTI annual meeting, the number of shares of RTI common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, RTI intends to move to adjourn the RTI annual meeting to solicit additional proxies for the adoption of the merger agreement. In that event, RTI will ask its shareholders to vote upon the adjournment proposal, but not the merger proposal.

In this proposal, RTI is asking its shareholders to authorize the holder of any proxy solicited by the RTI board of directors on a discretionary basis to vote in favor of adjourning the RTI annual meeting to another time and place to solicit additional proxies, including the solicitation of proxies from RTI shareholders who have previously voted.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of RTI common stock entitled to vote on, and voting for or against or expressly abstaining with respect to, such proposal at the annual meeting, even if less than a quorum. Because approval of the adjournment proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the annual meeting, abstentions will have the same effect as a vote against this proposal. The failure to vote or failure to instruct your bank or broker with respect to the adjournment proposal, however, will have no effect on the adjournment proposal.

The RTI board of directors unanimously recommends that RTI shareholders vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Alcoa

Alcoa is a global leader in lightweight metals engineering and manufacturing. Alcoa’s multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications. Alcoa is also the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its participation in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Sales of primary aluminum and alumina represent approximately 40% of Alcoa’s revenues. Alcoa operates in 30 countries. In addition, Alcoa has investments and operating activities in, among others, Australia, Brazil, China, Guinea, Iceland, Russia, and Saudi Arabia. The United States and Europe generated 51% and 27%, respectively, of Alcoa’s sales in 2014. Alcoa is incorporated under the laws of the Commonwealth of Pennsylvania and headquartered in New York, New York.

Alcoa’s operations consist of four worldwide reportable segments: Alumina, Primary Metals, Global Rolled Products, and Engineered Products and Solutions.

•	Alumina: This segment represents a portion of Alcoa’s upstream operations and consists of Alcoa’s worldwide refinery system, including the mining of bauxite, which is then refined into alumina. Alumina is mainly sold directly to internal and external smelter customers worldwide or is sold to customers who process it into industrial chemical products. A portion of this segment’s third-party sales are completed through the use of agents, alumina traders, and distributors. More than half of Alcoa’s alumina production is sold under supply contracts to third parties worldwide, while the remainder is used internally by the Primary Metals segment.

•	Primary Metals: This segment represents a portion of Alcoa’s upstream operations and consists of Alcoa’s worldwide smelter system. Primary Metals receives alumina, mostly from the Alumina segment, and produces primary aluminum used by Alcoa’s fabricating businesses, as well as sold to external customers and traders. Results from the sale of aluminum powder, scrap, and excess power are also included in this segment, as well as the results of aluminum derivative contracts and buy/resell activity. Primary aluminum produced by Alcoa and used internally is transferred to other segments at prevailing market prices. The sale of primary aluminum represents approximately 90% of this segment’s third-party sales. Buy/resell activity occurs when this segment purchases metal and resells such metal to external customers or the midstream and downstream segments in order to maximize smelting system efficiency and to meet customer requirements.

•	Global Rolled Products: This segment represents Alcoa’s midstream operations, whose principal business is the production and sale of aluminum plate and sheet. A small portion of this segment’s operations relate to foil produced at one plant in Brazil. This segment includes rigid container sheet (RCS), which is sold directly to customers in the packaging and consumer market and is used to produce aluminum beverage cans. Seasonal increases in RCS sales are generally experienced in the second and third quarters of the year. Approximately one-half of the third-party shipments in this segment consist of RCS. This segment also includes sheet and plate used in the aerospace, automotive, commercial transportation, building and construction, and industrial products (mainly used in the production of machinery and equipment and consumer durables) end markets, which is sold directly to customers and through distributors. While the customer base for flat-rolled products is large, a significant amount of sales of RCS, sheet, and plate is to a relatively small number of customers.

•	Engineered Products and Solutions: This segment represents Alcoa’s downstream operations and includes titanium, aluminum, and super alloy investment castings; fasteners; aluminum wheels; integrated aluminum structural systems; architectural extrusions; and forgings and hard alloy extrusions. These products, which are used in the aerospace, automotive, building and construction, commercial transportation, power generation, and industrial products end markets, are sold directly to customers and through distributors.

Alcoa’s principal executive offices are located at 390 Park Avenue, New York, New York 10022-4608. The telephone number of its investor relations office is (212) 836-2674, and the telephone number of the office of the secretary is (212) 836-2732. Alcoa’s website can be accessed at http://www.alcoa.com. Information contained on Alcoa’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Additional information about Alcoa and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158.

RTI

RTI is a leading producer and global supplier of titanium mill products, and a manufacturer of fabricated titanium and specialty metal components for the international aerospace, defense, energy, medical device, and other consumer and industrial markets. It is a successor to entities that have been operating in the titanium industry since 1951. RTI first became publicly traded on the New York Stock Exchange in 1990 under the name RMI Titanium Co. and the symbol “RTI”, and was reorganized into a holding company structure in 1998 under the name RTI International Metals, Inc.

RTI’s principal executive offices are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, Pennsylvania 15108-2973 and RTI’s telephone number is (412) 893-0026. RTI’s website can be accessed at http://www.rtiintl.com. Information contained in RTI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Additional information about RTI and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 158.

COMMITTEE REPORTS

The following reports of the Audit and Compensation Committees do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent RTI specifically incorporates either report by reference therein.

Audit Committee Report

The Audit Committee met with management, PwC, and representatives of the Internal Audit group (which is partially outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of RTI’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with management the process used for certifications by RTI’s CEO and principal financial officer that are required for certain of RTI’s filings with the SEC. The Audit Committee has reviewed and discussed RTI’s 2014 Audited Financial Statements with management and with PwC. In addition, the Audit Committee also discussed with PwC the matters required to be communicated by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 16.

The Audit Committee received from PwC the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with PwC its independence. The Audit Committee has considered whether the provision by PwC of the professional services described above was compatible with the maintenance by PwC of its independent status and has determined that it was.

Based on these reviews and discussions, the Audit Committee recommended to RTI’s board of directors, and the RTI board of directors has approved, that the Audited Financial Statements be included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

James A. Williams (Chairman)

Ronald L. Gallatin

Robert M. Hernandez

Arthur B. Winkleblack

Compensation Committee Report

The Compensation Committee discharges the RTI board of directors’ duties concerning executive compensation and prepares the report on such compensation required by the SEC.

Members of the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on their reviews and discussions, the Compensation Committee recommended to RTI’s Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Daniel I. Booker (Chairman)

David P. Hess

Edith E. Holiday

Jerry Howard

Bryan T. Moss

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A. Executive Summary of 2014 Compensation

RTI’s executive team delivered a fifth consecutive year of sales and operating income growth in 2014. Nevertheless, performance with respect to the three financial performance goals established in RTI’s annual incentive program was below target. The majority of the named executive officers’ team goals were exceeded, and all of their personal objectives were achieved or exceeded. RTI’s relative total shareholder return for the three-year period ended December 31, 2014 resulted in an 83% payout of performance shares in early 2015.

Prior to the 2014 Annual Meeting of Shareholders, RTI conducted outreach to its 25 largest shareholders representing 85.2% of RTI’s outstanding shares. None of the shareholders suggested any changes to the design of RTI’s compensation programs, and shareholder satisfaction with RTI’s compensation programs resulted in a high approval percentage achieved (96% of the votes cast) on RTI’s 2014 say-on-pay vote. Moreover, at the 2014 Annual Meeting of Shareholders, RTI’s shareholders approved the 2014 Stock and Incentive Plan. RTI’s Compensation Committee discussed these results at its meetings in April 2014, and took them into consideration when choosing to retain the current design of the major elements of compensation for RTI’s named executive officers.

In light of these circumstances, as more fully explained in detail below, RTI’s Compensation Committee took the following approach to the three principal components of executive compensation:

•	Salary. Base salary for 2014 increased 6.2% for RTI’s CEO and increased between 0% and 5.26% for the other named executive officers. All such increases were guided by peer group and market survey data, individual 2013 performance and expectations for future performance.

•	Annual Cash Incentive Compensation. Payment of cash incentive compensation for 2014 performance was driven primarily by performance against pre-established, objective financial goals (operating income, operating cash flow, and managed working capital as a percentage of sales), and secondarily against defined team objectives and specific individual objectives. The payments were below target, and RTI’s Compensation Committee also exercised negative discretion to reduce actual payments because despite delivering meaningful growth, RTI did not meet its 2014 business plan financial goals.

•	Long-Term Incentives. Several adjustments were made to the long-term incentive program in early 2014. The proportion of each form of long-term incentive was standardized for all non-CEO executives. In addition, the performance share award program was redesigned to include earnings per share growth as a second performance measure alongside relative total shareholder return. Long-term incentive awards were made at 110% of target levels for all named executive officers due to the improved year-over-year performance of RTI, the attainment of the highest revenues in RTI’s history, and the achievement of the highest operating income in seven years.

B. Overview and Pay Philosophy

For the 2014 executive compensation detailed in the tables that follow this discussion and analysis, the RTI board of directors empowered RTI’s Compensation Committee to discharge the RTI board of directors’ duties concerning executive compensation and to advise the RTI board of directors on RTI’s compensation philosophy, programs, and objectives.

RTI employs a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation.” RTI’s Pay Philosophy governs RTI’s officer compensation programs, and provides that the goals of RTI’s compensation programs are to:

•	Promote achievement of RTI’s business objectives and reinforce RTI’s strategies;

•	Align the interests of RTI’s named executive officers with those of RTI’s shareholders;

•	Provide externally competitive and internally equitable compensation that rewards identifiable and measurable accomplishments and that delivers significant rewards for exceptional performance without creating incentive for the assumption of unnecessary or excessive risk; and

•	Promote retention of officers and non-officer executives who perform well.

RTI’s compensation programs, as outlined in RTI’s Pay Philosophy, are managed so as to help communicate RTI’s desired results and to promote decisions and actions by RTI’s named executive officers that produce those results. Specifically, RTI’s Pay Philosophy states that RTI’s compensation programs should be characterized by the following attributes:

•	Variability (i.e., performance-based)—a large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of RTI’s business and the need to maintain conservative compensation levels during business downturns. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward shifts in total compensation to be provided by performance-based cash incentive compensation and long-term equity incentive awards;

•	Clarity—all relevant performance objectives for annual cash incentive compensation and long-term incentive programs will be clearly established and articulated;

•	Communicability—officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve that potential;

•	Strategic Emphasis—compensation programs will include recognition of the roles that various elements of compensation play in attracting, retaining, and motivating employees, the performance aspects that each element is best suited to reward, and the needs of RTI and its officers that may warrant emphasis on specific elements of pay; and

•	Risk Management—compensation programs will provide appropriate rewards for prudent risk taking, and will not create incentive for the assumption of unnecessary and/or excessive risks that would threaten the reputation or sustainability of RTI.

The RTI board of directors has implemented certain pay practices that RTI’s board of directors believes further align RTI’s compensation programs and practices with RTI’s Pay Philosophy and the interests of RTI’s shareholders, including the following:

•	No Pledging or Hedging of Company Securities. RTI’s Policy on Insider Trading, which is posted under the Investor Relations link on RTI’s website, www.rtiintl.com, prohibits RTI’s directors and officers from holding RTI securities in a margin account or otherwise pledging RTI securities as collateral for a loan. In addition, RTI’s directors, officers, and employees are prohibited from engaging in transactions in put options, call options or other derivative securities on an exchange or in any other organized market.

•	Executive Compensation Clawback Policy. RTI’s Executive Compensation Clawback Policy, which is posted under the Investor Relations link on RTI’s website, www.rtiintl.com, provides that if the RTI board of directors determines that fraud, negligence or intentional misconduct by an officer of RTI was a significant contributing factor to RTI’s having to restate all or a portion of RTI’s financial statements, the RTI board of directors has the right to cause the immediate forfeiture of any unvested equity compensation awarded to such officer to the extent permitted in the respective award agreement(s) and, during the two-year period following a cash incentive payment, to require reimbursement of any payout to the extent the payout would have been reduced due to such restatement.

•	Stock Ownership Guidelines. RTI’s board of directors has established stock ownership guidelines applicable to RTI’s executive officers, under which each participating officer has been asked to achieve certain stock ownership levels based on a percentage of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

CEO	5 times base salary
Other Executive Officers	3 times base salary

Under the guidelines, participants have five years from the implementation of the guidelines, or the application of a new ownership multiple (e.g., through hire or promotion), to accumulate sufficient equity through various means (including long-term incentive program awards, open market purchases, employee stock purchase plan purchases, stock option exercises, restricted stock ownership, and shares owned through 401(k) or Company savings plans), after which time Board discretion will be used to address situations where the applicable guidelines have not been achieved.

C. Elements of Named Executive Officer Compensation

RTI’s Pay Philosophy is applied consistently among RTI’s named executive officers; however, the aggregate amount of compensation, and the allocation of compensation among salary, cash incentive compensation, and long-term equity incentive awards payable to RTI’s named executive officers does differ to some degree based on experience, strategic importance, level of responsibility and other position-specific factors. RTI’s comprehensive compensation program consists of the following elements for RTI’s named executive officers:

•	Base Salary. Base salary is paid to attract and retain qualified executives, to recognize consistent performance excellence over a number of years and to provide a base level of income regardless of fluctuations in Company performance. Base salaries are set within a pre-determined range, the midpoint of which is near the median of similar positions at appropriate comparator companies, and with a maximum near the 75th percentile of the comparator group. Individual base salaries and adjustments reflect a variety of individual factors, including the responsibilities and scope of the position, relevant experience, time in position, and individual performance as measured by the executive’s annual performance review.

•	Annual Cash Incentive Compensation Program. The primary purpose of RTI’s annual cash incentive compensation is to motivate RTI’s named executive officers by recognizing attainment of Company performance against pre-determined financial goals and secondarily upon satisfaction of personal and team objectives. RTI’s Pay Philosophy calls for annual cash incentive compensation for target performance as a percentage of base salary to be established near the median level for similar positions at appropriate comparator companies. After applying the objective formula set forth in the program, RTI’s Compensation Committee applies a cap of 150% of target to payouts unless an individual’s performance was extraordinary and resulted in the creation of significant shareholder value. RTI’s Compensation Committee may exercise discretion and reduce or withhold cash incentive compensation payments where either individual performance criteria or overall Company performance has not been met.

•	Long-term Incentives. Long-term incentive awards are designed specifically to reward increases in shareholder value as measured by RTI’s common stock price, as well as improvement in earnings per share. They also align the compensation of RTI’s named executive officers with those of RTI’s shareholders. Long-term incentive awards may be made in a combination of stock (restricted shares, performance shares, phantom stock, or non-restricted shares) and stock options. Target awards, as a percentage of salary, are determined with reference to comparator peer group data provided by Pay Governance. RTI’s board of directors believes this approach keeps compensation in-line with RTI’s peers and, more importantly, puts 60% or more of long-term incentive awards at risk if future performance is not achieved.

The allocation across RTI’s three types of long-term incentive awards was standardized this year so that the value of long-term incentive grants was allocated as follows for all named executive officers in 2014:

Performance Share Awards	Restricted Shares (time-based vesting)	Stock Options
40%	35%	25%

Stock Options. RTI’s stock options are designed to align the interests of RTI’s named executive officers with those of RTI’s shareholders, and have value only if RTI’s stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over a three-year period from the date of grant.

Restricted Stock. In 2014, RTI utilized time-based restricted share awards that vest ratably over five years from the date of grant as a retention tool for RTI’s named executive officers, and to provide externally competitive compensation. Grants of restricted stock also build the ownership of RTI’s named executive officers and address the cyclical nature of RTI’s business by providing stability to the program when markets are down. Beginning in January 2015, RTI determined to grant restricted stock units instead of restricted stock, as further described in section F under the heading “Changes in Compensation for 2015” beginning on page 60 of this proxy statement/prospectus.

Performance Shares. Changes were made to the design of the performance share award program in 2014. This year, 50% of the award will be determined by the historic measure, which provided for potential issuance of RTI’s common stock at the end of a three-year performance period if pre-established goals relating to total shareholder return (TSR) over the three-year period are achieved. TSR for the awards was defined as the share price appreciation of RTI’s common stock (plus any dividends accrued during the performance period), as compared to the collective TSR of a peer group of companies established by RTI’s Compensation Committee (the “Performance Award Peer Group”). The comparator companies comprising RTI’s Performance Award Peer Group are Board approved and communicated to the award recipients at the time of grant of the performance share award. Additional information, including the companies comprising the Performance Award Peer Group and threshold, target, and maximum performance goals, is set forth on pages 65-67 of this proxy statement/prospectus.

The other 50% of the award will be determined pursuant to RTI’s performance under a second metric, earnings growth. Earnings growth will be determined by RTI’s year-over-year earnings per share from continuing operations growth (“EPS Growth”) achieved during the performance period, computed by dividing net income (loss) from continuing operations by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented, as reflected in RTI’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Recipients will have the ability to earn one-half of the EPS Growth metric target award based on the average EPS Growth over the first two years, and one-half of the EPS Growth metric target award based on EPS Growth in the third year; provided, however, that in no circumstances shall any shares be paid under the Award until the end of the performance period.

•	Health and Welfare Benefits. RTI provides certain health and welfare benefits to its named executive officers that are not tied to any individual or corporate performance objectives, and are intended to be part of an overall competitive compensation program. RTI’s named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•

Perquisites. RTI restricts the issuance of perquisites to those that serve legitimate business functions. To that end, tax preparation and financial counseling advice, certain business-related club memberships utilized by RTI as a whole, and annual executive medical exams are permitted, while personal club memberships, automobile allowances, and other perquisites are disallowed. Perquisites, including relocation benefits provided to Mr. McAuley, are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table on page 61 of this proxy statement/prospectus.

•	Post-Employment Compensatory Arrangements.

•	Pension Plan. RTI has a qualified defined benefit pension plan that covers Ms. Hickton and Mr. Hull. The other executive officers each joined RTI after the pension plan was closed to new participants. The benefits are based on a formula that includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Executive Compensation—Retirement Benefits” on page 71 of this proxy statement/prospectus for a description of RTI’s defined benefit pension plan.

•	Excess Benefit Plan. RTI maintains an excess benefit plan that covers Ms. Hickton and Mr. Hull. The excess benefit plan is an unfunded, non-qualified defined benefit plan that provides additional retirement income in an amount equal to the difference between benefits that would have been received under the pension plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the pension plan. See “Executive Compensation—Retirement Benefits” on page 71 of this proxy statement/prospectus for a description of RTI’s Excess Benefit Plan.

•	Supplemental Pension Program. RTI’s named executive officers participate in the supplemental pension program, an unfunded, non-qualified defined benefit plan. This plan entitles RTI’s executives to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire (i) after having met the eligibility requirements for an immediate pension under the provisions of the qualified Pension Plan (whether or not they are a participant in the qualified Pension Plan) or (ii) after having achieved 30 years of service prior to age 60 with the consent of RTI. See “Executive Compensation—Retirement Benefits” on page 71 of this proxy statement/prospectus for a description of RTI’s Supplemental Pension Program.

•	401(k) Plan. Messrs. McAuley, McCarley and Whalen and Ms. O’Connell, who are not eligible to participate in the defined benefit pension plan, may participate in RTI’s 401(k) defined contribution employee savings and investment plan, in which RTI contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers who participate in the defined benefit pension plan may participate in the 401(k) plan up to applicable Internal Revenue Code limits, but will not receive Company matching contributions.

•	Change in Control Severance Policy. Each named executive officer is eligible to participate in RTI’s Executive Change in Control Severance Policy, which entitles them to a benefit equal to 2.0 times their annual base salary and bonus (2.5 for RTI’s CEO), in each case if the executive’s employment with RTI is terminated either by RTI other than for cause, death, or disability, or by the executive for good reason, within 24 months after a change in control of RTI (as defined therein). Also, upon such event the executive will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, and the continuation of life, disability, and health insurance benefits for a specified period. During 2010, RTI discontinued, on a prospective basis, providing an excise tax “gross-up” payment pursuant to the policy. As such, only Ms. Hickton and Messrs. Hull and Whalen are entitled to receive a “gross-up” payment under the Change in Control Severance Policy.

•	Non-Change in Control Severance Policy. Each named executive officer is also eligible to participate in RTI’s Executive Non-Change in Control Severance Policy, which entitles the named executive officers to certain severance benefits in the event that RTI terminates the executive’s employment other than for cause, death, or disability outside of the context of a change of control, if RTI breaches the executive’s employment agreement in certain circumstances or if RTI reduces the executive’s base salary without the executive’s consent. See pages 78-80 of this proxy statement/prospectus for additional detail regarding these policies.

D. Overview of the Decision Making Process

Role of Compensation Consultant. RTI’s Compensation Committee reviews the compensation practices among peer companies to ensure the appropriateness of RTI’s compensation program design and compensation levels. Pay Governance LLC (“Pay Governance”), an independent consulting firm focused on delivering advisory services to compensation committees, was engaged in 2014 to report directly to RTI’s Compensation Committee as its independent compensation consultant to advise on compensation matters. Pay Governance was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards, as well as proxy statement preparation and disclosure. RTI’s Compensation Committee has considered the independence of Pay Governance as a compensation consultant, and has determined that no conflict of interest existed that would affect Pay Governance’s independence.

Pay Governance employed a benchmarking process as an assessment tool that compares elements of RTI’s compensation programs with those of other companies with similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for RTI’s Compensation Committee’s approval.

When advising RTI’s Compensation Committee on base salary and incentive compensation, Pay Governance used market compensation data from reputable compensation surveys such as Towers Watson representing general industry companies, and a more specific analysis of proxy disclosures from publicly-owned peer companies.

The peer group was developed based on a set of characteristics that, at the end of 2013, included:

•	Annual revenues ranging from approximately half to double RTI’s revenues;

•	Relevant Global Industry Classification System (GICS) codes representing industrial manufacturing companies; and

•	Asset-intensive companies similar to RTI.

The revised peer group for 2014 compensation purposes, which consists of 20 companies, added Woodward, Inc., Kaiser Aluminum Corporation, Barnes Group, Inc., RBC Bearings, Inc., Hexcel Corporation and Quaker Chemical Corporation. The following companies comprise the 2014 compensation peer group (the “2014 Peer Group”):

Barnes Group	LMI Aerospace Inc.	Dril-Quip, Inc.	Horsehead Holding Corp.
Eagle Materials	Quaker Chemical Co.	Hexcel Corp.	NN Inc.
Kaiser Aluminum Corp.	Castle (AM) & Co.	Myers Industries Inc.	Woodward, Inc.
Olympic Steel Inc.	Haynes International Inc.	Universal Stainless & Alloy
Carpenter Technology Corp.	Materion Corporation	Products, Inc.
Esterline Technologies Corp.	RBC Bearings Inc.	Ducommun Inc.

Pay practices of the 2014 Peer Group were analyzed with respect to base salary, target annual cash incentive opportunities, and long-term incentives. The 2014 peer group data was supplemented by broader general industry data from the compensation surveys to facilitate the evaluation of compensation levels and design. When survey data was used, the base salary data was sized accordingly based on the revenue responsibilities of the named executive officer using regression equations provided by the survey.

Using this peer group benchmarking approach, Pay Governance presented ranges of base salary, target annual cash incentive payments as a percentage of salaries, and target long-term incentives as a percentage of salaries for each of RTI’s named executive officers to RTI’s Compensation Committee.

Process for Establishing Base Salary and Long-Term Incentive Awards. At its January 2014 meeting, RTI’s Compensation Committee reviewed and considered recommendations of RTI’s CEO and information presented by Pay Governance with respect to the other executive officers relating to base salary and then, with the assistance of the RTI board of directors, reviewed the performance of RTI’s CEO. RTI’s Compensation Committee also reviewed tally sheets summarizing each named executive officer’s current compensation, aggregate stock holdings and benefits. The overall purpose of the tally sheets is to bring together, in one place, all elements of compensation, including compensation obligations upon various termination scenarios, so RTI’s Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as total compensation. After discussing potential payments in executive session with the RTI board of directors, with and without RTI’s CEO present, RTI’s Compensation Committee made a final determination as to base salaries for 2014 and awards of 2014 long-term, equity-based compensation, in each case consistent with RTI’s Pay Philosophy.

Process for Establishing 2014 Annual Incentive Compensation Program. In January 2014, RTI’s Compensation Committee reviewed the annual incentive compensation program designed by Pay Governance, which was similar to the 2011, 2012, and 2013 programs utilized by RTI’s Compensation Committee, and decided to continue to refer to this program, with slight modifications, as the basis for awarding 2014 annual incentive compensation. The 2014 annual incentive program (the “2014 Program”) was designed as a performance-based program, with achievement benchmarked against Company-wide financial goals, team objectives, and personal objectives. RTI’s Compensation Committee retained discretion to adjust the final awards in light of various factors including unplanned or unintended Company gains or losses or extraordinary events, unplanned events outside of the control of management, changes in accounting standards and changes in shareholder value. Final payments in excess of 150% of target would be made only if management’s performance had been exemplary and significant shareholder value was created. RTI’s Compensation Committee considered the recommendations of the CEO and determined that the three primary performance measures would be Company operating income, operating cash flow, and managed working capital as a percentage of sales. Specific targets for each of these performance measures were established by RTI’s Compensation Committee and approved by the RTI board of directors based upon consideration of RTI’s annual operating plan, historic actual performance, potential one-time items, and the current economic environment. In addition, team and individual performance goals were set for each officer based on recommendations from the CEO and input from RTI’s Compensation Committee and the RTI board of directors.

Between December 2014 and January 2015, RTI’s CEO reviewed the performance of RTI’s other named executive officers against the 2014 Program goals and objectives and presented RTI’s 2014 accomplishments in each segment and how such achievements were aligned to RTI’s long-term strategic plan to RTI’s Compensation Committee. RTI’s CEO also presented an assessment of each named executive officer’s achievement against the pre-established financial goals, team objectives, and personal objectives.

At its January 2015 meeting, RTI’s Compensation Committee reviewed and considered the recommendations of RTI’s CEO and information presented by Pay Governance with respect to target compensation for the other executive officers and then reviewed the performance of RTI’s CEO in the same manner that the CEO evaluated the other executive officers. RTI’s Compensation Committee discussed the potential payments in executive session with the RTI board of directors, with and without the CEO present. RTI’s Compensation Committee then made the final determination as to incentive compensation payments for 2014 performance, which included the exercise of negative discretion, consistent with RTI’s Pay Philosophy, which is discussed in Section E below.

E. Analysis of Compensation Awards for RTI’s Named Executive Officers

Base Salary. Salaries earned by RTI’s named executive officers for 2012, 2013, and 2014 are set forth in the table entitled “Summary Compensation Table” located on page 61 of this proxy statement/prospectus. In January 2014, RTI’s Compensation Committee determined to increase base salaries for each of RTI’s named executive officers as set forth below, effective February 14, 2014.

Named Executive Officer	Annualized 2013 Base Salary	New Base Salary Effective February 14, 2014	Percentage Increase
Dawne S. Hickton	$650,000	$690,000	6.15%
Michael G. McAuley(1)	—	$375,000	—
William T. Hull	$338,000	$338,000	0.00%
James L. McCarley	$475,000	$500,000	5.26%
Patricia A. O’Connell	$430,000	$440,000	2.33%
Chad Whalen	$305,000	$325,000	6.56%

(1)	Mr. McAuley’s salary was set in July 2014 when he joined RTI.

The increase was premised upon a review of comparative market data on base salary ranges provided by Pay Governance, which took into account the increase in the size of RTI as a result of its acquisitions over the preceding year, and the prevalence of merit increases across industries. In making this determination, RTI’s Compensation Committee considered salary history, experience in the position, the amount of the increase of the salary level over the current compensation, relative internal positioning, and individual performance and contribution to RTI.

Annual Incentive Compensation. Annual incentive compensation target amounts were established as a percentage of each named executive officer’s base salary. For 2014, the CEO’s target cash incentive compensation was increased to 90% of her base salary to more closely align it with the market median. The target cash incentive compensation amounts were as follows:

Named Executive Officer	Target Cash Incentive Compensation (as percentage of base salary)
Dawne S. Hickton	90%
Michael G. McAuley	50%
William T. Hull	50%
James L. McCarley	60%
Patricia A. O’Connell	60%
Chad Whalen	50%

So as to enhance the pay-for-performance alignment of the program, as well as the clarity and communicability to management of opportunities and expectations, RTI’s Compensation Committee has, with the assistance of Pay Governance, implemented a formulaic annual incentive program. RTI’s Pay Philosophy continues to provide RTI’s Compensation Committee with discretion to adjust awards accordingly to reflect such things as business or economic conditions or shareholder value creation or lack thereof.

At its January 2014 meeting, RTI’s Compensation Committee approved pre-established performance goals for three Company financial metrics: operating income; managed working capital as a percentage of sales; and operating cash flow. Operating cash flow replaced return on invested capital to reflect management’s focus on cash generation. In addition, pre-established team and individual personal objectives in support of RTI’s overall corporate strategy were established. The weightings of the performance metrics in the 2014 Program were changed to increase the weighting of the operating income metric, which management believes is the most important profitability measure that it uses to judge its performance and likewise is the profitability metric that is regularly communicated by management to the public. The following table illustrates the weightings for the performance metrics under the 2014 Program:

Weighting Metric	CEO	Other NEOs
Operating Income	45%	36%
Managed Working Capital as a Percentage of Sales	15%	12%
Operating Cash Flow	15%	12%
Team and Individual Personal Objectives	25%	40%

RTI’s Compensation Committee continued to weight the financial goals more heavily than the team and personal goals for Ms. Hickton so that her annual incentive compensation would be most influenced by the overall financial performance of RTI.

A formal performance range around each performance goal was established to determine the payout for varying levels of actual performance. RTI’s Compensation Committee determined that, given the cyclicality of the industry, which directly impacts Company results, wide performance ranges resulting in a more gradual payment curve would be appropriate. For each financial metric, performance between 50% of target and 150% of target would result in suggested payouts to range between 50% of target and 200% of target, in line with typical market design for companies in cyclical industries. In evaluating each team and individual personal objective, credit would be determined as follows: 50% for threshold performance, 75% partially achieving performance, 100% for achieving the objective, 150% for partially exceeding the objective, and 200% for maximum performance.

RTI’s Compensation Committee carefully analyzed the appropriate performance goals for the three financial metrics. The primary reference for establishing financial goals has been RTI’s annual operating plan. For 2014, RTI’s annual operating plan reflected an improvement in managed working capital as a percentage of sales over 2013 and an increase in operating income. RTI’s performance in 2014 resulted in below-target performance of its three financial goals, and it only achieved threshold performance with respect to managed working capital as a percentage of sales. The following table summarizes the actual 2014 performance relative to the pre-established performance goals for the three financial metrics:

Financial Metric	Target Performance Goal	Actual 2014 Performance(1)	Performance Against Target
Operating Income	$83 million	$70 million	84.3%
Operating Cash Flow(2)	$100.4 million	$54.4 million	54.2%
Managed Working Capital as a Percentage of Sales(3)	60.1%	62.9%	53.0%

(1)	The named executive officers were paid using the preliminary performance results reflected in this table. Final 2014 performance resulted in a decrease in operating cash flow to $53.9 million rather than $54.4 million and an increase in managed working capital percentage of sales to 63.7% rather than 62.9%.
(2)	Operating Cash Flow equals Cash Provided by Operating Activities as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.
(3)	Managed Working Capital as Percentage of Sales equals (Trade Accounts Receivable + Costs in Excess of Billings + Inventory – Accounts Payable – Billings in Excess of Costs – Unearned Revenue) ÷ Net Sales

Most of the shared short-term team objectives, which are designed to touch upon various aspects of RTI’s operations and business that RTI’s Compensation Committee has determined are key areas for RTI’s continued growth and development, were achieved, and in fact performance exceeded the target for all but two goals. Further, all individual personal objectives were at least achieved at the target level. The following tables summarize the named executive officer’s performance against the shared team and individual personal objectives, except for Ms. O’Connell, who did not receive a payment under the 2014 Program due to the expiration of her employment agreement.

Team Objectives

Shared Team Objective	Performance
• Achieve RTI’s safety objectives	Achieved

• Achieve target adjusted return on invested capital of 6.8%(1)	Achieved

• Identify and substantially complete two key acquisitions consistent with RTI’s 2017 Strategic Plan	Exceeded

• Complete a strategic “One Company” action plan and complete at least one synergy project	Exceeded

• Conduct a review to identify appropriate energy-related acquisition targets and initiate solicitations	Exceeded

(1)	Adjusted return on invested capital will be calculated as follows: the denominator will be fixed and be based on RTI’s capital base (debt plus equity) as of the end of 2013 ($1,206 million) and the numerator will be Annual Operating Plan operating earnings. This calculation will be adjusted for the impact of acquisitions, restructurings, and impairments.

Individual Personal Objectives

Dawne S. Hickton—Vice Chair, President and Chief Executive Officer

• Evaluate the finance and accounting organizational structure, competencies, skill sets and staffing	Achieved

•    Advance the role of RTI within the industry as a leader in titanium powder manufacturing within the context of industry-wide manufacturing initiatives, including the successful integration of at least one technology acquisition and positioning with two or more key customers

Exceeded

• Continue to improve Return on Invested Capital year-over-year to meet metric that is at 50th percentile or above peer group by end of 2015	Achieved

• Continue to enhance succession planning and talent leadership training process, focusing on internal candidates and enhancing opportunities for inclusion	Exceeded

Michael G. McAuley—Senior Vice President, Chief Financial Officer and Treasurer

• Acquire knowledge of RTI’s products, manufacturing, people, key customers and programs via site visits and operations reviews of every key site and business team by end of 2014	Achieved

• Assess finance and accounting organizational structure, competencies, skill sets and staffing and develop a plan for migration in late 2014 and early 2015	Achieved

• Complete material weakness remediation plans on schedule and incur no new material weaknesses or restatements during 2014	Achieved

• Identify and work on at least one key transaction	Achieved

• Work with the legal and human resources teams to evaluate opportunities to consolidate pension plans, simplify processes, reduce control risk and potentially reduce pension funding	Achieved

William T. Hull—Senior Vice President and Chief Risk Officer

• Oversee the successful remediation of three material weaknesses	Achieved

•    Develop formal annual business process reviews with business unit management and corporate to identify high-risk areas and/or rapidly changing environments requiring additional risk management and to ensure that the proper accounting policies and practices are in place; then manage the process reviews to identify the top five accounting and reporting risks across the organization and develop and implement remediation or mitigation plans

Achieved

• Work with legal, accounting and human resources to evaluate and revamp the administration of RTI’s equity plans	Achieved

• Expand on RTI’s framework for assessing and managing risks within each business unit and across the organization	Achieved

• Oversee the successful integration of functional aspects of new acquisitions	Achieved

• Collaborate with management on cost reduction and/or cash improvement efforts focusing on improved operating earnings and positive free cash flow in line with RTI’s 2017 Strategic Plan	Achieved

James L. McCarley—Executive Vice President-Operations

• Realize reduction in 2014 melted material costs versus 2013 and overall sheet and round billet yield improvement	Achieved

• Expand product offering at Medical to include at least one new product or capability	Achieved

• Reduce total OSHA recordable hand injury incidents	Achieved

• Improve consolidated inventory days	Achieved

• Implement 2013 baseline sustainability metrics for each reporting segment and a baseline sustainability improvement plan	Achieved

Chad Whalen—General Counsel & Senior Vice President

• Work with Ms. O’Connell to analyze RTI’s approach to commercial contract negotiation and contract management and define and implement enhancements to this business process	Achieved

• Identify a worthwhile professional group and take an active role in same to expand RTI’s network of contacts in the corporate legal community.	Exceeded

•    In coordination with the finance and accounting departments, evaluate and revamp RTI’s approach to the administration of RTI’s equity plans and programs. This objective includes the comprehensive review of RTI’s transfer agent, RTI’s stock option exercise program, ESPP, and 401(k) stock fund, as well as evaluating the potential outsourcing of RTI’s equity award management and tracking, which is currently a manual process involving Accounting, HR and Legal.

Exceeded

The table below sets forth the target cash incentive compensation amounts, the amounts earned and payable under the 2014 Program, and the actual cash incentive compensation paid for performance in the 2014 fiscal year:

Named Executive Officer	Target Cash Incentive Compensation	Earned Cash Incentive Compensation	Actual Cash Incentive Compensation Awarded
Dawne S. Hickton	$621,000	$533,439	$525,000
Michael G. McAuley(1)	$187,500	$83,532	$80,000
William T. Hull	$169,000	$149,565	$140,000
James L. McCarley	$300,000	$267,300	$250,000
Patricia A. O’Connell	$—	$—	$—
Chad Whalen	$162,500	$155,350	$150,000

(1)	Mr. McAuley’s actual 2014 annual incentive program award is prorated to reflect his hiring half-way through 2014.

RTI’s Compensation Committee exercised negative discretion, which resulted in the actual payment being less than the amount earned after applying the weightings and methodology of the 2014 Program. The final annual incentive payouts were determined by RTI’s Compensation Committee to be between 82.8% and 85.3% of target payout.

Long-term incentive awards. Long-term equity-based incentives award grants were made to the then-named executive officers in January 2014 under the 2004 Stock Incentive Plan. The long-term incentive grant made to Mr. McAuley in July 2014 was made from the 2014 Stock and Incentive Plan. Consistent with RTI’s Pay Philosophy and 2014 Peer Group data compiled by Pay Governance, 2014 long-term awards were made at 10% higher than target levels due to RTI’s above-target performance in 2013.

Named Executive Officer	2014 Target Equity Award as a Percentage of Salary	Modifier to Reflect Improved 2013 Performance	2014 Award Value as Percentage of Base Salary Awarded
Dawne S. Hickton	170%	10%	187%
Michael G. McAuley	80%	10%	88%
William T. Hull	80%	10%	88%
James L. McCarley	105%	10%	116%
Patricia A. O’Connell	100%	10%	110%
Chad Whalen	80%	10%	88%

In each case, awards consisted of time-based restricted stock, stock options, and performance shares. For additional information regarding the specific awards received and the amounts of such awards, see the “Grants of Plan-Based Awards Table” and accompanying narrative beginning on page 63 of this proxy statement/prospectus.

F. Changes in Compensation for 2015

During RTI’s Compensation Committee’s meeting in January 2015, salary recommendations for the named executive officers were reviewed, discussed, and determined for 2015 as follows:

Named Executive Officer	Annualized 2014 Base Salary	New Base Salary Effective February 2015	Percentage Increase
Dawne S. Hickton	$690,000	$745,000	7.97%
Michael G. McAuley	$375,000	$425,000	13.3%
William T. Hull	$338,000	$355,000	5.03%
James L. McCarley	$500,000	$540,000	8.00%
Patricia A. O’Connell	$440,000	$—	—
Chad Whalen	$325,000	$375,000	15.38%

Based on the comparative market data reviewed, performance in 2014 and expectations for 2015 performance, RTI’s Compensation Committee believes these salaries to be appropriate for 2015 and consistent with RTI’s Pay Philosophy.

Also in January 2015, RTI’s Compensation Committee reviewed the target award values for long-term incentives for RTI’s named executive officers and increased the target percentages based on market data presented by Pay Governance and also made grants for the named executive officers at 110% of target due to the improved year-over-year performance of RTI and five consecutive years of record sales and operating income growth.

Named Executive Officer	2014 Target Equity Award Value as a Percentage of Salary	2015 Target Equity Award Value as a Percentage of Salary	Modifier to Reflect Improved 2014 Performance	Total Equity Award Value as a Percentage of Salary
Dawne S. Hickton	170%	215%	10%	237%
Michael G. McAuley	—	85%	10%	94%
William T. Hull	80%	85%	10%	94%
James L. McCarley	105%	110%	10%	121%
Patricia A. O’Connell	100%	—	—	—
Chad Whalen	80%	85%	10%	94%

Finally, in January 2015, RTI’s Compensation Committee determined to grant restricted stock units, which are a contractual promise to issue shares of stock at a future vesting date, instead of restricted stock to the named executive officers primarily because restricted stock units offer some tax advantages over restricted stock for retirement-eligible participants. After consultation with Pay Governance, RTI’s Compensation Committee set the vesting period for the restricted stock unit awards as ratably over three years, as opposed to the vesting period for restricted stock awards, which had been ratably over five years.

G. Tax Considerations

RTI’s Compensation Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to RTI for such compensation. Participation in and compensation paid under RTI’s plans, contracts, and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While RTI intend for its plans, contracts, and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that RTI’s plans, contracts, and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” RTI’s Compensation Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). RTI’s annual cash incentive compensation program is not intended to qualify for deduction under Section 162(m). While RTI’s Compensation Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with RTI’s overall Pay Philosophy.

If a change in control of RTI results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and RTI can be denied a tax deduction. RTI’s Executive Change in Control Severance Policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, RTI will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by RTI. Although gross-up benefits in connection with the excise tax on excess parachute payments were eliminated in 2010 on a going forward basis for new executives, such payments may be made to persons covered by the policy prior to 2010. See footnote 6 to the table entitled “Golden Parachute Compensation – RTI” beginning on page 114 of this proxy statement/prospectus.

Summary Compensation Table

Name and Principal Position(1)(a)	Year (b)	Salary ($)(c)	Bonus ($)(2) (d)	Stock Awards ($)(3)(4) (e)	Option Awards ($)(3)(f)	Non-Equity Incentive Plan Compensation ($)(5)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(h)	All Other Compensation ($)(7)(i)	Total ($)(j)
Dawne S. Hickton	2014	$685,385	$—	$789,277	$265,962	$525,000	$1,111,599	$24,368	$3,401,591
Vice Chair, President and	2013	646,538	—	899,054	228,834	411,450	524,077	20,790	2,730,743
Chief Executive Officer	2012	617,692	—	699,227	177,367	616,590	776,081	19,241	2,906,198
Michael G. McAuley	2014	171,635	—	—	121,700	80,000	1,187	153,714	528,236
Senior Vice President, Chief	2013	—	—	—	—	—	—	—	—
Financial Officer and Treasurer	2012	—	—	—	—	—	—	—	—
William T. Hull	2014	338,000	—	193,159	65,083	140,000	227,330	—	963,572
Senior Vice President-	2013	336,500	—	207,481	70,560	125,000	103,865	—	843,406
Chief Risk Officer	2012	323,846	—	183,346	62,081	205,563	163,718	—	938,554
James L. McCarley	2014	497,115	—	357,769	120,560	250,000	100,696	8,750	1,334,890
Executive Vice President-	2013	468,077	—	373,283	95,018	247,950	55,265	8,750	1,248,343
Operations	2012	413,269	—	310,760	78,836	307,266	37,550	8,500	1,156,181
Patricia A. O’Connell	2014	438,846	50,000	307,158	103,494	—	9,194	269,858	1,178,550
Executive Vice President-	2013	396,923	100,000	1,095,066	93,358	237,360	6,251	381,637	2,310,595
Commercial	2012	—	—	—	—	—	—	—	—
Chad Whalen	2014	322,692	—	174,307	58,734	150,000	56,997	8,750	771,480
General Counsel and	2013	300,385	—	118,136	51,778	145,790	32,567	8,750	657,406
Senior Vice President	2012	264,192	—	104,949	45,758	134,196	28,154	19,515	596,764

(1)	Mr. McAuley was hired July 1, 2014. Ms. O’Connell was hired January 14, 2013 and she was no longer an executive officer of RTI as of January 31, 2015. Mr. Hull was Senior Vice President and Chief Financial Officer until June 19, 2014.
(2)	Cash compensation paid to Ms. O’Connell in 2013 and 2014 as her signing bonus.
(3)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of estimated forfeitures), of restricted stock, performance shares, and option awards issued by RTI during the years presented. The grant date fair value of restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock option price over the exercise price on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of the 2014 awards are set forth in Note 15 to RTI’s Consolidated Financial Statements, which is included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.
(4)	The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date. The 2014 grant date fair value of the performance share awards, if they were calculated at the maximum payout for each of the named executive officers, would have been: Ms. Hickton: $727,690; Mr. McAuley: $0; Mr. McCarley: $329,842; Ms. O’Connell: $283,202; Mr. Hull: $178,094; and Mr. Whalen: $160,726.
(5)	Cash incentive compensation awarded to the named executive officers for their performance in accordance with the 2012 annual cash incentive program, the 2013 annual incentive program and the 2014 Program in which awards were earned during a given fiscal year and paid in the first quarter of the following fiscal year.
(6)	Reflects the increase during the year presented in actuarial present values of each named executive officer’s accumulated benefits under the Pension Plan for Eligible Salaried Employees, the Supplemental Pension Plan and Excess Benefit plans. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in RTI’s Consolidated Financial Statements, which are included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015. There are many assumptions that are used to determine the present value of accumulated pension benefits, with interest rates (i.e., discount rates) and mortality assumptions being two of the key assumptions. Generally, a decrease in the interest rate increases the present value of pension benefits. In 2014, RTI adopted an updated mortality table which increased the present value of pension benefits for each of the participants. The degree of changes in the present value depends on the age of the employee, when the benefit payments are projected to begin, and how long the benefits are expected to last.
(7)	Represents the aggregate incremental cost to RTI with respect to the perquisites and other personal benefits provided to the named executive officer in each year presented. See the table entitled “All Other Compensation Table” below for further information on perquisites and other personal benefits provided to RTI’s named executive officers.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

Name	Year	Perquisites(1)	Relocation Benefits(2)	Tax Reimbursements(3)	Insurance Premiums	Company Contributions to DC Plans(4)	Severance Payments/ Accruals(5)	Change in Control Payments/ Accrual	Total
Dawne S. Hickton	2014	$24,368	N/A	N/A	N/A	$—	N/A	N/A	$24,368
	2013	20,790	N/A	N/A	N/A	—	N/A	N/A	20,790
	2012	19,241	N/A	N/A	N/A	—	N/A	N/A	19,241
Michael G. McAuley	2014	—	118,731	29,791	N/A	5,192	N/A	N/A	153,714
	2013	—	N/A	N/A	N/A	—	N/A	N/A	—
	2012	—	N/A	N/A	N/A	—	N/A	N/A	—
William T. Hull	2014	—	N/A	N/A	N/A	—	N/A	N/A	—
	2013	—	N/A	N/A	N/A	—	N/A	N/A	—
	2012	—	N/A	N/A	N/A	—	N/A	N/A	—
James L. McCarley	2014	—	N/A	N/A	N/A	8,750	N/A	N/A	8,750
	2013	—	N/A	N/A	N/A	8,750	N/A	N/A	8,750
	2012	—	N/A	N/A	N/A	8,500	N/A	N/A	8,500
Patricia A. O’Connell	2014	14,532	N/A	N/A	N/A	8,750	246,576	N/A	269,858
	2013	—	248,583	124,304	N/A	8,750	N/A	N/A	381,637
	2012	—	N/A	N/A	N/A	—	N/A	N/A	—
Chad Whalen	2014	—	N/A	—	N/A	8,750	N/A	N/A	8,750
	2013	—	N/A	—	N/A	8,750	N/A	N/A	8,750
	2012	11,015	N/A	—	N/A	8,500	N/A	N/A	19,515

(1)	Amounts show the aggregate incremental cost to RTI in 2014 for all perquisites and personal benefits for the listed individuals in the event that such amounts exceeded $10,000 in the aggregate. Perquisites and personal benefits for 2014 consisted of (i) annual tax preparation and financial counseling services for each named executive officer and (ii) annual executive physical examination and diagnostic services at a designated medical facility. In addition, Ms. Hickton maintains business-related club memberships which are used by RTI as a whole. Unless a dollar amount is included in this footnote, none of these benefits exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals, and as such are not separately quantified.

(2)	Reflects RTI’s payment of relocation benefits pursuant to RTI’s relocation policy related to Mr. McAuley’s and Ms. O’Connell’s moves to Pittsburgh, Pennsylvania upon joining RTI. For Mr. McAuley, such amounts included $41,394 in brokers’ commission. For Ms. O’Connell, such amounts include $88,000 for the relocation service provider’s loss on the sale of Ms. O’Connell’s residence and $45,720 in brokers’ commission.
(3)	Reflects RTI’s reimbursement of tax payments made related to Mr. McAuley’s and Ms. O’Connell’s relocation benefits.
(4)	Reflects RTI’s 401(k) matching contribution for the named executive officer. Messrs. McAuley, McCarley and Whalen and Ms. O’Connell are the only named executive officers participating in RTI’s defined contribution 401(k) plan who received matching contributions.
(5)	Reflects the amount of a separation payment made to Ms. O’Connell after her letter agreement expired.

Grants of Plan-Based Awards Table- 2014

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			Non- Equity Rights (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold	Target	Maximum		Threshold	Target	Maximum
Dawne S. Hickton	1/31/2014	$310,500	$621,000	$1,242,000	—	—	—	—	—	—	$—	$—
	1/31/2014	—	—	—	—	5,195	10,391	20,782	—	—	—	363,845
	1/31/2014	—	—	—	—	—	—	—	—	17,719	31.19	265,962
	1/31/2014	—	—	—	—	—	—	—	13,640	—	—	425,432
Michael G. McAuley	1/31/2014	93,750	187,500	375,000	—	—	—	—	—	—	—	—
	1/31/2014	—	—	—	—	—	—	—	—	—	—	—
	7/24/2014	—	—	—	—	—	—	—	—	10,000	25.12	121,700
	1/31/2014	—	—	—	—	—	—	—	—	—	—	—
William T. Hull	1/31/2014	84,500	169,000	338,000	—	—	—	—	—	—	—	—
	1/31/2014	—	—	—	—	1,271	2,543	5,086	—	—	—	89,047
	1/31/2014	—	—	—	—	—	—	—	—	4,336	31.19	65,083
	1/31/2014	—	—	—	—	—	—	—	3,338	—	—	104,112
James L. McCarley	1/31/2014	150,000	300,000	600,000	—	—	—	—	—	—	—	—
	1/31/2014	—	—	—	—	2,355	4,710	9,420	—	—	—	164,921
	1/31/2014	—	—	—	—	—	—	—	—	8,032	31.19	120,560
	1/31/2014	—	—	—	—	—	—	—	6,183	—	—	192,848
Patricia A. O’Connell	1/31/2014	132,000	264,000	528,000	—	—	—	—	—	—	—	—
	1/31/2014	—	—	—	—	2,022	4,044	8,088	—	—	—	141,601
	1/31/2014	—	—	—	—	—	—	—	—	6,895	31.19	103,494
	1/31/2014	—	—	—	—	—	—	—	5,308	—	—	165,557
Chad Whalen	1/31/2014	81,250	162,500	325,000	—	—	—	—	—	—	—	—
	1/31/2014	—	—	—	—	1,147	2,295	4,590	—	—	—	80,363
	1/31/2014	—	—	—	—	—	—	—	—	3,913	31.19	58,734
	1/31/2014	—	—	—	—	—	—	—	3,012	—	—	93,944

(1)	Potential threshold, target and maximum payments to the named executive officers pursuant to the 2014 Program. RTI’s 2014 Program pays from 0% to 200% of the target award based on performance against predetermined metrics, although the award payout is generally capped at 150% of target unless significant shareholder value is created during the performance period.
(2)	Reflects the number of shares underlying performance share awards granted in 2014 to the named executive officers. Performance share awards earn shares of RTI’s common stock in amounts ranging from 0% to 200% of the target number of shares based 50% upon the total shareholder return of RTI compared to a designated peer group over a pre-determined performance period and 50% on RTI’s earnings growth as described on page 66.
(3)	Shows the number of shares of restricted stock granted in 2014 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.
(4)	Reflects the number of shares underlying stock option awards granted in 2014 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.
(5)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices of RTI’s common stock on the date of grant.
(6)

Represents the grant date fair value of the award determined in accordance with the FASB’s authoritative guidance. The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model, which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to RTI’s Consolidated Financial Statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.

The tables above summarize the total compensation paid to or earned by each of RTI’s named executive officers for the fiscal year ended December 31, 2014. The narrative below describes current employment agreements and material employment terms with each of RTI’s named executive officers, as applicable, and provides additional information with respect to the compensation components set forth in the above tables.

Letter Agreements

RTI has entered into letter agreements with each named executive officer. In connection with a review of various retirement benefit plans and to enhance certain retention aspects of the plans with respect to key management, in January 2015, Ms. Hickton’s Letter Agreement was amended to provide that if her employment is terminated prior to attaining age 62 (i) by RTI without cause (as defined), whether or not in connection with a change in control (as defined), or (ii) by Ms. Hickton for good reason (as defined) in connection with a change in control, then she will be eligible to receive a payment equal to the difference between the pension benefits she would have received under certain Company retirement plans in which Ms. Hickton participates as though she had retired at age 62, and the actual benefits received by her under such plans. The plans in which Ms. Hickton participates are the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, as amended, the RTI International Metals, Inc. Excess Benefit Plan, as amended, and the RTI International Metals, Inc. Supplemental Pension Program, as amended. Separately, Ms. O’Connell’s Letter Agreement expired in January 2015 and was not renewed.

Except as described below, each of the five letter agreements is identical. In each case the named executive is employed by RTI for an initial three-year term, which is automatically extended for additional one year periods thereafter until the executive attains age 65 unless either RTI or the executive gives prior notice that the agreement will not be extended. RTI may terminate an agreement at any time for any reason, including “cause” as defined (see page 79 of this proxy statement/prospectus for the definition). If employment is terminated for “cause” he or she will be entitled to no further compensation other than accrued and unpaid base salary as of the date of termination. If employment is terminated other than for cause and not in connection with a “change in control” of RTI, then RTI’s Executive Non-Change in Control Severance Policy, as described on page 79 of this proxy statement/prospectus, governs. If employment is terminated other than for cause and in connection with a “change in control” of RTI, then RTI’s Executive Change in Control Severance Policy, as described on pages 78-79 of this proxy statement/prospectus, will control. Due to RTI’s proactive revision to the Executive Change in Control Severance Policy, described on page 52, only Ms. Hickton and Messrs. Hull and Whalen will be entitled to receive any “gross-up” payments under the Executive Change in Control Severance Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Payment under each letter agreement is predicated on the named executive officer adhering to the non-competition and non-solicitation provisions set forth in each agreement for a period equal to the longer of 12 months (24 months in the case of Ms. Hickton; 18 months in the case of Mr. McAuley) after termination of employment or the period during which severance benefits are received.

Under the letter agreements, each named executive officer will be paid the annual salary set forth therein, subject to increases from time to time at the discretion of the RTI board of directors. Each named executive officer is also eligible to receive annual cash incentive compensation as determined by the RTI board of directors consistent with RTI’s Pay Philosophy, and will be eligible to participate in RTI’s stock incentive plans. Each named executive officer is also entitled to paid vacation and other benefits in accordance with RTI’s existing policies and future applicable employee benefit programs including RTI’s Supplemental Pension Program and Excess Benefit plans, as they may be amended from time to time. For further information regarding RTI’s Supplemental Pension and Excess Benefit Plan, see page 72 of this proxy statement/prospectus.

Awards under the 2004 Stock Plan

RTI’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (restricted share awards, performance shares, phantom stock or non-restricted shares) and stock options. In 2014, RTI utilized a mix of incentive stock options, restricted share awards, and performance share awards, with each vesting over time.

•	Stock Options: Incentive stock options were granted to RTI’s named executive officers as set forth in the Grant of Plan Based Awards Table above. The term of the options is ten years from the date of the grant, and vests ratably over a three-year period on each anniversary of the date of grant. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 72 of this proxy statement/prospectus for a description of the effects of employment termination or a change in control on stock option awards.

•	Restricted Shares: Shares of restricted stock were granted to RTI’s named executive officers on January 31, 2014 as set forth in the Grant of Plan Based Awards Table above, and to RTI’s non-employee directors as set forth in the Director Compensation Table on page 81 of this proxy statement/prospectus. Restricted shares awarded to RTI’s named executive officers vest ratably over a five-year period on the last business day of each January. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 72 of this proxy statement/prospectus for a description of the effects of employment termination or a change in control on restricted share awards.

•	Performance Shares: Performance share award grants were made on January 31, 2014 to all named executive officers at a target level as set forth in the Grant of Plan Based Awards Table above. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date RTI’s Compensation Committee determines RTI’s actual performance for the performance period. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 72 of this proxy statement/prospectus for a discussion of the effects of termination or a change in control on performance share awards. Performance share award payouts are based on two equally-weighted metrics. The first metric is based on RTI’s TSR for the performance period, defined as the share price appreciation of RTI’s common stock plus dividends accrued as measured during the performance period, compared to the TSR of the Performance Award Peer Group. The starting and ending points for calculating TSR are the average closing stock price of RTI’s common stock for the five trading days prior to the start or end date, as applicable.

The following table sets forth the correlation of performance shares earned as a percentage of target award, based on RTI’s TSR results compared to the Performance Award Peer Group:

If Company TSR is:	Performance Shares earned as a percentage of Target Award will be:
less than the 30th percentile of the peer group TSR	0%
greater than or equal to the 30th percentile and less than the 50th percentile of the peer group TSR	50.00% to 99.99%(1)
equal to the 50th percentile of the peer group TSR	100.00% (Target Award)
greater than 50th percentile, less than the 75th percentile of peer group TSR	100.00% to 199.99%(2)
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

(1)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 50% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Performance Award Peer Group TSR index less 30% divided by (ii) 20%; multiplied by (B) 50%.
(2)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 100% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Performance Award Peer Group TSR index less 50% divided by (ii) 25%; multiplied by (B) 100%.

Interpolation is used to determine actual awards earned as a percentage of Target Award.

The remaining 50% of the target Award will be determined by RTI’s year-over-year earnings per share from continuing operations growth (“EPS Growth”) achieved during the performance period, computed by dividing net income (loss) from continuing operations by the weighted-average of all potentially dilutive shares of Company Common Stock that were outstanding during the periods presented, as reflected in RTI’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Recipients will have the ability to earn one-half of the EPS Growth metric target award based on the average EPS Growth over the first two years, and one-half of the EPS Growth metric target award based on EPS Growth in the third year; provided, however, that in no circumstances shall any shares be paid under the Award until the end of the performance period.

The calculation of EPS Growth for each EPS Performance Period shall be determined as follows:

If EPS Growth for each EPS Performance Period is(1):	Performance Shares earned for as a percentage of Target Award will be(1):
less than 5% over the prior year	0%
greater than or equal to 5% and less than 15% over the prior year	50.00% to 99.99%(2)
equal to 15% over the prior year	100.00% (Target Award)
greater than 15% but less than 25% over the prior year	100.00% to 199.99%(3)
greater than or equal to 25% over the prior year	200.00% (Maximum Award)

(1)	EPS Metric represents one-half (1/2) of the Target Award opportunity; and one-half (1/2) of the EPS Target Award may be earned in each of the two EPS Performance Periods.
(2)	In the event that EPS Growth in any EPS Performance Period is greater than or equal to 5% and less than 15% over the prior period the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 50% to a percentage determined as follows: (i) EPS Growth less 5% multiplied by (ii) five.
(3)	In the event that EPS Growth in any EPS Performance Period is greater than 15% but less than 25% over the prior period, the Performance Shares earned as a percentage of the Target Award(1) will be computed as follows: (i) EPS Growth less 5% multiplied by (ii) ten.

RTI’s Compensation Committee establishes the Performance Award Peer Group at the grant date, and has the ability to adjust the members of the peer group in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which it was originally selected, for example, where a member of the peer group is acquired by another company, sells a portion of its business, is delisted, or files for bankruptcy. The companies included in the Performance Award Peer Group for the 2014 and 2013 performance share award programs are as follows:

Performance Award Peer Companies	2014	2013
Allegheny Technologies, Inc.	✓	✓
AMCOL International Corp.	(1)	✓
Barnes Group, Inc.	✓
Carpenter Technology Corp.	✓	✓
Castle (AM) & Co.	✓	✓
CPI Aerostructures	✓	✓
Dril-Quip, Inc.	✓	✓
Ducommun Inc.	✓	✓
Eagle Materials	✓	✓
Esterline Technologies Corp.	✓	✓
Haynes International Inc.	✓	✓
Hexcel Corp.	✓
Horsehead Holding Corp.	✓	✓
Kaiser Aluminum Corp.	✓
Kaydon Corporation	(2)	✓
LMI Aerospace Inc.	✓	✓
Materion Corporation	✓	✓
Myers Industries Inc.	✓	✓
NN Inc.	✓	✓
Olympic Steel Inc.	✓	✓
Quaker Chemical Co.	✓
RBC Bearings, Inc.	✓
Reliance Steel & Aluminum Company		✓
Triumph Group, Inc.	✓	✓
Universal Stainless & Alloy Products, Inc.	✓	✓
Woodward, Inc.	✓

(1)	Acquired by Minerals Technologies, Inc. in May 2014.
(2)	Acquired by SKF Group in October 2013.

The 2014 Performance Award Peer Group is comprised of the same companies as constituted RTI’s 2014 Peer Group, listed on page 53 of this proxy statement/prospectus, except that three business competitors, Allegheny Technologies Inc., CPI Aerostructures and Triumph Group, Inc., were added to the Performance Award Peer Group as they are appropriate for evaluating total shareholder return for incentive purposes, but are inappropriate, given their size (too large or too small), for use in establishing pay levels.

The performance share award agreements contain a specific clawback provision in which the named executive officers agree that if the RTI board of directors determines that any fraud, negligence, or intentional misconduct by an officer was a significant contributing factor to RTI having to restate all or a portion of its financial statements, RTI’s Compensation Committee has the right to cause the immediate forfeiture of the award or, during the two year period following any payout, to require reimbursement of any payout in the event the payout would have been reduced due to such restatement.

Cash Incentive Compensation Awards

Consistent with RTI’s Pay Philosophy, annual cash incentive compensation for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. RTI’s Compensation Committee has discretion to pay or not pay cash incentive compensation to a particular officer, based on his or her individual performance, regardless of the level of corporate performance. See page 48 of this proxy statement/prospectus under the section entitled “Executive Compensation—Compensation Discussion and Analysis” for additional information regarding RTI’s payment of cash incentive compensation awards.

Perquisites and Other Compensation

Certain perquisites are provided to RTI’s named executive officers that RTI’s board of directors believes are competitive with other similar companies and consistent with RTI’s Pay Philosophy, as discussed under “Compensation Discussion and Analysis”. Effective November 1, 2008, the principal perquisite programs utilized by RTI’s named executive officers include tax preparation and financial counseling and annual executive medical exams. With the exception of Ms. Hickton, each of RTI’s named executive officers at that time had their base salary adjusted to include an automobile allowance and a business-related club membership allowance at that time. Ms. Hickton’s base salary was adjusted to include an automobile allowance, and she maintained her business-related club memberships, which are used by RTI as a whole.

RTI currently also has in place a 401(k) defined contribution plan in which RTI contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers not eligible to participate in the defined benefit pension plan, which was closed to new participants in 2006 and is discussed below. Messrs. McAuley, McCarley and Whalen and Ms. O’Connell are the named executive officers for whom RTI is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but RTI does not match their contributions.

Post-Employment Compensation Arrangements

RTI currently has in place a Pension Plan for Eligible Salaried Employees (the “Pension Plan”), a Supplemental Pension Program (the “Supplemental Pension Program”), and the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefit Plan”) that may be utilized by some or all of the named executive officers. RTI’s Pension Plan is a qualified defined benefit plan that covers each of RTI’s current named executive officers except for Messrs. McAuley, McCarley and Whalen and Ms. O’Connell, who joined RTI after the Pension Plan was closed to new participants in 2006. The benefits are based on a formula whereby a percentage of the participant’s average monthly base salary is multiplied by the number of continuous years of service. The named executive officers also participate in the Supplemental Pension Program, a non-qualified defined benefit plan, which entitles the named executive officer to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire (i) after having met the eligibility requirements for an immediate pension under the provisions of the qualified Pension Plan (whether or not they are a participant in the qualified Pension Plan) or (ii) after having achieved 30 years of service prior to age 60 with the consent of RTI. RTI also maintains the Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under RTI’s Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Executive Compensation—Retirement Benefits” on page 71 of this proxy statement/prospectus for additional detail regarding RTI’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table—2014

The following table provides information on the holdings of stock option, restricted stock, and performance share awards by the named executive officers, as of the end of fiscal year 2014. For information as to equity holdings of each RTI executive officer and non-executive director as of March 23, 2015, see the table on page 32 of this proxy statement/prospectus, under the section entitled “Security Ownership,” beginning on page 30 of this proxy statement/prospectus. This table includes vested and unvested option awards as well as unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer.

Name	Option Awards						Stock Awards
	Grant Date of Award	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable(1)
Dawne S. Hickton
	1/31/2014	—	17,719	(6)	$31.19	1/31/2024	13,640	(10)	$344,546	12,990	$328,127
	1/25/2013	4,824	9,650	(7)	29.13	1/25/2023	12,736	(11)	321,711	5,306	134,030
	1/27/2012	8,765	4,383	(8)	24.62	1/27/2022	8,679	(12)	219,232	9,641	243,532
	1/28/2011	13,562	—		28.47	1/28/2021	5,426	(13)	137,061	—	—
	1/29/2010	18,000	—		25.18	1/29/2020	3,304	(14)	83,459	—	—
	1/30/2009	15,000	—		13.88	1/30/2019	—		—	—	—
	1/25/2008	9,000	—		51.17	1/25/2018	—		—	—	—
	1/26/2007	5,000	—		76.85	1/26/2017	—		—	—	—
	1/27/2006	7,000	—		45.09	1/27/2016	—		—	—	—
Michael G. McAuley
	7/24/2014	—	10,000	(9)	25.12	7/24/2024	—		—	—	—
William T. Hull
	1/31/2014	—	4,336	(6)	31.19	1/31/2024	3,338	(10)	84,318	3,180	80,327
	1/25/2013	1,487	2,976	(7)	29.13	1/25/2023	2,749	(11)	69,440	1,309	33,065
	1/27/2012	3,068	1,534	(8)	24.62	1/27/2022	2,127	(12)	53,728	2,700	68,202
	1/28/2011	4,714	—		28.47	1/28/2021	1,320	(13)	33,343	—	—
	1/29/2010	4,810	—		25.18	1/29/2020	620	(14)	15,661	—	—
	1/30/2009	—	—		13.88	1/30/2019	—		—	—	—
	1/25/2008	2,600	—		51.17	1/25/2018	—		—	—	—
	1/26/2007	3,500	—		76.85	1/26/2017	—		—	—	—
	1/27/2006	4,000	—		45.09	1/27/2016	—		—	—	—
	8/1/2005	10,000	—		34.90	8/1/2015	—		—	—	—
James L. McCarley
	1/31/2014	—	8,032	(6)	31.19	1/31/2024	6,183	(10)	156,183	5,888	148,731
	1/25/2013	2,003	4,007	(7)	29.13	1/25/2023	5,288	(11)	133,575	2,203	55,648
	1/27/2012	3,896	1,948	(8)	24.62	1/27/2022	3,858	(12)	97,453	4,285	108,239
	1/28/2011	6,027	—		28.47	1/28/2021	2,412	(13)	60,927	—	—
	5/17/2010	10,000	—		25.87	5/17/2020	—		—	—	—
Patricia A. O’Connell
	1/31/2014	—	6,895	(6)	31.19	1/31/2024	5,308	(10)	134,080	5,055	127,689
	1/25/2013	1,968	3,937	(7)	29.13	1/25/2023	17,696	(11,15)	447,001	2,165	54,688
Chad Whalen
	1/31/2014	—	3,913	(6)	31.19	1/31/2024	3,012	(10)	76,083	2,870	72,496
	1/25/2013	1,091	2,184	(7)	29.13	1/25/2023	1,441	(11)	36,400	801	20,221
	1/27/2012	2,261	1,131	(8)	24.62	1/27/2022	1,120	(12)	28,291	1,658	41,881
	1/28/2011	3,477	—		28.47	1/28/2021	696	(13)	17,581	—	—
	1/29/2010	3,500	—		25.18	1/29/2020	320	(14)	8,083	—	—
	1/30/2009	—	—		13.88	1/30/2019	—		—	—	—
	1/25/2008	1,900	—		51.17	1/25/2018	—		—	—	—
	2/19/2007	10,000	—		83.41	1/26/2017	—		—	—	—

(1)	These stock option awards vest in three equal annual installments beginning one year after the grant date.
(2)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, and for Ms. O’Connell also represents 25,000 shares of restricted stock that will vest in two equal annual installments beginning one year after the date of grant.

(3)	The market value of restricted stock awards is based on the closing market price of RTI common stock as of December 31, 2014, which was $25.26 per share.
(4)	Represents the number of shares of RTI common stock payable under performance share awards based on achieving target performance goals for the January 27, 2012 grant, achieving threshold performance goals for the January 25, 2013 grant, and achieving threshold performance goals for 50% and maximum performance goals for 50% for the January 31, 2014 grant.
(5)	The performance period for the January 27, 2012 performance share awards closed on December 31, 2014. There was an 83% payout of shares for the performance period made January 30, 2015.
(6)	33% of the award will vest on each of January 31, 2015, 2016, and 2017.
(7)	33% of the award vested on January 25, 2014 and the remainder will vest in 33% increments on each of January 25, 2015 and 2016.
(8)	33% of the award vested on each of January 27, 2013 and 2014, and the remainder will vest on January 27, 2015.
(9)	33% of the award will vest on each of July 24, 2015, 2016 and 2017.
(10)	20% of the award will vest on each of January 30, 2015, January 29, 2016, and January 31, 2017, 2018 and 2019.
(11)	20% of the award vested on January 31, 2014 and the remainder will vest in 20% increments on each of January 30, 2015, January 29, 2016, and January 31, 2017 and 2018.
(12)	20% of the award vested on each of January 31, 2013 and 2014 and the remainder will vest in 20% increments on each of January 30, 2015, January 29, 2016 and January 31, 2017.
(13)	20% of the award vested on each of January 31, 2012, 2013 and 2014 and the remainder will vest in 20% increments on each of January 30, 2015 and January 29, 2016.
(14)	20% of the award vested on each of January 31, 2011, 2012, 2013 and 2014 and the remainder will vest on January 30, 2015.
(15)	12,500 shares vested on January 14, 2014 and the remaining 12,500 shares will vest on January 14, 2015.

Option Exercises and Stock Vested—2014

The following table sets forth information regarding stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions, for each of RTI’s named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dawne S. Hickton	8,000	$20,000	24,659	$769,114
Michael G. McAuley	—	—	—	—
William T. Hull	—	—	5,611	175,007
James L. McCarley	—	—	6,777	211,375
Patricia A. O’Connell	—	—	13,799	445,141
Chad Whalen	—	—	3,097	96,595

(1)	Ms. Hickton exercised options, which were expiring on January 28, 2015, to purchase 8,000 shares of RTI’s stock on November 7, 2014, at an exercise price of $21.50 per share and sold at an average market price of $24.00 per share.
(2)	The number of shares acquired and value realized on vesting of stock awards for 2014 is vested restricted stock.

Retirement Benefits

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement of RTI’s named executive officers.

Pension Benefits Table—2014

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Dawne S. Hickton	Pension Plan	17	$689,507	$—
	Supplemental Pension Program	17	2,202,901	—
	Excess Benefits Plan	17	1,247,785	—
Michael G. McAuley	Pension Plan	N/A	—	—
	Supplemental Pension Program	0	1,187	—
	Excess Benefits Plan	N/A	—	—
William T. Hull	Pension Plan	9	346,072	—
	Supplemental Pension Program	9	352,046	—
	Excess Benefits Plan	9	118,397	—
James L. McCarley	Pension Plan	N/A	—	—
	Supplemental Pension Program	4	209,231	—
	Excess Benefits Plan	N/A	—	—
Patricia A. O’Connell	Pension Plan	N/A	—	—
	Supplemental Pension Program	2	15,445	—
	Excess Benefits Plan	N/A	—	—
Chad Whalen	Pension Plan	N/A	—	—
	Supplemental Pension Program	7	142,410	—
	Excess Benefits Plan	N/A	—	—

(1)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in RTI’s Consolidated Financial Statements, which are included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015. As described in the Consolidated Financial Statements, the discount rate assumption for the RTI Pension Plan is 4.01%, for the Supplemental Pension Program is 3.16%, and for the Excess Benefit Plan is 2.95%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI) in 1964, and was closed to new participants as of January 1, 2006. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years. Average monthly earnings, defined as base salary only, are determined based upon annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Incentive awards and similar benefits are excluded. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2014, annual compensation in excess of $260,000 cannot be taken into account in determining qualified plan benefits. RTI maintains the RTI Excess Benefits Plan for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be subject to such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the RTI board of directors; at this time only Ms. Hickton and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in RTI’s annual incentive compensation programs also participate in the RTI Supplemental Pension Program, an unfunded non-qualified defined benefit plan. Participants in the Supplemental Pension Program will be entitled to receive the benefits shown in the table above if they retire or otherwise terminate employment (i) after having met the eligibility requirements for an immediate pension under the provisions of the qualified Pension Plan (whether or not they are a participant in the qualified Pension Plan) or (ii) after having achieved 30 years of service prior to age 60 with the consent of RTI. Benefits under the Supplemental Pension Program are based on a formula whereby the average annual cash incentive compensation for the highest five years in the preceding ten year period is multiplied by a factor of 1.5% for each year of continuous service. Average annual cash incentive compensation as of December 31, 2014, for purposes of the pension benefits under the Supplemental Pension Program for each of the following named executive officers were as follows: Ms. Hickton, $575,608; Mr. McAuley, $16,000; Mr. McCarley, $262,163; Ms. O’Connell, $47,472; Mr. Hull, $187,733; and Mr. Whalen, $142,544. Amounts would be paid as a lump sum distribution based on the present value of the actuarially determined amounts payable, and provides for surviving spouse benefits at a reduced rate under certain conditions described in the Supplemental Pension Program. In January 2015, the Supplemental Pension Program was amended to provide RTI’s board of directors or RTI’s Compensation Committee the discretion to allow a participant’s benefit in the Supplemental Pension Program to vest upon separation of service in circumstances where the participant has not otherwise met the vesting requirements.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers in the event of termination of such executive’s employment as of December 31, 2014 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 71 of this proxy statement/prospectus.

Dawne S. Hickton

Component	For Cause Termination	Voluntary Termination	Death	Disability(3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In- Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$525,000	$525,000	$525,000	$525,000	$—	$525,000
Cash Severance & Short-Term Incentive	—	—	172,500	172,500	—	1,380,000	3,313,645
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	2,805
Time-Based Restricted Stock	—	—	—	—	—	—	1,106,009
Performance-Based Restricted Stock	—	—	87,475	—	—	—	661,749
Other Benefits
Pension Plan(1)	51,517	51,517	12,322	51,517	51,517	51,517	51,517
Supplemental Pension Program(2)	—	—	1,177,342	151,788	—	—	—
Excess Benefits Plan(2)	—	662,780	287,860	83,066	662,780	662,780	662,780
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	156,836
Health & Welfare Benefits	—	—	—	—	—	27,847	34,809
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	22,012	27,515
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$51,517	$1,239,297	$2,262,499	$983,871	$1,239,297	$2,144,156	$6,542,665

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.
(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.
(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under RTI’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control—Continued)

Michael G. McAuley

Component	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In- Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$80,000	$80,000	$80,000	$80,000	$—	$80,000
Cash Severance & Short-Term Incentive	—	—	93,750	93,750	—	375,000	1,088,307
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	1,400
Time-Based Restricted Stock	—	—	—	—	—	—	—
Performance-Based Restricted Stock	—	—	—	—	—	—	—
Other Benefits
Supplemental Pension Program	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	6,962	13,924
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	1,592	3,184
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$80,000	$173,750	$173,750	$80,000	$383,554	$1,186,815

(Potential Payments Upon Termination of Change in Control—Continued)

William T. Hull

Component	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In- Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$140,000	$140,000	$140,000	$140,000	$—	$140,000
Cash Severance & Short-Term Incentive	—	—	84,500	84,500	—	338,000	1,070,096
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	982
Time-Based Restricted Stock	—	—	—	—	—	—	256,490
Performance-Based Restricted Stock	—	—	21,395	—	—	—	162,460
Other Benefits
Pension Plan(1)	26,570	26,570	6,435	26,570	26,570	26,570	26,570
Supplemental Pension Program	—	—	—	—	—	—	—
Excess Benefits Plan(2)	—	68,774	36,354	8,619	68,774	68,774	68,774
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	64,669
Health & Welfare Benefits	—	—	—	—	—	13,924	27,848
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,992	5,984
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$26,570	$235,344	$288,684	$259,689	$235,344	$450,260	$1,823,873

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.
(2)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under RTI’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control—Continued)

James L. McCarley

Component	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In- Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$250,000	$250,000	$250,000	$250,000	$—	$250,000
Cash Severance & Short-Term Incentive	—	—	125,000	125,000	—	500,000	1,455,282
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	1,247
Time-Based Restricted Stock	—	—	—	—	—	—	448,138
Performance-Based Restricted Stock	—	—	39,658	—	—	—	289,758
Other Benefits
Supplemental Pension Program	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	13,924	27,848
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	3,258	6,516
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$250,000	$414,658	$375,000	$250,000	$517,182	$2,478,789

(Potential Payments Upon Termination of Change in Control—Continued)

Chad Whalen

Component	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In- Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$150,000	$150,000	$150,000	$150,000	$—	$150,000
Cash Severance & Short-Term Incentive	—	—	81,250	81,250	—	325,000	993,941
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	724
Time-Based Restricted Stock	—	—	—	—	—	—	166,438
Performance-Based Restricted Stock	—	—	19,324	—	—	—	127,373
Other Benefits
Supplemental Pension Program	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,899	5,798
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$150,000	$250,574	$231,250	$150,000	$327,899	$1,444,274

Patricia A. O’Connell

In January 2015, the letter agreement for Ms. O’Connell expired by its terms and RTI and Ms. O’Connell entered into a new arrangement. Pursuant to the terms of that arrangement, Ms. O’Connell ceased to be an employee of RTI on January 31, 2015, although she agreed to remain available to RTI on an on-call basis for consulting services related to commercial and/or strategic initiatives through May 2015, for which she would be paid at the same monthly rate as one month of her most recent base salary. Ms. O’Connell also received a payment of $246,576 in lieu of a payment under the 2014 annual incentive program, as well as the payment of $8,500 in related legal fees. She is also entitled to receive up to $35,000 in reimbursement for moving and closing expenses incurred in 2015.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. McAuley, McCarley, Hull and Whalen, and formerly in place for Ms. O’Connell, provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If RTI terminates the executive’s employment other than for cause, the provisions of the executive Severance Policies described below govern. “Cause” is defined in the letter agreements to include (i) material breaches of the letter agreement, (ii) gross misconduct, (iii) gross neglect of his or her duties with RTI, insubordination, or failure to follow the lawful directives of the RTI board of directors, in each case after receiving a demand for substantial performance that identifies the manner in which RTI believes that the executive has not acted in accordance with requirements and failure to resume substantial performance of duties within 14 days of such demand, (iv) commission, indictment, conviction, guilty plea, or plea of nolo contendere, to or of any felony, a misdemeanor which substantially impairs the executive’s ability to perform his or her duties with RTI, act of moral turpitude, or intentional or willful securities law violation, (v) the executive’s act of theft or dishonesty which is injurious to RTI, or (vi) violation of any Company policy, including any substance abuse policy. If the executive dies or becomes disabled, then he or she would be entitled to (i) any accrued and unpaid salary, (ii) any vested or other benefits payable pursuant to the terms of any employee benefit plan, (iii) a pro-rated bonus, and (iv) payment of three additional months’ salary.

Executive Change in Control Severance Policy

RTI’s Executive Change in Control Severance Policy (the “Change in Control Policy”) that the RTI board of directors adopted is applicable to each of RTI’s named executive officers, except as noted below. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by RTI of participation.

The Change in Control Policy in effect on December 31, 2014 provided that if the employment of an executive to whom the policy is applicable is terminated by RTI other than for “cause” (which is defined below), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of RTI, the executive would receive the following severance benefits (please refer to page 110 for the terms of the Amended and Restated Change in Control Policy adopted on March 8, 2015):

•	Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to RTI or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the CEO and 2.0 for all other executives;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of RTI common stock or their equivalent at the greater of (i) 100% of the target award or (ii) RTI’s actual performance over the abbreviated performance period;

•	For Ms. Hickton and Messrs. Hull and Whalen only, and subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment;

•	Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident, and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period; and

•	An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change in Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Program.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30% or more of the voting power of RTI’s outstanding securities;

•	The RTI board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the RTI board of directors in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the RTI board of directors in this manner;

•	RTI merges with another company and RTI’s shareholders ultimately own less than 60 percent of the voting power of the new entity;

•	RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of its assets.

“Cause” is defined under the policy as termination upon (i) any material breach by Executive of their Letter Agreement, if any, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with RTI or failure to follow the lawful directives of the RTI board of directors, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which RTI believes that the Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within 14 days of receiving such demand, (iv) the Executive’s indictment, conviction, guilty plea, or plea of nolo contendere to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with RTI, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to RTI, or (vi) the Executive’s intentional violation of any written Company policy, including any substance abuse policy, that is not cured within 14 days after written notice of such violation is delivered to Executive.

“Good Reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of RTI of any one or more of the following: (A) the assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) a material reduction or alteration in the nature of Executive’s position, duties, status, or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by RTI to continue any of RTI’s employee benefit programs or practices (excluding any retention, transaction or other “deal bonus” arrangements adopted in connection with a Change in Control) in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) the failure of RTI to obtain a satisfactory agreement from any successor to RTI to assume and agree to perform Executive’s letter agreement; (E) any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; (F) requiring Executive to be based at a location in excess of 50 miles from the location where Executive is based immediately prior to the Change in Control; (G) the election by RTI not to extend the Employment Period of Executive’s Letter Agreement; or (H) a decrease in Executive’s base salary.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the RTI board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by RTI other than for “cause” (using the definition set forth on this page 79 of this proxy statement/prospectus), death, or disability, by the executive within 90 days of a material breach by RTI of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•

Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the CEO and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the CEO, and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•	Continuation for up to 24 months for the CEO and 12 months for the other applicable executives, of life, disability, accident, and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If RTI elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by RTI that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the terms of RTI’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate and any vested but unexercised stock options are immediately forfeited in the event that the named executive officer is terminated for cause, without cause, voluntarily terminates employment, or becomes permanently disabled. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, vested stock options may continue to be exercised for a period equal to the lesser of (a) three years following retirement or death or (b) expiration of the term of the award; provided, however, that RTI’s Compensation Committee may cause the immediate forfeiture of unvested shares where a named executive officer retires before the age of 65 or after the executive retires at any age if RTI’s Compensation Committee deems such forfeiture to be in the best interests of RTI.

Notwithstanding any provisions of RTI’s 2004 Stock Plan or any award agreement to the contrary, unless the board of directors of RTI determined otherwise at the time of the grant of an award with respect to such award, in the event of a change in control, all outstanding awards under RTI’s 2004 Stock Plan shall become fully vested.

2014 Stock and Incentive Plan

The 2014 Stock and Incentive Plan generally provides that the plan administrator shall have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of such participant’s termination of employment or service with RTI and its affiliates, whether for or without cause, or as a result of death, disability or retirement, on the award, which determination shall be set forth in the applicable award agreement.

If the holder of an award under the 2014 Stock and Incentive Plan has an employment, retention, change of control, severance or similar agreement with RTI or any affiliate that discusses the effect of a change of control on his or her awards, that agreement would control. In all other cases, unless provided otherwise in an award agreement or under the 2014 Stock and Incentive Plan prior to the date of the change of control, the following provisions of the 2014 Stock and Incentive Plan would determine the effect of a change of control on awards.

If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards would be assumed or replaced with the same type of award with similar terms and conditions by the Survivor in the change of control transaction. If applicable, each award which is assumed by the Survivor would be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the award holder upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the award would be made.

To the extent the Survivor in the change of control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change of control outstanding options and stock appreciation rights would become vested and exercisable and, unless otherwise determined by the board of directors of RTI or RTI’s Compensation Committee, would be cancelled in exchange for a cash payment equal to the excess of the change of control price of the shares over the purchase or grant price of the shares under the award; all other outstanding awards that vest based on service would vest, and performance-based awards would, unless otherwise determined by the board of directors of RTI or RTI’s Compensation Committee, become payable at the level earned if earned but not paid, and otherwise would be cancelled in exchange for a cash payment equal to the target value payable on a pro rata basis based on the portion of the performance period that has elapsed prior to the change of control event.

Upon termination of employment without Cause (as defined in the 2014 Stock and Incentive Plan or form of award) by the Survivor or termination of employment by the employee with good reason (if the employee is entitled to terminate his employment for good reason in his or her employment, severance or other similar agreement) occurring during the period of twenty-four (24) months after the change of control, (i) all outstanding or replacement awards held by the participant would become vested, exercisable, earned and payable (assuming any award for which vesting is subject to performance goals that such goals are met at the target level), (ii) all options and stock appreciation rights held by the participant immediately before the termination of employment would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the excess of the fair market value of the shares on the date of termination over the exercise or grant price of such shares underlying the award multiplied by the number of shares underlying the award, (iii) all restricted stock or restricted stock units would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the fair market value of the shares on the date of termination, (iv) all performance-based awards that have been earned but not paid would be paid at the level earned, and for such performance-based awards for which the performance period has not yet expired, the award would be cancelled in exchange for a cash payment equal to the target value payable on a pro-rated basis calculated based on the portion of the performance period that had elapsed prior to termination, and (v) all other awards would be cancelled in exchange for a cash payment equal to the value of the award.

Director Compensation Table—2014

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Daniel I. Booker	$95,000	$74,998	$169,998
Ronald L. Gallatin	75,000	74,998	149,998
Robert M. Hernandez	120,000	119,980	239,980
David P. Hess(4)	18,750	37,488	56,238
Edith E. Holiday	85,000	74,998	159,998
Jerry Howard	75,000	74,998	149,998
Mario Longhi(5)	18,750	—	18,750
Rokus L. van Iperen(5)	18,750	—	18,750
Bryan T. Moss	75,000	74,998	149,998
James A. Williams	95,000	74,998	169,998
Arthur B. Winkleblack	75,000	74,998	149,998

(1)	Dawne S. Hickton serves as both a director and an employee of RTI and receives no extra compensation for serving as a director.

(2)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of awards granted to each non-employee director, except for Mr. Hess, on April 25, 2014, and for Mr. Hess, on October 31, 2014. The grant date fair value of the stock awards on April 25, 2014 was $27.87 and the stock award on October 31, 2014 was $23.27. The assumptions used in determining the grant date fair value of these awards are set forth in Note 15 to RTI’s Consolidated Financial Statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.
(3)	As of December 31, 2014, each non-employee director beneficially owned the following aggregate number of shares of RTI common stock: Daniel I. Booker: 38,457; Ronald L. Gallatin: 32,691; Robert M. Hernandez: 84,186; David P. Hess: 1,611; Edith E. Holiday: 29,034; Jerry Howard: 5,355; Bryan T. Moss: 19,711; James A. Williams: 22,896; and Arthur B. Winkleblack: 3,572.
(4)	Mr. Hess was elected by the directors on October 30, 2014.
(5)	Messrs. Longhi and van Iperen did not stand for re-election at the Annual Meeting of Shareholders on April 25, 2014.

Narrative to Director Compensation Table

Non-employee directors (except for the Chairman) received an annual retainer for their service on the RTI board of directors of $150,000 and the Chairman received an annual retainer of $240,000, which is paid 50% in cash and 50% through awards of restricted stock under the 2004 Stock Plan. The additional annual cash retainer for the Chairperson of the Nominating/Corporate Governance Committee was $10,000, for the Chairperson of the Compensation Committee was $20,000, and for the Chairperson of the Audit Committee was $20,000.

No fees are paid for RTI’s board of directors or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of RTI’s board of directors or committee meetings be held, non-employee directors, except for the Chairman of the Board, will receive a meeting fee of $1,000 for attending such meetings. No additional meeting fees were paid during 2014.

Director Stock Ownership.

The RTI board of directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of common stock equal to three times their annual retainer within five years of joining the RTI board of directors.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex A to this proxy statement/prospectus. RTI and Alcoa urge you to read carefully this entire proxy statement/prospectus, including the merger agreement included as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Alcoa’s and RTI’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of RTI by Alcoa through the merger of a subsidiary of Alcoa with and into RTI, with RTI continuing as the surviving entity. In the merger, each share of RTI common stock, par value $0.01 per share, issued and outstanding immediately prior to the completion of the merger, except for shares of RTI common stock owned or held in treasury by RTI, will be converted into the right to receive 2.8315 shares of Alcoa common stock. No fractional shares of Alcoa common stock will be issued in connection with the merger. Instead, holders of RTI common stock who would otherwise have received a fraction of a share of Alcoa common stock will be entitled to receive cash in lieu thereof.

RTI shareholders are being asked to adopt the merger agreement. See the section entitled “The Merger Agreement” beginning on page 118 for additional and more detailed information regarding the legal document that governs the merger, including information about the conditions for the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

In the ordinary course of business and independently of each other, the senior management and board of directors of each of RTI and Alcoa regularly review and assess developments in their respective industry segments, as well as strategic options available to their respective businesses in light of economic and market conditions. In addition, on a regular basis, the senior management and board of directors of RTI assess whether the continued execution of its strategy as a standalone company or the possible sale to, or combination with, a third party offers the best avenue to achieve RTI’s long-term strategic goals and enhance shareholder value. In connection with these reviews and assessments, the RTI board of directors and senior management enlist the assistance of financial advisors and outside legal counsel.

The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement.

On September 30, 2014, at a regularly scheduled meeting of Alcoa’s Board of Directors, Alcoa management reviewed with Alcoa’s Board of Directors the three-year strategic plan of Alcoa’s downstream business. Included in the strategic plan review was a list of potential acquisition targets, including RTI, to grow Alcoa’s global aerospace portfolio and broaden its multi-material product mix.

On December 2, 2014, during an executive session of a regularly scheduled meeting of Alcoa’s Board of Directors, Klaus Kleinfeld, Chairman of the Board and Chief Executive Officer of Alcoa, discussed with Alcoa’s Board of Directors Alcoa management’s preliminary view that a transaction with RTI could benefit Alcoa by expanding its range of midstream and downstream titanium offerings and positioning Alcoa to benefit from both an expanded portfolio in value-add businesses, such as aerospace, and RTI’s advanced manufacturing technologies.

On December 8, 2014, Mr. Kleinfeld called Robert Hernandez, Chairman of the Board of Directors of RTI, and indicated that Mr. Kleinfeld wanted to set up a meeting with Mr. Hernandez. Mr. Hernandez indicated that he was willing to meet with Mr. Kleinfeld, and informed Mr. Kleinfeld that Dawne Hickton, Vice Chair,

President, and Chief Executive Officer of RTI, would attend the meeting. Mr. Kleinfeld and Mr. Hernandez did not engage in discussion regarding a potential business combination between RTI and Alcoa at this time.

Later on December 8, 2014, Mr. Hernandez updated the RTI board of directors as to Mr. Kleinfeld’s request for a meeting.

On December 9, 2014, Mr. Hernandez’s office called Mr. Kleinfeld’s office to confirm a meeting in Pittsburgh, Pennsylvania on December 17, 2014.

On December 13, 2014, Mr. Hernandez, on behalf of the RTI board of directors, contacted a representative of Jones Day, legal counsel to RTI, to discuss the upcoming meeting with Mr. Kleinfeld. Jones Day had from time to time in the past provided RTI with legal advice.

On December 17, 2014, Mr. Kleinfeld met with Mr. Hernandez and Ms. Hickton in Pittsburgh, Pennsylvania. At the meeting, Mr. Kleinfeld discussed with Mr. Hernandez and Ms. Hickton how, in Mr. Kleinfeld’s view, RTI could complement Alcoa’s high-level strategic plan, which entailed enhancing Alcoa’s existing titanium investment casting and forging capabilities with RTI’s titanium capabilities in aerospace and other value-add businesses, expanding Alcoa’s advanced manufacturing and materials technologies and leveraging Alcoa’s execution strength and discipline to create value. In this regard, Mr. Kleinfeld noted that on November 19, 2014, Alcoa had completed the acquisition of the Firth Rixson business, a leader in aerospace jet engine components, and on December 15, 2014, Alcoa had announced plans to further expand its global aerospace business through a definitive agreement to acquire privately held TITAL, a leader in titanium and aluminum structural castings for aircraft engines and airframes. Mr. Kleinfeld stated his belief that Alcoa’s and RTI’s businesses were complementary and that the two companies would make strong strategic partners. Mr. Hernandez and Ms. Hickton indicated to Mr. Kleinfeld that RTI was not for sale, but that RTI’s board of directors would be willing to consider strategic options that would deliver shareholder value, and therefore that they would convey Alcoa’s expression of interest to the RTI board of directors. Mr. Hernandez indicated that any further discussion would need to be premised on relevant historical highs in the trading price of RTI’s stock, as opposed to the then-current price of RTI’s stock.

Later on December 17, 2014, Mr. Hernandez, on behalf of the RTI board of directors, contacted a representative of Barclays to discuss Alcoa’s expression of interest. Barclays had from time to time in the past provided RTI with financial and investment banking advice.

On December 18, 2014, the RTI board of directors met in executive session following a regularly scheduled meeting of RTI’s Audit Committee of the RTI board of directors. All of the RTI directors were present. At the meeting, Mr. Hernandez reported to the other directors on the conversation he, Ms. Hickton and Mr. Kleinfeld had on December 17, 2014. The board of directors, recognizing that RTI’s aerospace and defense customers continued to look to larger, more fully integrated suppliers, believed that a business combination with Alcoa may have the potential to unlock future value for the enterprise. The RTI board of directors agreed that, in order to determine whether Alcoa would make a compelling offer for a business combination with RTI, and assuming a confidentiality agreement were in place, the parties would continue to engage in preliminary discussions.

Later on December 18, 2014, Mr. Hernandez called Mr. Kleinfeld and stated that the RTI board of directors was willing to engage in preliminary discussions with Alcoa if an appropriate confidentiality agreement was executed by the parties. At this time, Mr. Kleinfeld, on behalf of Alcoa, requested contractual exclusivity for Alcoa with RTI, which would prohibit RTI from engaging in business combination discussions with third parties for a limited period of time. Mr. Kleinfeld also requested that RTI provide Alcoa with due diligence information after the execution of a confidentiality agreement. Mr. Hernandez indicated to Mr. Kleinfeld that RTI would not provide due diligence information unless and until Alcoa gave RTI a firm indication of its interest, including the potential financial terms of any offer. Later on December 18, 2014, Mr. Hernandez called Mr. Kleinfeld and stated that RTI would not agree to exclusivity.

From December 18, 2014 to December 22, 2014, representatives of the two companies, assisted by Jones Day and Wachtell, Lipton, Rosen & Katz, legal counsel to Alcoa, which is referred to as Wachtell Lipton, negotiated a confidentiality agreement between RTI and Alcoa that contained a standstill in favor of RTI, which generally prohibited Alcoa from making public proposals to acquire RTI without RTI’s consent, acquiring RTI securities and taking similar actions, and a mutual non-solicitation of employees. On December 22, 2014, RTI and Alcoa entered into the confidentiality agreement.

On December 22, 2014, the Nominating/Corporate Governance Committee of the RTI board of directors, which is referred to as the RTI governance committee, held a telephonic meeting. All of the members of the RTI governance committee were present on the call. Also present were Chad Whalen, General Counsel and Senior Vice President of RTI, and, at the request of the RTI governance committee, representatives of Barclays and Jones Day. The RTI governance committee discussed the formation of a Business Combination Committee of the RTI board of directors, which is referred to as the BC committee, in light of the potential for fast-paced and frequent developments relating to Alcoa’s proposal and potential future proposals from third parties. The RTI governance committee directed Jones Day to draft a potential charter for the BC committee for review by the RTI governance committee and the RTI board of directors.

Later on December 22, 2014, following the execution of the confidentiality agreement, Alcoa delivered a letter to RTI. The letter indicated that Alcoa was prepared to offer $35 per share for RTI, representing a 43% premium over the 90-day volume weighted average price of RTI common stock. Alcoa’s letter further specified that the proposed price constituted a value nearly equal to the three-year highest trading price of RTI stock and a 13.0x LTM EBITDA multiple based on RTI’s September 30, 2014 quarterly results, which were the most recent publicly available quarterly results of RTI. The letter also indicated that the form of consideration would be Alcoa stock, with a fixed exchange ratio to be determined at the time of signing. As of the date of the letter, Alcoa’s offer of $35 per share for RTI represented an exchange ratio of 2.20 Alcoa shares for each share of RTI. The letter stated that Alcoa would require limited access to RTI management and RTI non-public information, and that Alcoa would expect due diligence and negotiations to commence no later than January 9, 2015.

On December 23, 2014, the RTI board of directors held a telephonic meeting. All of the RTI directors were present on the call. Also present were Mr. Whalen, and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. At the meeting, Mr. Hernandez updated the RTI directors on Alcoa’s letter. The RTI board of directors engaged in an extensive discussion with RTI management, Barclays and Jones Day about Alcoa’s proposal. Representatives of Jones Day advised the RTI board of directors on its fiduciary duties under Ohio law in respect of the Alcoa letter. The RTI board of directors also consulted Barclays and Jones Day as to its potential response to Alcoa’s proposal, including the factors that the RTI board of directors should consider in connection with its review of the proposal. The RTI directors determined that RTI should move forward in evaluating a transaction with Alcoa, with a focus on maximizing the value of a potential transaction. The RTI governance committee recommended to the RTI board of directors the creation of the BC committee, which the RTI board of directors approved after discussing the charter drafted by Jones Day.

During the period between December 23, 2014 and December 30, 2014, representatives of Barclays, at the direction of the RTI board of directors, and Greenhill & Co., LLC, Alcoa’s financial advisor, which is referred to as Greenhill, communicated regarding the anticipated timing of and process for the RTI board of directors’ evaluation of Alcoa’s proposal.

On December 30, 2014, the RTI board of directors held a telephonic meeting. All of the RTI directors were present on the call. Also present were Mr. Whalen and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. Representatives of Jones Day advised the RTI directors on their fiduciary duties under Ohio law with respect to the proposed transaction and transactions generally. The RTI directors reviewed the proposed resolutions and charter of the BC committee. After discussion, the board resolved to create the BC committee. The initial membership of the BC committee included Daniel Booker, Ronald Gallatin and Arthur Winkleblack, with Mr. Booker serving as the Chairman. The board of directors selected Mr. Booker for his legal background and experience advising on large international acquisitions, Mr. Gallatin for his investment banking background, and Mr. Winkleblack for his financial background and his recent sell-side experience. The RTI board of directors determined that forming the BC committee was advisable in light of the potential for fast-paced and frequent developments relating to Alcoa’s proposal and potential future proposals from third parties. The responsibilities of the BC committee included providing analysis, advice and opinion to the full RTI board of directors and engaging in discussions with advisors and third parties in respect of potential business combinations. The RTI board of directors determined that meetings of the BC committee would be open to all other RTI directors. For this reason, and because several or all RTI directors who were not members of the BC committee were available for and present at each meeting of the BC committee in addition to the committee members, all meetings of the BC committee were functionally equivalent to meetings of the full RTI board of directors.

Also at the December 30th meeting, the RTI directors, together with Barclays and Jones Day, engaged in a discussion of other potential acquirors and strategic partners. The RTI board of directors determined that RTI should conduct a market check process in connection with its evaluation of Alcoa’s proposed offer, and directed RTI management and representatives of Barclays to identify parties based on potential interest in RTI, ability to pay, and prospective transaction certainty. The RTI directors further directed RTI management to engage in discussions with the third parties identified as having a potential interest in RTI and provide the BC committee with regular status updates on such discussions. The RTI directors also discussed the possibility of undertaking a formal, broad-based auction process, but the RTI board of directors, in consultation with Barclays, determined that the parties most likely to be interested in acquiring RTI, and most likely to be able to consummate any such transaction, could be specifically identified and approached directly.

On January 6, 2015, the BC committee held a telephonic meeting. All of the members of the BC committee were present on the call, and additionally present were all of the other RTI directors. Also present were Mr. Whalen, Michael G. McAuley, Senior Vice President and Chief Financial Officer of RTI, James L. McCarley, Executive Vice President of Operations of RTI, and Michael E. McClain, Director-Corporate Development and Treasury of RTI. Also present at the request of the BC committee were representatives of Barclays and Jones Day. At the meeting, representatives of Barclays presented its preliminary financial analysis of Alcoa’s then-current offer. The RTI directors, together with Barclays and Jones Day, discussed RTI’s performance outlook and strategic options and considerations relating to the sale of RTI and alternative transactions, including potential acquisitions by RTI, potential transactions with other strategic parties including acquisitions of RTI, mergers of equals and joint ventures, and RTI’s prospects as a standalone company, including the potential upsides and risks of continuing to execute RTI’s strategic plan. For more information regarding RTI management’s projections of RTI’s prospects as a standalone company, which projections were considered by the RTI directors for this purpose, please refer to “—Certain RTI Financial Projections—RTI Projections” on page 107 of this proxy statement/prospectus. For more information regarding the risks related to RTI’s performance as a standalone company, which risk factors were considered by the RTI directors for this purpose, please refer to the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by RTI for the year ended December 31, 2014, which is incorporated into this proxy statement/prospectus by reference. For additional information regarding RTI’s strategic plan, please refer to “—RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors” on page 91 of this proxy statement/prospectus. The directors also discussed other potential parties in relation to the market check process. Three parties were identified by RTI management and representatives of Barclays as parties that could potentially be interested in a transaction, would have the financial ability to consummate a transaction, and would not have significant regulatory-related transaction consummation risks. Also at the meeting, representatives of Jones Day advised the RTI directors on their fiduciary duties under Ohio law.

On January 8, 2015, the RTI board of directors held a telephonic meeting. All of the RTI directors were present. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley and Mr. McClain. Also present at the request of the RTI board of directors were representatives of Barclays and Jones Day. At the meeting, Barclays delivered a financial presentation which included a discussion of recent comparable transactions in the industry, including Alcoa’s acquisition of Firth Rixson and Precision Castparts Corp.’s acquisition of Titanium Metals Corporation. For additional information regarding recent comparable transaction multiples, including those considered by the RTI board of directors and Barclays as relevant in assessing the exchange ratio, please refer to “The Merger—Opinion of Barclays Capital Inc.—Selected Precedent Transaction Analysis” on page 103 of this proxy statement/prospectus. The RTI board discussed considerations and asked questions related to the financial presentation delivered by Barclays on Alcoa’s then-current offer at the January 6, 2015 meeting of the BC committee. The RTI directors, together with representatives of Barclays and Jones Day, engaged in further deliberations with respect to a potential transaction with Alcoa.

On January 9, 2015, the BC committee held a telephonic meeting. All of the members of the BC committee were present on the call, and additionally present were all of the other RTI directors. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley and Mr. McClain. Also present at the request of the BC committee were representatives of Barclays and Jones Day. The RTI directors discussed a proposed response to Alcoa’s December 22, 2014 letter. The RTI directors also further discussed ongoing financial analyses of a potential combination with Alcoa performed by RTI management and representatives of Barclays. The RTI directors determined that RTI may be able to negotiate for a more compelling offer from Alcoa, and that RTI directors were willing to proceed with further discussions with Alcoa.

Later on January 9, 2015, RTI delivered a letter to Alcoa in response to Alcoa’s December 22, 2014 letter. In the letter, RTI indicated that it would be willing to proceed with discussions in respect of a business combination with Alcoa if Alcoa increased the proposed consideration to RTI shareholders to reflect multiples more in line with those paid in recent comparable transactions. For additional information regarding recent comparable transaction multiples, including those considered by the RTI board of directors and Barclays as relevant in assessing the exchange ratio offered by Alcoa, please refer to “The Merger—Opinion of Barclays Capital Inc.—Selected Precedent Transaction Analysis” on page 103 of this proxy statement/prospectus. RTI’s letter also expressed a preference for payment in the form of Alcoa’s shares to be based on a fixed dollar value rather than a fixed exchange ratio.

On January 10, 2015, Mr. Kleinfeld called Ms. Hickton. Mr. Kleinfeld stated that in order for Alcoa to evaluate an increase in its offer for RTI, Alcoa would need specific additional financial and business information about RTI. Ms. Hickton indicated to Mr. Kleinfeld that she would discuss his requests with the RTI board of directors.

On January 13, 2015, the BC committee held a telephonic meeting. All of the members of the BC committee were present on the call, and additionally present were all of the other RTI directors. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley and Mr. McClain. Also present at the request of the BC committee were representatives of Barclays and Jones Day. The RTI directors discussed strategic considerations relating to Alcoa’s due diligence requests. Further, the RTI board of directors discussed the market check process, including the relative financial position of Alcoa compared to other potential acquirors identified in the market check. Representatives of Barclays and Jones Day provided related advice.

On January 16, 2015, the BC committee held a telephonic meeting. All of the members of the BC committee were present on the call, and additionally present were all of the other RTI directors except for Ms. Hickton, who was unavailable due to travel in connection with the market check process. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley and Mr. McClain. Also present at the request of the BC committee were representatives of Barclays and Jones Day. At the meeting, Michael McAuley, Senior Vice President and Chief Financial Officer of RTI, updated the RTI directors on the market check process. The RTI directors discussed the update and other developments in the market check process that had been previously communicated to the RTI directors by Ms. Hickton. The RTI directors also discussed Alcoa’s request for additional financial information, including whether doing so would be necessary to obtain an increased offer from Alcoa, and concluded that it was in RTI’s best interest to provide such information.

On January 18, 2015, in response to Alcoa’s requests on January 10, 2015, Ms. Hickton called Mr. Kleinfeld, and indicated RTI’s willingness to share certain limited financial and business information at a meeting to be held on January 26, 2015.

On January 22, 2015, the BC committee held a telephonic meeting. All of the members of the BC committee were present on the call, and additionally present were all of the other RTI directors. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley and Mr. McClain. Also present at the request of the BC committee were representatives of Barclays and Jones Day. At the meeting, the RTI directors discussed the status of discussions with Alcoa, including Alcoa’s specific proposals for additional due diligence.

On January 24, 2015, Ms. Hickton emailed Mr. Kleinfeld a copy of the presentation materials which RTI planned to use in a January 26, 2015 meeting between the companies to address Alcoa’s request for additional information.

On January 26, 2015, Ms. Hickton, Mr. McAuley and Mr. McCarley met with Mr. Kleinfeld, Olivier Jarrault, Executive Vice President and Group President of Alcoa Engineered Products and Solutions, and Ken Giacobbe, Chief Financial Officer of Alcoa Engineered Products and Solutions, in New York City, New York. Representatives from Barclays and Greenhill, at the invitation of RTI and Alcoa respectively, were also present at the meeting. At this meeting, RTI management presented a business overview, including a summary of notable contracts, information on key customer programs and RTI management’s views of relevant market dynamics, and financial due diligence information, including high-level results information and the RTI projections discussed in the section “The Merger—Certain RTI Financial Projections” on page 105 of this proxy statement/prospectus. The Alcoa team asked questions and at the conclusion of the meeting requested additional information.

On January 29 and 30, 2015, the RTI board of directors held a previously scheduled, in-person meeting. All of the RTI directors were present. Also present were Mr. Whalen, Mr. McAuley and Mr. McCarley, and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. The RTI directors discussed updates in the market check process. Ms. Hickton confirmed for the RTI directors that of the three parties contacted by RTI management, none had made a bid, and further that none had expressed any interest in making any bid. The RTI directors also discussed Alcoa’s financial due diligence requests and other matters pertaining to the transaction process. Also at the meeting, representatives of Jones Day discussed with the RTI directors their fiduciary duties under Ohio law in respect of the transaction process.

Between January 27, 2015 and February 17, 2015, RTI management continued to provide additional financial due diligence information to Alcoa management. At the direction of their respective clients, representatives of Barclays and Greenhill assisted in facilitating the production and exchange of due diligence materials.

On February 17, 2015, at the direction of RTI management, representatives of Barclays called representatives of Greenhill and indicated that RTI had sufficiently responded to Alcoa’s financial due diligence requests, and that RTI expected Alcoa to revise its offer promptly.

On February 20, 2015, Mr. Kleinfeld called Ms. Hickton and indicated that Alcoa would be revising its proposal. In the phone call, Mr. Kleinfeld indicated that he believed the revised proposal met the parameters requested in RTI’s January 9, 2015 letter with respect to enhanced valuation, and characterized the value level as the highest that the Alcoa board of directors would be willing to offer.

Later on February 20, 2015, Alcoa delivered a letter to RTI. The letter indicated that Alcoa was prepared to increase its offer to 2.5625 shares of Alcoa for each share of RTI. The letter further indicated that, based on the closing price of Alcoa common stock on February 19, 2015, such exchange ratio would represent a value of $41 for each share of RTI, or a premium of 44% over RTI’s closing price on February 19, 2015, and 73% over the volume weighted average price for RTI’s closing price on the 90 previous trading days. The letter stated that to complete its due diligence review of RTI, Alcoa would require limited access to RTI management and additional information.

RTI management directed Barclays to seek clarification from Greenhill regarding certain aspects of Alcoa’s February 20, 2015 offer, including the underlying basis for Alcoa’s calculation of the proposed exchange ratio with respect to the implied transaction multiple and the treatment of RTI’s outstanding convertible notes. Later on February 20, 2015, representatives of Barclays called representatives of Greenhill for such purpose.

On February 23, 2015, the RTI board of directors held a telephonic meeting to discuss the revised proposal. All of the RTI directors were present on the call. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley, Mr. McClain and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. Representatives of Jones Day advised the RTI directors of their fiduciary duties under Ohio law relating to the proposed transaction. Representatives of Barclays made a presentation to the RTI directors on the financial aspects of the revised Alcoa offer, including with respect to Alcoa stock. The RTI directors, together with Barclays and Jones Day, discussed the revised proposal. Following such discussions, the RTI directors determined that RTI should attempt to secure terms favorable to RTI governing the offered exchange ratio, such as a “collar” on the exchange ratio that would give certain rights to RTI in the event that the trading price of Alcoa common stock declined substantially during the pendency of a potential transaction. The RTI directors further determined that RTI should move forward with confirmatory due diligence and negotiation of definitive documentation in the event agreement was reached.

On February 24, 2015, at the direction of the RTI board of directors, representatives of Barclays called representatives of Greenhill and communicated that RTI required greater per share consideration and a “collar” on the exchange ratio.

Later on February 24, 2015, representatives of Greenhill called representatives of Barclays and indicated that Alcoa would not make any further concessions to RTI.

Later on February 24, 2015, representatives of Greenhill delivered a due diligence request list to representatives of Barclays concerning Alcoa’s due diligence review of RTI.

On February 25, 2015, Ms. Hickton called Mr. Kleinfeld and stated that RTI was seeking an improved offer from Alcoa to account for the treatment of RTI’s outstanding convertible notes and a “collar” on the offered exchange ratio. Later on February 25, 2015 Mr. Kleinfeld called Ms. Hickton and indicated that Alcoa would not offer a fixed value at the time of closing or a “collar,” but that, rather than 2.5625 shares of Alcoa stock for each share of RTI (which had been calculated based on the closing price of Alcoa stock immediately before Alcoa’s February 20, 2015 offer letter), Alcoa’s offer would be for an exchange ratio that reflected $41 for each share of RTI stock at the time of signing, based on the closing price of Alcoa stock immediately prior to the execution of definitive documentation.

On February 27, 2015, the RTI board of directors held a telephonic meeting. All of the RTI directors were present on the call. Also present were Mr. Whalen, Mr. McAuley and Mr. McCarley and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. The RTI directors discussed the negotiation with Alcoa and received related updates from Barclays and RTI management. The RTI directors also further discussed the risks and merits of an all-stock transaction, including that RTI’s shareholders would share the potential risks and upsides of changes in the trading price of Alcoa stock and the fact that Alcoa stock is widely held and traded. Representatives of Barclays discussed valuation considerations with respect to the Alcoa share price. Because each proposal made by Alcoa to RTI had contemplated that the form of consideration in any transaction would consist entirely of Alcoa stock, the RTI directors had several times previously discussed considerations relating to an all-stock transaction. In each case, the RTI directors had determined, after receiving advice from Barclays and Jones Day, that if Alcoa’s offer were for a sufficiently compelling value and otherwise on terms acceptable to the RTI directors and in the best interests of RTI’s shareholders, then consideration in the form of Alcoa stock would be an acceptable deal term for RTI. At the conclusion of the discussion on February 27, 2015, the RTI directors, after receiving advice from Barclays and Jones Day, again made this determination, subject to the same qualifications. The RTI directors also discussed the importance of appropriate “reverse due diligence” on Alcoa in light of the proposed stock consideration, and received related advice from Barclays and Jones Day. The RTI board of directors instructed RTI management, Barclays and Jones Day to conduct a due diligence review of Alcoa.

Also at the RTI board of directors meeting on February 27, 2015, the RTI directors further discussed with representatives of Barclays the ability of RTI to obtain additional increases in purchase price with Alcoa. Representatives of Jones Day again briefed the RTI directors on their fiduciary duties under Ohio law with respect to the proposed transaction. After discussion, the RTI directors agreed to continue moving forward toward a definitive agreement.

Later on February 27, 2015, RTI management delivered a due diligence request list to Alcoa, in order to begin RTI’s due diligence review of Alcoa.

Starting on February 28, 2015, RTI provided certain due diligence materials requested by Alcoa in a virtual data room. The provision of such due diligence information continued through the execution of the merger agreement on March 8, 2015.

On February 28, 2015, Wachtell Lipton delivered to Jones Day an initial draft of the merger agreement. Between February 28, 2015 and March 8, 2015, Jones Day and Wachtell Lipton negotiated the terms of the merger agreement telephonically and via the exchange of drafts.

During the week of March 2, 2015, Alcoa continued its due diligence review of RTI, both telephonically and via the review of information posted to the virtual data room.

Also during the week of March 2, 2015, RTI management and RTI’s financial and legal advisors conducted “reverse due diligence,” including holding calls with Alcoa management and advisors on each of the following topics separately: Alcoa’s financial performance; Alcoa’s accounting practices; Alcoa’s liquidity position; Alcoa’s tax position; Alcoa’s environmental profile; Alcoa’s compliance profile; Alcoa’s insurance coverage; and Alcoa’s litigation profile.

On March 6, 2015, the RTI board of directors held a telephonic meeting to consider the transaction. All of the RTI directors were present on the call. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley, Mr. McClain and, at the request of the RTI board of directors, representatives of Barclays and Jones Day. Representatives of Jones Day discussed a number of aspects of the proposed transaction, including the fiduciary duties under Ohio law applicable to the directors’ consideration of the proposed transaction and the terms of the proposed transaction, including a detailed summary of the material terms of the draft merger agreement. Representatives of Barclays discussed their latest financial analyses of Alcoa’s most-recent offer with the RTI directors. RTI management and representatives of Barclays also discussed with the RTI board of directors the status of the market check. The RTI board of directors, together with Barclays and Jones Day, discussed the fact that RTI management, at the RTI board of directors’ direction, had identified and approached prospective buyers and determined that each either was not currently interested or was not inclined to pay consideration superior to what had already been offered by Alcoa. After consultation with and advice from Barclays from a financial perspective, the RTI board of directors determined that the market check had been appropriate for the purpose of determining whether a superior offer was available. The RTI board of directors, together with Barclays and Jones Day, also discussed the $50 million termination fee contained in the proposed merger agreement. In connection with that discussion, representatives of Barclays stated that, in Barclays’ experience, the $50 million termination fee was consistent with market practice for comparable transactions. The RTI board of directors determined that RTI management and Jones Day should continue negotiating the merger agreement, and agreed to reconvene during the weekend of March 7, 2015, to consider the final terms of the transaction.

Also on March 6, 2015, Alcoa’s common stock closed at a trading price of $14.48. Therefore, based on the conversation between Ms. Hickton and Mr. Kleinfeld on February 25, 2015, Alcoa’s proposed offer stood at 2.8315 shares of Alcoa common stock per share of RTI common stock during the weekend of March 7 and March 8, 2015, representing $41 based on Alcoa’s March 6, 2015 closing price.

On March 7, 2015 and March 8, 2015, Wachtell Lipton and Jones Day continued to negotiate the terms of the merger agreement and the disclosure schedules related to the merger agreement telephonically and via the exchange of drafts.

On March 8, 2015, the RTI board of directors held a telephonic meeting to consider the transaction. All of the RTI directors were present on the call. Also present were Mr. Whalen, Mr. McAuley, Mr. McCarley, Mr. McClain and, at the request of the RTI board of directors, representatives of Jones Day and Barclays. Representatives of Jones Day again advised the RTI directors on their fiduciary duties under Ohio law with respect to the proposed transactions. Representatives of Barclays then reviewed and discussed its financial analyses of the exchange ratio to be offered to RTI’s shareholders in the proposed merger and delivered Barclays oral opinion and written opinion, dated March 8, 2015, to the effect that, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio of 2.8315 shares of Alcoa common stock to be offered to the shareholders of RTI common stock pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of RTI. The full text of the written opinion of Barclays, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Annex B.

Following an extensive and thorough discussion of the factors relevant to this transaction during the course of the RTI board of directors meeting, the RTI directors unanimously determined that the merger and the merger agreement were fair to and in the best interests of RTI’s shareholders, declared that the merger was advisable, approved the merger agreement and the transactions contemplated thereby, directed that the adoption of the merger agreement be submitted to a vote at a meeting of RTI’s shareholders and resolved to recommend to RTI’s shareholders that they adopt the merger agreement.

Later on March 8, 2015, RTI and Alcoa executed and delivered the merger agreement.

On March 9, 2015, RTI and Alcoa publicly announced the execution of the merger agreement.

RTI’s Reasons for the Merger; Recommendation of the RTI Board of Directors

The RTI board of directors, at a special meeting held on March 8, 2015, unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of RTI and its shareholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed that the merger agreement be submitted to a vote of RTI shareholders; and

•	voted to recommend that RTI’s shareholders vote in favor of the adoption of the merger agreement.

ACCORDINGLY, THE RTI BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT RTI’S SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

In reaching its determination to recommend the adoption of the merger agreement by its shareholders, the RTI board of directors consulted with management as well as Barclays, RTI’s financial advisor, and Jones Day, RTI’s legal counsel. RTI’s board of directors also considered various material factors that are discussed below.

The RTI board of directors considered the following factors as generally supporting its decision to recommend that RTI’s shareholders vote to adopt the merger agreement:

•	the RTI board of directors’ assessment that Alcoa’s operating strategy is consistent with RTI’s long-term operating strategy to grow its business by expanding the scope, depth and breadth of product offerings;

•	the importance of scale in the increasingly competitive market environments in which RTI operates, and the potential for the merger to enhance RTI’s ability to compete effectively in those environments;

•	historical and current information concerning RTI’s and Alcoa’s respective businesses, financial performance and condition, results of operations, management, earnings, technology positions, competitive positions and prospects, before and after giving effect to the merger and the merger’s potential effect on RTI shareholder value, including with respect to the premium being offered by Alcoa, which is discussed in other bullet points of this section, and also including the commercial advantages discussed in other bullet points of this section that would be created by the merger and would accrue to RTI shareholders as new shareholders of Alcoa on a post-merger basis, though the RTI board of directors did not consider as material any particular amount of accretion to any securityholders other than the premium offered by Alcoa to RTI shareholders, as described below, and certain illustrative RTI estimates of synergies that may result from the merger, as described below;

•	review of Alcoa’s business operations, financial condition, earnings and prospects;

•	the potential impact of the merger on RTI’s customer relationships, employees and other business partners, including the ability to leverage Alcoa’s forging capability for titanium, Alcoa’s greater financial resources to support product development and operations, greater opportunity to cross-sell products to customers and increased buying power;

•	the adequacy of the merger consideration and the other value provided to RTI’s shareholders which the RTI board of directors views as favorable to RTI’s shareholders, including:

•	its belief, based on discussions and negotiations by RTI’s management and advisors with Alcoa’s management and advisors, that an exchange ratio of 2.8315 shares of Alcoa common stock for each share of RTI common stock was the highest price Alcoa would be willing to pay;

•	its belief that the price of RTI’s common stock in the short or medium term was highly unlikely to exceed the future value equivalent of $41 per share (based on an exchange ratio of 2.8315 shares of Alcoa common stock for each share of RTI common stock);

•	the current and historical market prices of RTI common stock, including the fact that the $41 per share merger consideration represented a premium of approximately 50.3% over the closing price of RTI’s common stock on the NYSE on March 6, 2015 (the last full trading day immediately prior to the time the RTI board of directors approved the merger agreement and merger);

•	the implied value of the merger consideration, based on the closing price of Alcoa common stock of $14.48 on March 6, 2015 (the last full trading day immediately prior to the time the RTI board of directors adopted the merger agreement and merger), as well as the value of the merger consideration that would be implied at various other Alcoa common stock share prices;

•	other factors relevant to the valuation of the Alcoa stock constituting the merger consideration, including those discussed under the caption “The Merger—Opinion of Barclays Capital Inc.” beginning on page 97;

•	the fact that Alcoa pays quarterly dividends and RTI does not;

•	the current market price of the Alcoa common stock, as well as the historical, present, and anticipated future earnings of Alcoa, and the anticipated future earnings of the combined company;

•

the current and prospective business environment in which RTI and its subsidiaries operate, including international, national and local economic conditions, the competitive and regulatory environment, and in light of the financial and competitive challenges facing the businesses, the likelihood that the combined company would be better positioned to overcome these challenges if the expected strategic and financial benefits of the transaction were fully realized;

•	the ongoing evaluation by the RTI board of directors of RTI’s standalone strategic plan, as well as the execution risks related to achieving that plan, given RTI’s position as the smallest of the four aerospace and defense titanium melters with a scale disadvantage and the lowest capacity, compared to the risks and benefits of the merger and, based on the RTI board of directors’ consideration and evaluation of the benefits, risks, and uncertainties associated with RTI’s standalone strategic plan, the RTI board of directors’ belief that the merger offers a unique and valuable strategic opportunity representing the best opportunity for long-term value creation for RTI’s shareholders reasonably available at the current time;

•	For more information regarding RTI management’s projections of RTI’s prospects as a standalone company, which projections were considered by the RTI directors for this purpose, please refer to “—Certain RTI Financial Projections—RTI Projections” on page 107 of this proxy statement/prospectus. RTI management originally prepared such projections for RTI’s board of directors as part of its annual, ordinary course strategic planning process, and updated such projections in connection with the valuation work performed to assist in the RTI board of directors’ evaluation of the merger. The projections, subject to all of the limitations and qualifications set forth in the section “—Certain RTI Financial Projections,” are projections of RTI on a standalone basis executing its strategic plan. In developing the projections, RTI management took into account the following core tenets of RTI’s current five-year strategic plan that are currently in effect and were in effect when the RTI board of directors considered the merger agreement and the merger:

•	Financial Performance: Maintaining financial strength and profitability while maximizing shareholder value.

•	Valued Brand: Being recognized as a consistently superior provider of innovative solutions.

•	Operational Excellence and Innovation: Being proactive in the pursuit of flawless execution for customers and shareholders and being quick to adapt to the rapidly changing and highly competitive industries.

•	Leading Edge Culture: Being a safe and ethical organization, a good corporate citizen and a performance-driven employer.

•	Dynamic Workplace: Being an employer that recruits, develops and rewards employees that contribute to RTI’s success.

•	Pursuant to the aspects of RTI’s strategic plan discussed above, RTI’s top strategic initiatives for 2015 include, and included when the RTI board of directors was considering the merger agreement and the merger, among other things: inventory reduction and free cash flow improvement; obtaining certain new contracts; obtaining extensions to certain existing contracts; optimizing operational processes in certain developing manufacturing spaces; and continued employee engagement actions.

•	For more information regarding the risks related to RTI’s performance as a standalone company, which risk factors were considered by the RTI board of directors with respect to its evaluation of the risks of carrying out RTI’s strategic plan, please refer to the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by RTI for the year ended December 31, 2014, which is incorporated into this proxy statement/prospectus by reference.

•	the fact that, in advance of entering into the merger agreement, RTI actively sought offers from other potential purchasers that RTI and Barclays identified as being among the most likely to be interested in a strategic combination with RTI, and that RTI did not receive any offers from any of those parties;

•	the RTI board of directors’ view that the merger agreement and the transactions contemplated by the merger agreement were more favorable to RTI’s shareholders than other strategic alternatives reasonably available to RTI and its shareholders, including continuing to execute RTI’s strategic plan on a standalone basis, acquisitions by RTI, and alternative strategic partners for business combinations or joint ventures with RTI;

•	the RTI board of directors considered that, as a result of the merger, RTI’s shareholders would own approximately 7% of the combined company, based on the number of shares issued and outstanding as of March 6, 2015, and, therefore, would benefit from the future performance of the combined company, the synergies expected to result from the merger, which RTI management and Barclays estimated could be at least $50 million per year, and the other strengths of the combined company as described above;

•	the fact that shares of Alcoa common stock issued to RTI’s shareholders will be registered on Form S-4 and will be freely tradable for RTI’s shareholders;

•	the financial analyses, information and perspectives provided to the RTI board of directors by RTI’s management and financial advisors;

•	the oral opinion of Barclays rendered on March 8, 2015 and the written opinion of Barclays, dated March 8, 2015, to the board of directors of RTI to the effect that as of that date, and subject to the qualifications, limitations and assumptions set forth in Barclays’ written opinion, the exchange ratio of 2.8315 shares of Alcoa common stock per share of RTI common stock to be offered to the shareholders of RTI common stock pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of RTI. For a discussion of Barclays’ opinion and the financial analyses presented by Barclays to the board of directors of RTI in connection with the delivery of its opinion, please see the discussion in the caption “The Merger—Opinion of Barclays Capital Inc.” beginning on page 97;

•	the discussions with representatives of Jones Day regarding the terms and conditions of the merger agreement and the fiduciary duties of the RTI board of directors in considering the merger;

•	the extensive efforts made by RTI, Barclays and Jones Day to negotiate and execute a merger agreement favorable to RTI and its shareholders;

•	the likelihood that the merger would be consummated based on, among other things:

•	the fact that Alcoa would not need to obtain financing to consummate the merger; and

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing;

•	the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, receipt of the merger consideration by RTI’s shareholders in exchange for their shares of RTI common stock would not be taxable to RTI’s shareholders that are U.S. persons for U.S. federal income tax purposes;

•	the financial and other terms and conditions of the merger agreement, as reviewed by the RTI board of directors, which are the product of extensive arm’s-length negotiations between the parties and include the following:

•

subject to compliance with the terms and conditions of the merger agreement, RTI’s ability to consider and respond to an unsolicited acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 129 of this proxy statement/prospectus), to furnish non-public information to the person making such a proposal and to engage in discussions or negotiations with the person making such an acquisition proposal, if the RTI board of directors, prior to taking any such actions, determines in good faith and after consultation with its outside legal and financial advisors that such takeover proposal either constitutes a superior proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 129 of this proxy statement/prospectus) or is reasonably likely to result in a superior proposal;

•	subject to compliance with the terms and conditions of the merger agreement, the RTI board of directors’ ability, under certain circumstances, to change, qualify, withhold, withdraw or modify the RTI board of directors’ recommendation to RTI shareholders that they vote in favor of the approval of the merger agreement or adopt, approve or recommend, an alternative takeover proposal;

•	subject to compliance with the terms and conditions of the merger agreement, RTI is permitted to terminate the merger agreement, prior to approval of the merger agreement by RTI’s shareholders, in order to approve or recommend an alternative transaction proposed by a third party that is a superior proposal, upon the payment to Alcoa of a termination fee of $50,000,000 (representing approximately 3.3% of the enterprise value of RTI in the transaction), which amount was viewed by the RTI board of directors as reasonable in light of the benefits of the merger to RTI’s shareholders and customary practice in similar precedent transactions;

•	the merger agreement provides that each party is entitled to specific performance in case of breach by the other party, and provides that RTI may, in certain cases, claim damages against Alcoa that include the lost premium to RTI’s shareholders;

•	RTI retains sufficient operating flexibility to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the fact that the definition of “material adverse effect” applicable to RTI has a number of customary carve-outs and is generally a very high standard applied by courts; and

•	the limited number and nature of the conditions to Alcoa’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions and the corresponding likelihood that the merger will be consummated on a timely basis;

•	the fact that resolutions approving the merger were unanimously approved by the RTI board, which is comprised of all independent directors (other than Ms. Hickton) who are not affiliated with Alcoa and are not employees of RTI or any of its subsidiaries;

•	the fact that the merger is not conditioned upon any member of RTI’s senior management entering into any employment or other agreement or arrangement with Alcoa, and that no such agreement or arrangement existed as of the date of the merger agreement; and

•	the determination that (i) an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type, and (ii) a fixed exchange ratio fairly captures the respective ownership interests of Alcoa’s shareholders and RTI’s shareholders in the combined company based on valuations of Alcoa and RTI at the time of the RTI board of directors’ approval of the merger agreement and avoids fluctuations caused by near-term market volatility.

In the course of its deliberations, the RTI board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the risks and costs to RTI if the merger does not close at all or in a timely manner, including the diversion of management and employee attention, potential employee attrition, and the effect on business and customer relationships;

•	the negative impact of any customer confusion or delay in purchase commitments after the announcement of the merger;

•	the challenges inherent in the combination of two businesses of the size and scope, individually and in relation to each other, of RTI and Alcoa, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the risk that remedies to which RTI may be entitled, subject to the terms and conditions in the merger agreement, in the event Alcoa fails to close may not be sufficient to compensate RTI for the harm it would suffer as a result;

•	the risk of the combined company not capturing the anticipated cost savings and operational synergies between RTI and Alcoa and the risk that other anticipated benefits of the merger might not be realized;

•	the risk that, as a result of the fixed exchange ratio of the merger consideration, the value of that component would decline in the event of a decline in the price of Alcoa common stock prior to the closing of the merger;

•	the inability of RTI’s shareholders to realize the long-term value of the successful execution of RTI’s current strategy as an independent company;

•	the restrictions contained in the merger agreement on the conduct of RTI’s business prior to the completion of the merger, including requiring RTI to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent RTI from undertaking business opportunities that may arise pending completion of the merger;

•	the restriction contained in the merger agreement on RTI’s ability to actively solicit alternative proposals to acquire RTI;

•	the fact that, under the merger agreement, RTI may be required to pay a termination fee of $50,000,000, depending on certain circumstances, which may discourage a third party from making a competitive alternative proposal to acquire RTI;

•	the potential for shareholder suits or other litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings; and

•	risks of the type and nature described in the section entitled “Risk Factors” beginning on page 17 and incorporated by reference from Alcoa’s Annual Report on Form 10-K and other SEC filings, and the other risks associated with the operations and financial position of Alcoa and the combined company following the completion of the merger.

The RTI board of directors considered all of the foregoing factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.

In addition, the RTI board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of RTI shareholders generally, including those described in the section entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus and Alcoa’s agreement to indemnify RTI directors and officers against certain claims and liabilities.

The foregoing discussion in this section sets forth all of the material factors considered by RTI’s board of directors in determining to approve the merger agreement and recommending the adoption of the merger agreement to RTI’s shareholders, but it is not intended to be an exhaustive list of the information and factors considered by RTI’s board of directors. The RTI board of directors collectively reached the conclusion to approve the merger agreement, the merger and all of the other transactions contemplated by the merger agreement and to recommend that the RTI shareholders vote to adopt the merger agreement in light of the various factors described above and other factors that the members of the RTI board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the RTI board of directors considered in connection with its evaluation of the merger, the RTI board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the RTI board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of RTI’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 of this proxy statement/prospectus.

Opinion of Barclays Capital Inc.

RTI engaged Barclays to act as its financial advisor in connection with a potential sale of the company. On March 8, 2015, Barclays rendered its oral opinion and delivered its written opinion to RTI’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio of 2.8315 shares of Alcoa common stock to be offered to the shareholders of RTI common stock pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of RTI.

The full text of Barclays’ written opinion, dated as of March 8, 2015, is attached as Annex B to this proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of RTI, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the shareholders of RTI and does not constitute a recommendation to any shareholder of RTI as to how such shareholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between RTI and Alcoa and were unanimously approved by RTI’s board of directors. Barclays did not recommend any specific form of consideration to RTI or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its fairness opinion does not in any manner address, RTI’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of the consummation of the proposed transaction. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of RTI in the proposed transaction. No limitations were imposed by RTI’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of March 7, 2015, and the specific terms of the proposed transaction;

•	reviewed and analyzed publicly available information concerning RTI and Alcoa that Barclays believed to be relevant to its analysis, including RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Annual Report of Alcoa on Form 10-K for the fiscal year ended December 31, 2014;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of RTI furnished to Barclays by RTI, including financial projections of RTI prepared by RTI’s management;

•	reviewed and analyzed publicly available financial and operating information with respect to the business, operations and prospects of Alcoa;

•	reviewed and analyzed published consensus estimates by third party equity research analysts with respect to the future financial performance of Alcoa, as adjusted, extrapolated, and approved for use, in each case, by RTI (referred to in this proxy statement/prospectus as “Alcoa Third Party Analyst Projections”);

•	reviewed and analyzed the trading history of RTI common stock from March 7, 2014 through March 6, 2015 and the trading history of Alcoa common stock over the same period;

•	reviewed and analyzed a comparison of the trading history of RTI common stock and Alcoa common stock from March 7, 2014 to March 6, 2015;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of RTI and Alcoa, in each case, with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of RTI and Alcoa;

•	had discussions with the management of RTI and management of Alcoa concerning its respective business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of RTI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of RTI, upon advice of RTI, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RTI as to RTI’s future financial performance and that RTI would perform substantially in accordance with such projections. Barclays was not provided with financial projections of Alcoa prepared by the management of Alcoa for any fiscal period. Accordingly, upon the advice of RTI, Barclays assumed that the Alcoa Third Party Analyst Projections were a reasonable basis upon which to evaluate the future financial performance of Alcoa, and, at the direction of RTI, Barclays relied on such estimates in performing its analysis and arriving at its opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of RTI and did not make or obtain any evaluations or appraisals of the assets or liabilities of RTI. In addition, at the direction of RTI, Barclays solicited indications of interest from certain selected third parties with respect to the purchase of all or a part of RTI’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 8, 2015. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after March 8, 2015. Barclays expressed no opinion as to the prices at which (i) RTI common stock or Alcoa common stock would trade at any time following the announcement of the proposed transaction or (ii) Alcoa common stock will trade at any time following the consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Alcoa common stock to be held by the shareholders of RTI after the consummation of the proposed transaction will be in excess of the market value of the shares of RTI common stock owned by such shareholders at any time prior to the announcement or consummation of the proposed transaction.

In addition, Barclays assumed that the executed merger agreement conformed in all material respects to the last draft that it reviewed. Barclays assumed the accuracy of the representations and warranties contained in the merger agreement. Barclays also assumed, upon the advice of RTI, that all governmental, regulatory and third party approvals, consents and releases for the proposed transaction, that in each case were material to Barclays’ analyses and its opinion, will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that RTI has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of RTI common stock but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to the shareholders of RTI in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the board of directors of RTI. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RTI, Alcoa or any other parties to the proposed transaction. None of RTI, Alcoa, Ranger Ohio Corporation, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to RTI with selected companies that Barclays deemed comparable to RTI. The selected comparable companies were:

Specialty Metals

•	Allegheny Technologies Incorporated

•	Carpenter Technology Corporation

•	Haynes International, Inc.

•	Kaiser Aluminum Corporation

•	Precision Castparts Corp.

Aerospace Suppliers

•	AAR Corp.

•	Ducommun Incorporated

•	GKN plc

•	Heroux-Devtek Inc.

•	LMI Aerospace, Inc.

•	Magellan Aerospace Corporation

•	Spirit AeroSystems Holdings, Inc.

•	Triumph Group, Inc.

As part of its selected comparable company analysis, Barclays calculated and analyzed for each of the comparable companies the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 2015 calendar year. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents, the value of any preferred stock (at liquidation value), the value of any convertible stock, and the book value or market value, as applicable, of any minority interest. All of these calculations were performed, and based on publicly available financial data and closing prices, as of March 6, 2015, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Multiple Range of Comparable Companies of RTI
	Specialty Metals			Aerospace Suppliers
	Low	Median	High	Low	Median	High
Enterprise Value as a Multiple of Estimated EBITDA:
Calendar Year 2015E	6.7x	7.6x	10.4x	6.5x	7.2x	9.0x

Based on its qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of RTI and the selected comparable companies, Barclays selected enterprise value to EBITDA multiples of 7.0x to 8.0x for calendar year 2015. Barclays then applied the reference ranges of these multiples to the corresponding financial data for RTI, using estimates provided by the management of RTI. After deriving implied enterprise values for RTI, Barclays then derived implied equity values for RTI by subtracting the net debt as of December 31, 2014. The analysis resulted in an implied equity value range of approximately $25 to $29 rounded to the nearest dollar.

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Alcoa with selected companies that Barclays deemed comparable to Alcoa. The selected comparable companies were:

Primary Metals

•	Century Aluminum Company

•	Hindalco Industries Ltd.

•	Noranda Aluminum Holding Corporation

•	Norsk Hydro ASA

Specialty Metals

•	Allegheny Technologies Incorporated

•	Carpenter Technology Corporation

•	Haynes International, Inc.

•	Kaiser Aluminum Corporation

•	Precision Castparts Corp.

•	RTI

As part of its selected comparable company analysis, Barclays calculated and analyzed for each of the comparable companies the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 2015 calendar year. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents, the value of any preferred stock (at liquidation value), the value of any convertible stock, and the book value or market value, as applicable, of any minority interest. All of these calculations were performed, and based on publicly available financial data and closing prices, as of March 6, 2015, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Multiple Range of Comparable Companies of Alcoa
	Primary Metals			Specialty Metals
	Low	Median	High	Low	Median	High
Enterprise Value as a Multiple of Estimated EBITDA:
Calendar Year 2015E	4.5x	5.3x	7.2x	6.7x	7.6x	10.4x

Given the different natures of the businesses in which Alcoa participates, Barclays used comparable companies’ analysis for Alcoa’s corporate segments by applying various multiples to selected financial measures of such corporate segments based on the Alcoa Third Party Analyst Projections. Based on its qualitative judgments concerning the corporate segments, Barclays (a) valued the segment represented by Alcoa’s ownership interest in the joint venture Alcoa World Alumina and Chemicals based on the market value of Alumina Ltd., a publicly listed company that owns a 40% interest in such joint venture, as of March 6, 2015 and (b) selected enterprise value to EBITDA multiples of (1) 4.5x to 5.5x for calendar year 2015 for the primary metals segment, (2) 6.0x to 7.0x for calendar year 2015 for the flat rolled segment, and (3) 8.0x to 10.0x for calendar year 2015 for the engineered products segment. Based on the foregoing multiples and the value of the Alcoa World Alumina and Chemicals segment, Barclays then applied the reference ranges of the implied multiples to the corresponding financial data for Alcoa, using Alcoa Third Party Analyst Projections, to calculate the enterprise values of Alcoa. After deriving implied enterprise values for Alcoa, Barclays then derived implied equity values for Alcoa by subtracting the estimated net debt as of December 31, 2014, the value of any preferred stock (at liquidation value) and the book value or market value, as applicable, of any minority interest. The analysis resulted in an implied equity value range of approximately $13 to $17, in each case rounded to the nearest dollar.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with RTI and Alcoa, respectively. However, because of the inherent differences between the business, operations and prospects of RTI, Alcoa and those of their selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of RTI, Alcoa and their selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between RTI, Alcoa and their respective set of comparable companies included in the selected company analysis.

Based on the range of implied equity values per share calculated in the RTI selected comparable company analysis and the Alcoa selected comparable company analysis, Barclays calculated a range of implied exchange ratios ranging from 1.50 to 2.22 shares of Alcoa common stock per share of RTI common stock. Barclays noted that the exchange ratio of 2.8315 shares of Alcoa common stock to be offered to the shareholders of RTI common stock was above the implied exchange ratio range calculated based on the selected comparable company analysis.

Discounted Cash Flow Analysis

In order to estimate the present value of RTI common stock and Alcoa common stock, Barclays performed a discounted cash flow analysis of each of RTI and Alcoa. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of RTI using the discounted cash flow method, Barclays added (i) RTI’s projected after-tax unlevered free cash flows for fiscal years 2015 through 2019 based on management projections to (ii) the “terminal value” of RTI as of 2019, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense and adding back depreciation and amortization and subtracting capital expenditures and adjusting for changes in working capital and unearned revenue. The residual value of RTI at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on EBITDA for the fiscal year ending December 31, 2020 of 7.0x to 8.0x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the management projections. The range of after-tax discount rates of 11% to 14% was selected based on an analysis of the weighted average cost of capital of RTI and the comparable companies. Barclays then calculated a range of implied prices per share of RTI by subtracting net debt as of December 31, 2014 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the diluted number of shares of RTI common stock. The analysis resulted in an implied equity value range of approximately $35 to $44, in each case rounded to the nearest dollar.

To calculate the estimated enterprise value of Alcoa using the discounted cash flow method, Barclays added (i) Alcoa’s projected after-tax unlevered free cash flows for fiscal years 2015 through 2019 based on the Alcoa Third Party Analyst Projections to (ii) the “terminal value” of Alcoa as of 2019, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense and adding back depreciation and amortization and subtracting capital expenditures and adjusting for changes in working capital and certain pension adjustments. The residual value of Alcoa at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on EBITDA for the fiscal year ending December 31, 2020 of 7.0x to 8.0x, which was derived by applying such range to the Alcoa Third Party Analyst Projections. The range of after-tax discount rates of 8.5% to 10.5% was selected based on an analysis of the weighted average cost of capital of Alcoa and the comparable companies. Barclays then calculated a range of implied prices per share of Alcoa by subtracting estimated net debt as of December 31, 2014, preferred and minority interests, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the diluted number of shares of Alcoa common stock. The analysis resulted in an implied equity value range of approximately $14 to $19, in each case rounded to the nearest dollar.

The discounted cash flow analysis yielded implied exchange ratios ranging from 1.83 to 3.07 shares of Alcoa common stock per share of RTI common stock. Barclays noted that on the basis of the discounted cash flow analysis, the exchange ratio of 2.8315 shares of Alcoa common stock to be offered to the shareholders of RTI common stock pursuant to the merger agreement falls within the implied exchange ratio range.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Based on Barclays’ experience and familiarity with RTI’s industry, Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to RTI with respect to the size, mix, margins and other characteristics of their businesses.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of RTI and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and RTI. The following table sets forth the transactions analyzed based on such characteristics:

Date Announced	Acquiror	Target
6/26/2014	Alcoa Inc.	Firth Rixson
3/20/2014	Precision Castparts Corp.	Aerospace Dynamics International Inc.
6/27/2013	Precision Castparts Corp.	Permaswage SAS
12/6/2012	LMI Aerospace Inc.	Valent Aerostructures LLC
11/26/2012	Precision Castparts Corp.	Synchronous Aerospace Group
11/12/2012	Precision Castparts Corp.	Titanium Metals Corporation
11/7/2012	Consolidated Precision Products Corp.	Turbine Technologies Group of ESCO Corporation
7/17/2012	Precision Castparts Corp.	Aerospace operations of Héroux-Devtek Inc.
9/12/2011	Warburg Pincus LLC	Consolidated Precision Products Corp.
7/18/2011	Precision Castparts Corp.	Primus International Inc.
6/22/2011	Carpenter Technology Corporation	Latrobe Specialty Metals, Inc.
1/31/2011	Alcoa Inc.	Aerospace fastener business of TransDigm Group Inc.
11/17/2010	Allegheny Technologies Incorporated	Ladish Co., Inc.

Barclays selected a range of 10.0x to 13.0x multiple of the target company’s last twelve months’ EBITDA and applied such range to RTI’s projections to calculate a range of implied per share equity value of RTI common stock. Based upon these judgments, Barclays’ precedent transactions analysis yielded an implied equity value range for RTI of approximately $30 to $41 per share of RTI common stock, in each case rounded to the nearest dollar. Barclays noted that the implied value per share of RTI common stock in the merger, based on Alcoa common share’s closing price of $14.48 on March 6, 2015, and the exchange ratio of 2.8315, was $41 per share of RTI common stock.

Historical Exchange Ratio Analysis

To provide background information and perspective with respect to the historical share prices of RTI common stock and Alcoa common stock, Barclays reviewed for informational purposes the daily historical closing share prices of RTI common stock and Alcoa common stock for the period from March 7, 2014 to March 6, 2015. Barclays analyzed the ratio of the daily closing common share price of RTI to the corresponding common share price of Alcoa over the one year period. In addition, Barclays reviewed the implied exchange ratio of the closing common share price for RTI and closing common share price of Alcoa, as well as the 30-day, 90-day, six-month and one-year averages of such exchange ratios, respectively, as of March 6, 2015. The results of this historical exchange ratio analysis are summarized below:

	Exchange Ratio	% Premium of Alcoa Offer
March 6, 2015	1.880	50.6%
30-Day Average	1.635	73.2%
90-Day Average	1.516	86.8%
6-Month Average	1.530	85.0%
1-Year Average	1.712	65.4%

This analysis implied relative exchange ratios ranging from 1.516 to 1.880 shares of Alcoa common stock per share of RTI common stock which Barclays noted were below the exchange ratio to be offered to holders of RTI common stock of 2.8315 shares of Alcoa common stock per RTI common share.

Research Analyst Targets Analysis

To provide background information and perspective, Barclays evaluated for informational purposes the publicly available price targets of shares of RTI common stock and shares of Alcoa common stock published by third party equity research analysts associated with various Wall Street firms. This analysis resulted in a range of approximately $25 to $35, in each case rounded to the nearest dollar, per share of RTI common stock and yielded implied exchange ratios ranging from 1.09 to 2.47 shares of Alcoa common stock per RTI common share. The exchange ratio of 2.8315 to be offered to holders of shares of RTI common stock is above the range of implied exchange ratios as calculated by Barclays’ analysis of equity research analysts price targets.

Historical Common Stock Trading Range Analysis

To provide background information and perspective, Barclays reviewed for informational purposes the daily historical closing prices of RTI common stock and Alcoa common stock for the period from March 7, 2014 to March 6, 2015. This analysis (1)(a) resulted in a range of approximately $21 to $29, in each case rounded to the nearest dollar, per share of RTI common stock and (b) resulted in a range of approximately $12 to $18, in each case rounded to the nearest dollar, per share of Alcoa common stock and (2) implied exchange ratios ranging from 1.21 to 2.47 shares of Alcoa common stock per share of RTI common stock.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RTI’s board of directors selected Barclays because of its familiarity with RTI and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to RTI in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, RTI paid Barclays a retainer fee of $250,000 upon execution of Barclays’ engagement letter with RTI and agreed to pay the same amount on each quarterly anniversary of the execution of the engagement letter until consummation of the proposed transaction. In addition, RTI paid Barclays $2,250,000 upon the delivery of Barclays’ opinion. RTI has agreed to pay Barclays a fee of approximately $22.1 million upon consummation of the proposed transaction against which the amounts paid as a retainer fee and for the opinion will be credited. In addition, RTI has agreed to reimburse Barclays for its reasonable expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by RTI and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for RTI and Alcoa in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past three years, Barclays has: performed the following investment banking and financial services for RTI: (i) in April 2013, Barclays acted as joint bookrunner for RTI’s $402.5 million convertible senior notes offering; (ii) in February 2012, Barclays acted as financial advisor to RTI on the $182.5 million acquisition of Remmele Engineering Inc.; and (iii) Barclays is currently a lender in RTI’s $150 million revolving credit facility. In connection with such services, Barclays received in the aggregate approximately $5.67 million from RTI. In addition, in the past three years, Barclays has not performed any services for Alcoa for which Barclays has received compensation.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of RTI and Alcoa for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain RTI Financial Projections

During the course of the negotiations between Alcoa and RTI, each of Alcoa and RTI supplied the other with certain business and financial information that was not publicly available. RTI management provided the RTI board of directors, Barclays, Alcoa, Greenhill and Morgan Stanley & Co. LLC (“Morgan Stanley”), Alcoa’s financial advisors, with certain financial projections which were prepared by, and are the responsibility of, management of RTI, which is referred to in this section as the financial projections by RTI. The financial projections by RTI relating to Alcoa’s future performance were not prepared, reviewed or adopted by Alcoa’s management. The financial projections by RTI were prepared based on Alcoa and RTI as standalone entities and do not reflect any potential synergies resulting from, or any other aspects of, the merger, and are not intended to be added together, and adding together the financial projections by RTI for the two companies would not represent the results Alcoa and the surviving corporation will achieve if the merger is completed and does not represent forward looking financial information for Alcoa and the surviving corporation. The information in the financial projections by RTI relating to RTI’s business was prepared on a basis consistent with the historical accounting policies included in the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in RTI’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 158.

RTI does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of RTI has prepared the prospective financial information set forth below to assist the RTI board of directors in its evaluation of the merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the RTI’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments at the time of preparation, and presents as of the time of preparation, to the best of management’s knowledge and belief, the reasonable projections of the future financial performance of Alcoa or RTI. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Alcoa’s nor RTI’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

While presented with numerical specificity, the financial projections by RTI are based upon a variety of estimates and assumptions relating to the businesses of Alcoa and RTI that are inherently uncertain, though considered reasonable by RTI’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement/prospectus under the section entitled “Risk Factors” beginning on page 17. There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by RTI relate, the more unreliable the projections become.

Readers of this proxy statement/prospectus should not place undue reliance on the financial projections by RTI. Neither RTI, Alcoa nor any other person has made or makes any representation to any shareholder, or any other party, regarding the information included in these projections. The inclusion of financial projections by RTI in this proxy statement/prospectus should not be regarded as an indication that Alcoa, RTI or their respective representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Management of Alcoa and RTI have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the financial projections by RTI used in conjunction with the merger may differ from these forecasts.

EXCEPT TO THE EXTENT REQUIRED BY LAW, NONE OF ALCOA, RTI OR THEIR RESPECTIVE DIRECTORS OR OFFICERS INTEND TO UPDATE OR REVISE THE FINANCIAL PROJECTIONS BY RTI TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT SOME OR ALL OF THE ASSUMPTIONS ARE DETERMINED TO BE INACCURATE OR ERRONEOUS. THE ASSUMPTIONS MAY BE INACCURATE OR ERRONEOUS AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

As referred to below, earnings before interest, taxes, depreciation and amortization, which is referred to in this section as EBITDA, is a financial measure commonly used in RTI’s and Alcoa’s industries but is not defined under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, this measure may vary among companies, including RTI. The EBITDA data presented below may not be comparable to similarly titled measures of other companies, including Alcoa. RTI’s management believes that EBITDA is a meaningful measure to investors and provides additional information about their ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, RTI’s management believes that EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion (straight-line, accelerated, units of production) method, which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, RTI’s management believes that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements.

RTI DOES NOT INTEND TO UPDATE THESE PROJECTIONS, INCLUDING IN RESPECT OF THE PERIOD WHEN THEY WERE PROVIDED TO ALCOA AND THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, OR TO MAKE OTHER PROJECTIONS PUBLIC IN THE FUTURE.

RTI Projections

Although RTI periodically may issue limited guidance to investors concerning its expected financial performance, RTI does not as a matter of course publicly disclose detailed financial forecasts. However, in connection with the negotiation of the merger, RTI provided to Barclays, Greenhill, Morgan Stanley and Alcoa certain non-public financial forecasts for the years that end on December 31, 2015, 2016, 2017, 2018 and 2019, which are referred to as RTI’s Projections of RTI. The management of RTI originally prepared RTI’s Projections of RTI for the RTI board of directors as part of its annual, ordinary course strategic planning process, and updated such projections in connection with the valuation work performed to assist in the RTI board of directors’ evaluation of the merger.

RTI’s Projections of RTI:

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of RTI and may not prove to be accurate;

•	were originally developed as part of the annual, ordinary course strategic planning and were updated in connection with the valuation work performed to assist in its evaluation of the merger;

•	do not necessarily reflect current estimates or assumptions management of RTI may have about prospects for RTI’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, RTI’s projections will be achieved.

The following information was included in RTI’s Projections of RTI provided by RTI management to Barclays, Greenhill, Morgan Stanley, Alcoa and the RTI board of directors:

($ in millions)	Forecast CY 2015	Forecast CY 2016	Forecast CY 2017	Forecast CY 2018	Forecast CY 2019
Sales	$851.2	$968.8	$1,076.2	$1,270.6	$1,293.0
EBITDA	$140.2	$177.0	$213.4	$270.0	$281.2

RTI’s Projections of Alcoa

RTI’s management made certain assumptions based on a view of Alcoa’s past performance, Wall Street consensus on Alcoa’s current and future performance and certain extrapolations considered by RTI’s management to be reasonable, and on such basis prepared its own projections for Alcoa for the fiscal years that end on December 31, 2015, 2016, 2017, 2018 and 2019, which are referred to as RTI’s Projections of Alcoa. RTI’s Projections of Alcoa were provided to the RTI board of directors and reviewed and approved by RTI’s management for use by Barclays in Barclays’ financial analysis and opinion. RTI’s Projections of Alcoa were not prepared, reviewed or adopted by Alcoa’s management.

The following information was included in RTI’s Projections of Alcoa provided by RTI’s management to Barclays and the RTI board of directors:

($ in millions)	Forecast CY 2015	Forecast CY 2016	Forecast CY 2017	Forecast CY 2018	Forecast CY 2019
Sales	$25,109	$26,938	$28,268	$29,116	$29,990
EBITDA	$4,269	$4,692	$5,111	$5,264	$5,422

Alcoa’s Reasons for the Merger

Alcoa believes that the acquisition of RTI will expand its range of midstream and downstream titanium offerings. Alcoa also believes that the acquisition will position Alcoa to benefit from an expanded value-add portfolio, expected growth in the aerospace market and RTI’s advanced manufacturing technologies. Alcoa’s board of directors approved the merger agreement after Alcoa’s senior management discussed with its board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of RTI. Alcoa’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Alcoa’s board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of Alcoa After the Merger

Upon completion of the merger, the current directors and officers of Alcoa are expected to continue in their existing positions. Information about the current Alcoa directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 158.

Interests of RTI’s Directors and Executive Officers in the Merger

In considering the RTI board of directors’ recommendation to vote for the proposal to adopt the merger agreement, RTI shareholders should be aware that the directors and executive officers of RTI have interests in the merger that are different from, or in addition to, the interests of RTI shareholders generally. The RTI board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending the approval of the merger agreement by RTI shareholders. In addition to the rights described in this section, the executive officers of RTI who continue employment following the merger will be eligible to receive some or all of the generally applicable benefits described under the section entitled “The Merger Agreement—Covenants and Agreements—Employee Matters” beginning on page 125.

Set forth below are descriptions of the interests of RTI’s non-employee directors (Daniel I. Booker, Ronald L. Gallatin, Robert M. Hernandez, David P. Hess, Edith E. Holiday, Jerry Howard, Bryan T. Moss, James A. Williams and Arthur B. Winkleblack) and RTI’s named executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. As used in the following descriptions, the term “named executive officers” refers to Dawne S. Hickton, James L. McCarley, William T. Hull, Michael G. McAuley, and Chad Whalen. Patricia A. O’Connell is a named executive officer of RTI for fiscal year 2014 pursuant to applicable SEC rules, but she ceased to be an employee of RTI on January 31, 2015 and is not entitled to any payments or benefits in connection with the merger and is therefore not covered by the following descriptions. RTI does not have any additional executive officers other than the named executive officers.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and some of these assumptions are based on information that is currently available but may change. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity Awards

Treatment of Stock Options

At the effective time of the merger, in accordance with the terms of the RTI 2004 Stock Plan and the terms of the merger agreement, each outstanding unvested option to purchase shares of RTI common stock under RTI’s 2004 Stock Plan, including each such option held by an executive officer, shall vest and each outstanding option to purchase shares of RTI common stock under RTI’s 2004 Stock Plan shall be converted into a stock option to purchase, on the same terms and conditions as were applicable to such RTI stock option immediately prior to the effective time, the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to such stock option by the exchange ratio, at an exercise price per share of Alcoa common stock, rounded up to the nearest whole cent, equal to the per share exercise price of such stock option immediately prior to the effective time of the merger divided by the exchange ratio.

At the effective time of the merger, in accordance with the terms of the RTI 2014 Stock and Incentive Plan and the terms of the merger agreement, each outstanding option to purchase shares of RTI common stock under RTI’s 2014 Stock and Incentive Plan, including each such option held by an executive officer, shall be converted into a stock option to purchase, on the same terms and conditions (including with respect to vesting) as were applicable to such RTI stock option immediately prior to the effective time, the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to such stock option by the exchange ratio, at an exercise price per share of Alcoa common stock, rounded up to the nearest whole cent, equal to the per share exercise price of such stock option immediately prior to the effective time of the merger divided by the exchange ratio. If the executive officer’s employment is involuntarily terminated other than for “cause” or by the executive officer for “good reason” (as defined in the applicable plan documents) within 24 months following the merger, any unvested options will immediately vest upon such termination of employment.

Treatment of Restricted Shares

At the effective time of the merger, in accordance with the terms of the RTI 2004 Stock Plan and the terms of the merger agreement, with respect to each outstanding award of shares of RTI common stock subject to vesting, repurchase or other lapse restrictions granted under the RTI 2004 Stock Plan, including each such award held by an executive officer or director, such vesting, repurchase or other lapse restrictions shall lapse as of the effective time and such award shall be converted into the right to receive the merger consideration with respect to each share of RTI common stock underlying the award.

At the effective time of the merger, in accordance with the terms of the RTI 2014 Stock and Incentive Plan and the terms of the merger agreement, with respect to each outstanding award of shares of RTI common stock subject to vesting, repurchase or other lapse restrictions granted under the RTI 2014 Stock and Incentive Plan, including each such award held by a director, such vesting, repurchase or other lapse restrictions shall lapse as of the effective time and such award shall be converted into the right to receive the merger consideration with respect to each share of RTI common stock underlying the award.

Treatment of Restricted Stock Units

At the effective time of the merger, in accordance with the terms of the RTI 2014 Stock and Incentive Plan and the terms of the merger agreement, each unvested restricted stock unit award granted under the RTI 2014 Stock and Incentive Plan, including each such award held by an executive officer, shall be converted into a restricted stock unit award, on the same terms and conditions as were applicable to such RTI restricted stock unit award immediately prior to the effective time (including with respect to vesting), in respect of the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to the restricted stock unit award by the exchange ratio. If the executive officer’s employment is involuntarily terminated other than for “cause” or by the executive officer for “good reason” (as defined in the applicable plan documents) within 24 months following the merger, any unvested restricted stock unit awards will immediately vest upon such termination of employment and be settled in shares of Alcoa common stock.

Treatment of Performance Shares

At the effective time of the merger, in accordance with the terms of the RTI 2004 Stock Plan and the terms of the merger agreement, each outstanding RTI performance share award granted in 2013, including each such award held by an executive officer, shall vest immediately in accordance with its terms (assuming for this purpose that the performance-based vesting conditions applicable to such performance share award immediately prior to the effective time are deemed achieved at the maximum target performance percentage) and shall be converted into the right to receive the merger consideration with respect to each share of RTI common stock underlying the award.

At the effective time of the merger, in accordance with the terms of the RTI 2004 Stock Plan, the RTI 2014 Stock and Incentive Plan and the terms of the merger agreement, each outstanding performance share award granted in 2014 and 2015, including each such award held by an executive officer, shall be converted into an Alcoa performance share award (which number of shares of RTI common stock subject to such performance share that shall be converted will be determined assuming achievement of (a) for RTI performance shares granted in calendar year 2014, the maximum target performance percentage, and (b) for RTI performance shares granted in calendar year 2015, 125% of target performance) in respect of the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to the performance share award immediately prior to the effective time by the exchange ratio, which performance share awards shall otherwise continue to vest over time in accordance with their terms (but which, for the avoidance of doubt, shall no longer be subject to any further performance-based vesting or other provisions) and otherwise will be settled in shares of Alcoa common stock upon any vesting of the performance share awards. Pursuant to the terms of the RTI 2014 Stock and Incentive Plan and the terms of the merger agreement, if the executive officer’s employment is involuntarily terminated other than for “cause” or by the executive officer for “good reason” (as defined in the applicable plan documents) within 24 months following the merger, any unvested performance share awards will immediately vest upon such termination of employment and be settled in shares of Alcoa common stock.

See the table entitled “Golden Parachute Compensation – RTI” beginning on page 114 of this proxy statement/prospectus, including the related footnotes, for an estimate of the value of the unvested equity awards held by each of the named executive officers that will become vested at the effective time of the merger or as a result of a qualifying termination thereafter. Based on the assumptions described below, the estimated aggregate value of the unvested restricted share awards held by RTI’s non-employee directors that will become vested at the effective time is $645,000. For more information on equity holdings of RTI’s non-employee directors and executive officers, see the table entitled “Security Ownership of Directors and Executive Officers” on page 32 of this proxy statement/prospectus. The applicable assumptions are: (1) the closing of the merger occurred on June 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), and (2) the price per share of RTI common stock is $37.70, which, in accordance with Item 402(t) of Regulation S-K, is the average closing price per share of RTI’s common stock for the first five business days following the public announcement of the merger on March 9, 2015.

Executive Change in Control Severance Policy; Employment Letter Agreements

Each executive officer participates in RTI’s Amended and Restated Executive Change in Control Severance Policy (the “Change in Control Policy”). Under the Change in Control Policy, if the executive officer’s employment is terminated (a) other than for “cause” or the executive officer’s death or disability or (b) by the executive officer for “good reason” (in each case, as defined in the Change in Control Policy) within 24 months following a change in control transaction (which includes the merger), the executive officer will be entitled to receive the following severance benefits:

•	Provided the executive officer does not violate his or her duty to maintain in strict confidence and not disclose any confidential information or disseminate any false and/or defamatory information pertaining to RTI or its shareholders, a lump sum cash severance payment equal to two times (or, in the case of Ms. Hickton, two and a half times) the sum of (1) the executive officer’s annual base salary plus (2) the executive officer’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy, which lump sum cash severance payment will be paid to the executive officer on the first day following the six month anniversary of the executive officer’s termination of employment;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance share awards or other performance-based awards representing a right to receive shares of common stock or the equivalent of shares of common stock, with any payout under such performance shares payable on the first day following the six month anniversary of the executive officer’s termination of employment;

•	Continuation for a period of up to 24 months (30 months in the case of Ms. Hickton) (such period, the “Payment Period”) of life, disability, accident, and health insurance benefits substantially similar to those that the executive officer was receiving immediately prior to his or her termination of employment but subject to reduction to the extent that the executive officer receives comparable benefits from other employment during such period;

•	An amount in cash equal to the difference in the amount of pension benefits that the executive officer would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change in Control Policy, and the pension benefits actually payable as of the executive officer’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Program which additional amount will be paid to the executive officer on the first day following the six month anniversary of the executive officer’s termination of employment;

•	A cash payment equal to the executive officer’s annual bonus as calculated under the terms of the Change in Control policy, which will be prorated based on the number of days that elapse between January 1 of the year of termination of employment and the date of termination of employment;

•	$10,000 for tax preparation and financial counseling services for the year of termination of employment;

•	An amount in cash equal to the executive officer’s reasonable legal fees and expenses incurred as a result of the executive officer’s termination of employment, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefits provided by the Change in Control Policy or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under the Change in Control Policy, which amount will be paid to the executive officer on the first day following the six month anniversary of the executive officer’s termination of employment; and

•

In the case of Ms. Hickton, Mr. Hull and Mr. Whalen, a tax gross-up payment for excise taxes imposed under Internal Revenue Code Section 4999, if the total potential parachute payments to be received by the applicable executive officer (whether or not payable under the Change in Control Policy) as reduced by an amount that is less than 20% exceeds the amount of the executive officer’s “Section 280G safe harbor limit” (as defined in the Change in Control Policy). Any tax gross-up payment for excise taxes will be paid on the first day following the six month anniversary of the executive officer’s termination of employment. If the total potential parachute payments to be received by the applicable executive officer (whether or not payable under the Change in Control Policy) as reduced by an amount that is less than 20% does not exceed the amount of the executive officer’s “Section 280G safe harbor limit,” then the amounts payable to the executive officer under the Change in Control Policy will be cut back to the executive officer’s “Section 280G safe harbor limit” and the executive officer would not be entitled to any tax gross-up payment for excise taxes.

In the case of Mr. McCarley and Mr. McAuley, if payments triggered by a change in control transaction would be subject to an excise tax under Section 4999 of the Code, then either (A) the payments will be reduced by the amount needed to avoid triggering the tax or (B) there will be no reduction of the payments, depending on which alternative leaves the executive officer in the best after-tax position.

In addition, pursuant to her employment letter agreement, in the event Ms. Hickton’s employment is terminated without cause (whether or not in connection with a change in control transaction) or by Ms. Hickton for good reason in connection with a change in control transaction, in either case, prior to Ms. Hickton attaining age 62 and becoming fully vested in unreduced benefits under the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, as amended, the RTI Excess Benefit Plan, as amended, and the RTI Supplemental Pension Program, as amended (collectively, the “Retirement Plans”), then Ms. Hickton will receive a lump sum cash payment equal to the difference between (a) the sum of the lump sum benefits Ms. Hickton would have received under the Retirement Plans if she were deemed to be age 62 on the date of termination, minus (b) the sum of the lump sum benefits she would be entitled to receive under the Retirement Plans based on her actual age on the date of termination of employment, which will be paid to Ms. Hickton on the first day following the six month anniversary of Ms. Hickton’s termination of employment.

Lastly, pursuant to the executive officers’ employment letter agreements, if the executive officer’s employment is terminated following a change in control transaction in a manner that entitles the executive officer to benefits under the Change in Control Policy, the non-competition restrictions contained in the executive officer’s employment letter agreement will not apply. However, pursuant to the executive officers’ employment letter agreements, if the executive officer’s employment is terminated for any reason, the executive officer will still be subject to the non-solicitation restrictions contained in the executive officer’s employment letter agreement for the longer of (i) 12 months, in the cases of Messrs. Hull, Whalen, and McCarley; 18 months, in the case of Mr. McAuley; or 24 months, in the case of Ms. Hickton, or (ii) the period during which the executive officer is entitled to receive severance payments under either the Change in Control Policy or RTI’s Non-Change in Control Severance Policy.

For an estimate of the amounts that would be payable to each of RTI’s executive officers in connection with a qualifying termination, see the discussion under the heading “Quantification of Merger-Related Payments and Benefits to RTI’s Named Executive Officers” beginning on page 113 of this proxy statement/prospectus.

Transaction Bonus Pool

For the purpose of retaining key employees of RTI in connection with the merger, on March 6, 2015, the RTI board of directors approved, subject to the execution and delivery of the merger agreement, payments to those RTI employees as the independent members of the RTI board of directors may determine, in their sole discretion, in an aggregate amount not to exceed $2,000,000, such payments to be made immediately prior to the effective time of the merger. While the allocation of such transaction bonus pool has not yet been determined, all or some of the executive officers may receive a portion of the transaction bonus pool.

Supplemental Pension Program

Certain of the executive officers participate in RTI’s Supplemental Pension Program, as amended (the “Supplemental Plan”). On January 30, 2015, Section 4.02 of the Supplemental Plan was amended to provide discretionary authority to RTI’s board of directors and its Compensation Committee to vest any participant in the

Supplemental Plan up to 100% vesting even if such participant has not otherwise satisfied the vesting requirement described in the Supplemental Plan. On March 6, 2015, the RTI board of directors determined that, subject to the execution and delivery of the merger agreement, each participant in the Supplemental Plan other than Dawne S. Hickton who remains employed by RTI immediately prior to the effective time of the merger shall be 100% vested for all purposes under the Supplemental Plan, effective immediately prior to the effective time of the merger. This applies to certain members of RTI’s management, including each of the named executive officers other than Ms. Hickton and Ms. O’Connell. The following table set forth the value of each executive officer’s Supplemental Plan benefits as of June 30, 2015 that will vest in connection with the merger:

Executive Officer	Supplemental Plan Account Balance
James L. McCarley	$276,468
William T. Hull	$423,141
Michael G. McAuley	$7,220
Chad Whalen	$144,340

401(k) Retirement Plans

If requested by Alcoa in writing not less than thirty business days before the closing date of the merger, the merger agreement requires that the RTI board of directors (or the appropriate committee thereof) adopt resolutions and take such corporate action as is necessary to terminate the RTI 401(k) plans, effective as of the day prior to the closing date. Upon the termination of any RTI 401(k) plan, all employer contribution accounts will become fully vested. Mr. McAuley participates in a RTI 401(k) plan and is not currently fully vested in his employer contribution account, which was valued at $9,220 on March 23, 2015.

Indemnification and Insurance

RTI directors and executive officers are entitled to certain continued indemnification and insurance coverage under the merger agreement after the merger is completed. For a more complete description, please see “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” on page 126 of this proxy statement/prospectus.

Quantification of Merger-Related Payments and Benefits to RTI’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for RTI’s “named executive officers” (as identified in accordance with SEC regulations) based on the merger, assuming (1) except as otherwise noted below, the closing of the merger occurred on June 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), (2) the price per share of RTI common stock is $37.70, which, in accordance with Item 402(t) of Regulation S-K, is the average closing price per share of RTI’s common stock for the first five business days following the public announcement of the merger on March 9, 2015, and (3) RTI’s named executive officers experienced a qualifying termination on the assumed date of the closing of the merger (solely for this purpose), referred to as a “double-trigger” event.

The calculations in the table below do not include amounts the RTI named executive officers were already entitled to receive or vested in as of the date hereof. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information that is currently available but may change. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation – RTI

Named Executive Officers(1)	Cash ($)(2)	Equity ($)(3)	Pension / NQDC ($)(4)	Perquisites / Benefits ($)(5)	Tax Reimbursement ($)(6)	Total ($)(7)
Dawne S. Hickton	7,669,120	5,621,837	—	72,776	5,752,077	19,115,810
Michael G. McAuley	1,380,377	735,367	16,440	42,440	—	2,174,624
William T. Hull	1,153,024	1,226,968	423,141	42,380	1,008,352	3,853,864
James L. McCarley	1,888,668	2,264,140	276,468	43,533	—	4,472,809
Chad Whalen	1,217,979	1,021,303	144,340	40,480	925,897	3,349,999

(1)	Patricia A. O’Connell ceased to be an employee of RTI on January 31, 2015 and is not entitled to any payments or benefits in connection with the merger.
(2)	Cash: The amounts in this column represent the “double-trigger” lump sum cash severance payments provided to the named executive officers under the Change in Control Policy and to Ms. Hickton under her employment letter agreement. The amounts in this column do not include any portion of the “single-trigger” transaction bonus pool discussed under the heading entitled “Transaction Bonus Pool” beginning on page 112 of this proxy statement/prospectus even though some or all of the named executive officers may become entitled to a portion of such pool, as the allocation of such transaction bonus pool has not yet been determined. The following table breaks down the amounts in this column by type of payment.

Named Executive Officers	Severance Payment ($)(a)	Prorated Bonus Payment ($)(b)	Payments Equivalent to Retirement Benefits ($)(c)	Total ($)
Dawne S. Hickton	3,538,750	332,495	3,797,875	7,669,120
Michael G. McAuley	1,275,000	105,377	—	1,380,377
William T. Hull	1,065,003	88,021	—	1,153,024
James L. McCarley	1,728,000	160,668	—	1,888,668
Chad Whalen	1,125,000	92,979	—	1,217,979

(a)	The amounts in this column represent the “double-trigger” lump sum cash severance payments provided to the named executive officers under the Change in Control Policy if the executive officer’s employment is terminated (i) other than for “cause” or the executive officer’s death or disability or (ii) by the executive officer for “good reason” (in each case, as defined in the Change in Control Policy) within 24 months following the merger, equal to two times (or, in the case of Ms. Hickton, two and a half times) the sum of (A) the executive officer’s annual base salary plus (B) the executive officer’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy, which lump sum cash severance payment would be paid to the executive officer on the first day following the six month anniversary of the executive officer’s termination of employment. An executive officer is only entitled to this cash severance payment if he or she does not violate his or her duty to maintain in strict confidence and not disclose any confidential information or disseminate any false and/or defamatory information pertaining to RTI or its shareholders.
(b)	The amounts in this column represent the “double-trigger” lump sum cash severance payments provided to the named executive officers under the Change in Control Policy if the executive officer’s employment is terminated (i) other than for “cause” or the executive officer’s death or disability or (ii) by the executive officer for “good reason” (in each case, as defined in the Change in Control Policy) within 24 months following the merger, equal to the executive officer’s annual bonus based on performance through the date of termination of employment, in accordance with the applicable bonus plan or arrangement, prorated based on the number of days that elapse between January 1 of the year of termination of employment and the date of termination of employment.
(c)

The amounts in this column represent the “double-trigger” lump sum cash payments (i) provided to the named executive officers under the Change in Control Policy if the executive officer’s employment is terminated (A) other than for “cause” or the executive officer’s death or disability or (B) by the executive officer for “good reason” (in each case, as defined in the Change in Control Policy) within

24 months following the merger, equal to the difference in (I) the amount of pension benefits that the executive officer would have received assuming he or she had continued to be employed for an additional 24 months (30 months in the case of Ms. Hickton) following such executive officer’s termination of employment and assuming the methods of calculations set forth in the Change in Control Policy, and (II) the pension benefits actually payable as of the executive officer’s termination of employment, in each case under RTI’s Pension Plan, as amended, and the Supplemental Plan; and (ii) provided to Ms. Hickton under her employment letter agreement in the event Ms. Hickton’s employment is terminated without cause (whether or not in connection with the merger) or by Ms. Hickton for good reason in connection with the merger prior to Ms. Hickton attaining age 62 and becoming fully vested in unreduced benefits under the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, as amended, the RTI Excess Benefit Plan, as amended, and the Supplemental Plan (collectively, the “Retirement Plans”), equal to the difference between (A) the sum of the lump sum benefits Ms. Hickton would have received under the Retirement Plans if she were deemed to be age 62 on the date of termination, minus (B) the sum of the lump sum benefits she would be entitled to receive under the Retirement Plans based on her actual age on the date of termination of employment, which additional lump sum payment would be paid to Ms. Hickton on the first day following the six month anniversary of Ms. Hickton’s termination of employment.
(3)	Equity: The amounts in this column represent the estimated value of the following unvested equity and equity-based awards under RTI’s 2004 Stock Plan and 2014 Stock and Incentive Plan the vesting of which would accelerate (a) on a “single-trigger” basis solely as a result of the closing of the transactions contemplated by the merger agreement (and regardless of whether the executive’s employment terminates): stock options granted under RTI’s 2004 Stock Plan, restricted shares granted under RTI’s 2004 Stock Plan and performance share awards granted in calendar year 2013 under RTI’s 2004 Stock Plan, and (b) on a “double-trigger” basis: stock options and restricted stock units granted under RTI’s 2014 Stock and Incentive Plan, performance share awards, granted in calendar year 2014 under RTI’s 2004 Stock Plan and performance share awards granted in calendar year 2015 under RTI’s 2014 Stock and Incentive Plan. See the discussions relating to the treatment of stock options, restricted shares, restricted stock units and performance share awards in the section entitled “The Merger—Interests of RTI’s Directors and Executive Officers in the Merger” beginning on page 108 of this proxy statement/prospectus for a more detailed description of the treatment of the equity awards. The following table breaks down the amounts in this column by type of award.

Named Executive Officers	Stock Options ($)	Restricted Shares ($)	Restricted Stock Units ($)	Performance Share Awards ($)	Total ($)
Dawne S. Hickton	741,049	1,091,963	971,581	2,817,244	5,621,837
Michael G. McAuley	260,058	—	209,435	265,875	735,367
William T. Hull	152,574	256,788	188,774	628,832	1,226,968
James L. McCarley	282,447	478,476	359,451	1,143,766	2,264,140
Chad Whalen	142,695	172,901	181,497	524,209	1,021,303

(4)	Pension/NQDC: The amounts in this column represent the “single-trigger” enhanced retirement benefits under RTI’s Supplemental Pension Program, as amended (the “Supplemental Plan”), and RTI’s 401(k) plans. The following table breaks down the amounts in this column by type of payment:

Named Executive Officers	Supplemental Plan Vesting Benefit ($)(a)	Enhanced DC Benefit ($)(b)	Total ($)
Dawne S. Hickton	—	—	—
Michael G. McAuley	7,220	9,220	16,440
William T. Hull	423,141	—	423,141
James L. McCarley	276,468	—	276,468
Chad Whalen	144,340	—	144,340

(a)	The amounts in this column represent the value of the “single-trigger” accelerated vesting of certain named executive officers’ accounts under the Supplemental Plan, as approved by the RTI board of directors on March 6, 2015.

(b)	The amounts in this column represent the value, estimated as of March 23, 2015, of any unvested employer contributions in the executive officers’ 401(k) plan accounts that would become fully vested upon the termination of RTI’s defined contribution retirement plans on the day prior to the consummation of the transactions contemplated by the merger agreement, if requested by Alcoa as contemplated by the merger agreement.

(5)	Perquisites/Benefits: The amounts in this column include the following “double-trigger” benefits: (a) the present value of 24 months (30 months in the case of Ms. Hickton) of life, disability, accident, and health insurance benefits substantially similar to those that the executive officer was receiving immediately prior to his or her termination of employment; and (b) $10,000 for tax preparation and financial counseling services for the year of termination of employment. The following table breaks down the amounts in this column by type of benefit.

Named Executive Officers	Welfare Benefits ($)	Tax and Financial Services ($)	Total ($)
Dawne S. Hickton	62,776	10,000	72,776
Michael G. McAuley	32,440	10,000	42,440
William T. Hull	32,380	10,000	42,380
James L. McCarley	33,533	10,000	43,533
Chad Whalen	30,480	10,000	40,480

(6)	Tax Reimbursements: The amounts in this column include a tax gross-up payment, pursuant to the Change in Control Policy, for Ms. Hickton and Messrs. Hull and Whalen to reimburse such executives for excise taxes imposed under Internal Revenue Code Section 4999, as the total potential parachute payments to be received by the applicable executive officer (whether or not payable under the Change in Control Policy) as reduced by an amount that is less than 20% still exceeds the amount of the executive officer’s “Section 280G safe harbor limit.” If the total potential parachute payments to be received by the applicable executive officer (whether or not payable under the Change in Control Policy) as reduced by an amount that is less than 20% does not exceed the amount of the executive officer’s “Section 280G safe harbor limit,” then the amounts payable to the executive officer under the Change in Control Policy would be cut back to the executive officer’s “Section 280G safe harbor limit” and the executive officer would not be entitled to any tax gross-up payment for excise taxes. Note that the tax gross-up payment calculations assume that none of the executive officers are receiving any portion of the transaction bonus pool discussed under the heading entitled “Transaction Bonus Pool” beginning on page 112 of this proxy statement/prospectus. If Ms. Hickton or Messrs. Whalen or Hull receive any portion of such transaction bonus pool, their tax gross-up payment could increase. Under the Change in Control Policy, any payments or benefits to Mr. McCarley and Mr. McAuley that constitute “parachute payments” under Sections 280G and 4999 of the Code may be subject to reduction to the maximum amount that would not trigger any excise taxes if such reduction would result in a greater net-after-tax amount to such executive officers.
(7)	Total: The amounts in this column include the aggregate dollar value of the sum of all amounts reported in the preceding columns.

Public Trading Markets

Alcoa common stock is listed and traded on the NYSE under the symbol “AA.” RTI common stock is listed and traded on the NYSE under the symbol “RTI.” Upon completion of the merger, the RTI common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The new Alcoa common stock issuable pursuant to the merger agreement will be listed on the NYSE and freely transferable under the Securities Act of 1933, as amended (the “Securities Act”).

Alcoa’s Dividend Policy

Alcoa’s common stock dividend policy reflects Alcoa’s earnings outlook, alternative investment opportunities, legal considerations and other factors. The current dividend on Alcoa’s common stock as authorized by Alcoa’s board of directors is $0.03 per share per quarter. Alcoa’s board of directors may change this dividend policy at any time.

For further information, please see “Comparative Market Prices and Dividends” on page 153.

RTI Shareholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Ohio Revised Code.

Under the Ohio Revised Code, shareholders are not entitled to relief as dissenting shareholders if the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger, and no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger.

Consequently, because both RTI’s and Alcoa’s common stock is listed on the NYSE, RTI’s shareholders do not have dissenters’ appraisal rights in the merger with respect to their shares of RTI common stock.

Regulatory Approvals Required for the Merger

Alcoa and RTI agreed to use their respective reasonable best efforts to take all actions and to do all things necessary, proper or advisable under the merger agreement and any applicable laws to consummate the merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger, (ii) the satisfaction of the conditions to consummating the merger, (iii) taking reasonable actions to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (which actions include furnishing all information and documentary material required under the HSR Act, and other competition laws) required to be obtained or made in connection with the merger or the taking of any action contemplated by the merger agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

The parties’ obligation to complete the merger is conditioned upon all waiting or notice periods (and extensions thereof) applicable to the merger under the HSR Act, and applicable to the approval of the European Commission pursuant to Council Regulation 139/2004 of the European Union, as amended, having expired or been terminated.

As of the date of this proxy statement/prospectus, RTI and Alcoa have obtained all regulatory approvals required to consummate the merger. However, RTI and Alcoa also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such challenge is made, RTI and Alcoa cannot assure you as to its result.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. RTI and Alcoa urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger. This summary, and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party as set forth in the merger agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the merger agreement, may be subject to limitations, qualifications and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. The representations, warranties and covenants and any description thereof may not reflect the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Alcoa or RTI. The representations and warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” beginning on page 158.

Structure of the Merger

Each of the Alcoa board of directors and the RTI board of directors has approved the merger agreement, which provides for the merger of Ranger Ohio Corporation, a direct wholly owned subsidiary of Alcoa (“Merger Sub”), with and into RTI. RTI will continue its existence under Ohio law as the surviving corporation (the “Surviving Corporation”) in the merger and as a direct wholly owned subsidiary of Alcoa.

Merger Consideration

Each share of RTI common stock issued and outstanding immediately prior to the completion of the merger, except for shares of RTI common stock owned or held in treasury by RTI, will be converted into the right to receive 2.8315 shares of Alcoa common stock (the “Exchange Ratio”). If the number of outstanding shares of RTI common stock or the number of outstanding shares of Alcoa common stock changes before the merger is completed as a result of a stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any similar event, then the exchange ratio will be proportionately adjusted.

Fractional Shares

Alcoa will not issue any fractional shares of Alcoa common stock in the merger. Instead, each holder of RTI common stock who would otherwise have received a fraction of a share of Alcoa common stock will receive, in lieu thereof, a cash payment (without interest) in an amount reflecting prevailing prices of Alcoa common stock on the NYSE following the effective time of the merger.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law (except as to the name of the Surviving Corporation, which will be RTI International Metals, Inc.).

At the effective time of the merger, the code of regulations of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law (except as to the name of the Surviving Corporation, which will be RTI International Metals, Inc.).

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Treatment of RTI Equity-Based Awards and RTI Employee Stock Purchase Plan

Stock Options

Each RTI stock option that is outstanding immediately prior to the effective time of the merger (each, an “RTI Option”) will, as of the effective time of the merger, be converted into an option to purchase, on the same terms and conditions (including with respect to vesting) as were applicable to such RTI Option immediately prior to the effective time of the merger, the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to the RTI Option by the Exchange Ratio, at an exercise price per share of Alcoa common stock, rounded up to the nearest whole cent, equal to the per share exercise price of the RTI Option immediately prior to the effective time of the merger divided by the Exchange Ratio.

Performance Share Awards

Each RTI performance share award that is outstanding immediately prior to the effective time of the merger (each, an “RTI PSA”) will, as of the effective time of the merger, (i) if granted in 2013, vest immediately in accordance with its terms (assuming for this purpose that the performance-based vesting conditions applicable to the RTI PSA immediately prior to the effective time of the merger are deemed achieved at the maximum target performance percentage and otherwise will vest in accordance with the terms of such RTI PSA) and be converted into the right to receive the merger consideration with respect to each share of RTI common stock underlying the RTI PSA or (ii) if granted in 2014 or 2015, be converted into a performance share award (which number of shares of RTI common stock subject to such RTI PSA that will be converted has been determined assuming achievement of (x) for RTI PSAs granted in calendar year 2014, the maximum target performance percentage, and (y) for RTI PSAs granted in calendar year 2015, 125% of target performance) (each, an “Adjusted PSA”), in respect of the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to the RTI PSA immediately prior to the effective time of the merger by the Exchange Ratio, which Adjusted PSAs will otherwise continue to vest over time in accordance with their terms (but which will no longer be subject to any further performance-based vesting or other provisions, but will be subject to the vesting provisions of Section 21(c)(iii)(A) of RTI’s 2014 Stock and Incentive Plan) and otherwise will be settled in shares of Alcoa common stock upon any vesting of the Adjusted PSAs.

Restricted Shares

With respect to each outstanding award of shares of RTI common stock subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the effective time of the merger (“RTI Restricted

Shares”), such vesting, repurchase or other lapse restrictions will lapse as of the effective time of the merger and such RTI Restricted Share awards will be converted into the right to receive the merger consideration with respect to each share of RTI common stock underlying the award.

Restricted Stock Unit Awards

Each unvested RTI restricted stock unit award that is outstanding immediately prior to the effective time of the merger (each, an “RTI RSU”) will, as of the effective time of the merger, be converted into a restricted stock unit award, on the same terms and conditions as were applicable to such RTI RSU immediately prior to the effective time of the merger (including with respect to vesting), in respect of the number of shares of Alcoa common stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of RTI common stock subject to the RTI RSU by the Exchange Ratio.

Employee Stock Purchase Plan

Prior to the effective time of the merger, (i) each outstanding offering period in progress under RTI’s Employee Stock Purchase Plan (the “ESPP”) will terminate, (ii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of RTI common stock in accordance with the terms of the ESPP as of such time, and the funds, if any, that remain in the participants’ accounts after such purchase will be returned to the participants and (iii) the ESPP will terminate. No participant may elect to participate in the ESPP after the date of the merger agreement, participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of the merger agreement and no new offering period will commence under the ESPP following the date of the merger agreement.

Treatment of RTI Convertible Notes

RTI’s 3.000% Convertible Senior Notes due 2015 (the “2015 Convertible Notes”) issued pursuant to the indenture, dated as of December 14, 2010 (as amended or supplemented from time to time, the “Convertible Notes Indenture”), between RTI and The Bank of New York Mellon Trust Company, N.A., as trustee, and RTI’s 1.625% Convertible Senior Notes due 2019 (the “2019 Convertible Notes” and together with the 2015 Convertible Notes, the “RTI Convertible Notes”) issued pursuant to the Convertible Notes Indenture, issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding unless converted prior to the effective time of the merger pursuant to the terms of the Convertible Notes Indenture, and will be treated in accordance with the terms of the Convertible Notes Indenture following the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be consummated only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 130.

The closing of the merger will occur on the third business day after the satisfaction or waiver of all conditions specified in the merger agreement, or on such other date as RTI and Alcoa may agree in writing. On or prior to the closing date of the merger, RTI and Merger Sub will file with the Secretary of State of the State of Ohio a certificate of merger, executed in accordance with the Ohio General Corporation Law (the “OGCL”) in order to effect the merger. The merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Ohio or at such other later date and time as is agreed between the parties and specified in the certificate of merger in accordance with the OGCL. It is currently anticipated that the completion of the merger will occur in July 2015, subject to the receipt of the requisite approval of RTI’s shareholders and other customary closing conditions, but RTI and Alcoa cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of RTI common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Letter of Transmittal

As soon as reasonably practicable after the effective time of the merger (and in any event within ten business days of the closing date of the merger), the exchange agent will mail a letter of transmittal and related instructions to each holder of record of shares of RTI common stock whose shares of RTI common stock were converted into the right to receive the merger consideration. Such materials will contain instructions on how to surrender certificates or book-entry shares representing shares of RTI common stock in exchange for the merger consideration.

If a certificate representing shares of RTI common stock has been lost, stolen or destroyed, the exchange agent will deliver the consideration payable in respect thereof under the merger agreement upon the making of an affidavit of that fact by the claimant and, if required by Alcoa or the exchange agent, the posting by such claimant of a bond in such amount as Alcoa or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate.

After the effective time of the merger, there will be no further transfers on the stock transfer books of RTI and the holders of RTI stock will have no further rights other than to payment of the merger consideration.

Withholding

Alcoa, the Surviving Corporation and the exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of RTI common stock the amounts required to be deducted and withheld with respect to the making of such payment under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, such amounts will be treated for all purposes of the merger agreement as having been paid to the holders of RTI common stock from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by Alcoa on Alcoa common stock, the record date for which is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Alcoa common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to any holder thereof until such holder has duly surrendered its RTI stock certificates or book-entry shares.

Representations and Warranties

The merger agreement contains representations and warranties of RTI and Alcoa relating to their respective businesses. With the exception of (i) certain representations that must be true and correct in all material respects and (ii) certain representations concerning capitalization, which must be true and correct in all respects except for inaccuracies that are de minimis in amount, no representation or warranty will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty as a consequence of the existence of any event, circumstance, change, effect, development or occurrence unless that event, circumstance, change, effect, development or occurrence, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of, as applicable, RTI and its subsidiaries or Alcoa and its subsidiaries, in each case taken as a whole.

For the purposes of the merger agreement, a “material adverse effect” with respect to, as applicable, RTI (a “Company Material Adverse Effect”) or Alcoa (a “Parent Material Adverse Effect”) means any event, circumstance, change, effect, development or occurrence or combination of the foregoing that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of, as applicable, RTI and its subsidiaries or Alcoa and its subsidiaries, in each case taken as a whole, other than to the extent resulting from or arising out of:

(1)	general economic or political conditions or securities, credit, financial or other capital markets (including prevailing interest rates) conditions, in each case in the United States or any foreign jurisdiction;

(2)	conditions or developments generally in the industries in which the applicable party or any of its subsidiaries conducts its business;

(3)	the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the applicable party or any of its subsidiaries with employees, customers, suppliers or business partners;

(4)	the identity of the other party or any of its affiliates as the counterparty in the transactions contemplated by the merger agreement;

(5)	any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of the applicable party or any of its subsidiaries;

(6)	the taking of any action required or expressly required by the merger agreement or with the prior written consent or at the request of the other party;

(7)	changes in applicable law (or other binding directives issued by any governmental entity), accounting principles generally accepted in the United States of America or accounting standards;

(8)	earthquakes, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism;

(9)	any change, in and of itself, in the market price or trading volume of the applicable party’s securities (provided that this exception will not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect); or

(10)	failure by the applicable party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that this exception will not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect);

except, in each case with respect to clauses (1), (2), (5), (7) and (8), to the extent (and only to the extent) disproportionately affecting the applicable party and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the applicable party and its subsidiaries operate, in which case only the incremental disproportionate effect will be taken into account.

The merger agreement contains representations and warranties made by RTI to Alcoa relating to a number of matters, including the following:

•	corporate organization, valid existence, good standing and qualification to conduct business;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls;

•	absence of undisclosed liabilities;

•	compliance with laws and possession of applicable permits;

•	environmental matters;

•	employee benefit matters;

•	absence of certain changes or events or a Company Material Adverse Effect since January 1, 2015;

•	litigation and investigations;

•	information provided for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•	anti-bribery matters;

•	tax matters;

•	labor and other employment-related matters;

•	intellectual property;

•	assets and properties;

•	insurance;

•	financial advisor’s fairness opinion;

•	material contracts;

•	customers and suppliers;

•	government contracts;

•	broker’s, finder’s and investment banker’s fees;

•	qualification of the merger as a Section 368(a) reorganization;

•	exemption of the merger from anti-takeover statutes;

•	laws relating to economic sanctions and embargoes; and

•	affiliated transactions.

The merger agreement contains representations and warranties made by Alcoa and Merger Sub to RTI relating to a number of matters, including the following:

•	corporate organization, valid existence, good standing and qualification to conduct business;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls;

•	absence of undisclosed liabilities;

•	compliance with laws and possession of applicable permits;

•	absence of certain changes or events or a Parent Material Adverse Effect since January 1, 2015;

•	litigation and investigations;

•	information provided for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•	broker’s, finder’s and investment banker’s fees;

•	ownership of RTI common stock;

•	absence of any requirement for a vote of Alcoa shareholders on the merger;

•	anti-bribery matters; and

•	qualification of the merger as a Section 368(a) reorganization.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time of the Merger

RTI has agreed that, prior to the effective time of the merger, except (i) as may be required by applicable law, (ii) with the prior written consent of Alcoa (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as set forth in the merger agreement, RTI will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business, preserve intact its present lines of business, maintain its rights, franchises and permits and preserve its relationships with customers and suppliers.

In addition, RTI has agreed that, prior to the effective time of the merger, except (i) as may be required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to RTI or any of its subsidiaries, (ii) as may be consented to by Alcoa (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as set forth in the merger agreement, RTI will not, among other things, undertake the following actions:

•	amend the organizational documents of RTI or any of its subsidiaries;

•	split or reclassify RTI’s securities;

•	pay dividends;

•	adopt a plan of merger, liquidation, dissolution, recapitalization, consolidation or bankruptcy;

•	make loans and investments with a value in excess of $10,000,000, except as contemplated by RTI’s 2015 budget;

•	except for sales of inventory or internal transfers amongst RTI and/or its subsidiaries, sell, lease, license or transfer properties or assets in excess of $10,000,000 in the aggregate;

•	authorize any capital expenditures in excess of $5,000,000, except as contemplated by RTI’s 2015 budget;

•	enter into new, or modify or terminate existing, material contracts;

•	establish, modify or terminate any company benefit plans, or grant or amend any equity awards;

•	increase the compensation, severance or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers, or pay any bonuses or incentive compensation;

•	hire or terminate (other than for cause) any officer, employee, independent contractor or consultant who has target annual cash compensation greater than $150,000;

•	materially change accounting policies or procedures;

•	purchase or redeem shares of capital stock or other equity interests of RTI;

•	sell, issue, pledge or dispose of capital stock of RTI or its subsidiaries other than with respect to outstanding stock awards or the exercise of stock options;

•	incur or redeem debt in excess of $10,000,000;

•	waive, release, settle or compromise legal actions;

•	make any material tax elections, change any material tax accounting method or file any material amended tax return; or

•	agree to do any of the foregoing.

Alcoa has agreed to a more limited set of restrictions on its business. Specifically, Alcoa has agreed that, prior to the effective time of the merger, except (i) as may be required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Alcoa or any of its subsidiaries, (ii) as may be consented to by RTI (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as set forth in the merger agreement, Alcoa will not undertake the following actions:

•	amend any of its organizational documents in a manner that would be reasonably expected to prevent, materially delay or impair the ability of Alcoa to consummate the merger;

•	pay an extraordinary dividend or distribution;

•	acquire any business if such acquisition would reasonably be expected to prevent, materially delay or impair the ability of Alcoa to consummate the merger; or

•	agree to do any of the foregoing.

Employee Matters

For a period of one year after the effective time of the merger, Alcoa will provide to employees of RTI or its subsidiaries who continue to be employed by Alcoa or the Surviving Corporation or any of their respective subsidiaries following the merger (the “RTI Employees”), compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits paid and provided to similarly situated employees of Alcoa and its subsidiaries (other than RTI and its subsidiaries); provided, that for this purpose the compensation and employee benefit plans generally provided to employees of RTI immediately prior to the effective time of the merger will be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Alcoa and its subsidiaries.

Following the closing date of the merger, Alcoa will cause any employee benefit plans sponsored or maintained by Alcoa, the Surviving Corporation or their respective subsidiaries in which the RTI Employees become eligible to participate following the closing date (collectively, the “Post-Closing Plans”) to recognize the service of each RTI Employee with RTI prior to the closing date for purposes of eligibility, vesting and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable RTI benefit plan in which such RTI Employee was eligible to participate; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate benefits of an RTI employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Alcoa and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

If requested by Alcoa in writing not less than 30 business days before the closing date of the merger, RTI’s board of directors will terminate RTI’s 401(k) plans effective as of the day prior to the closing date of the merger. Following such termination, the assets will be distributed to the participants and Alcoa, to the extent permitted by its 401(k) plan, will allow RTI Employees to make rollover contributions into Alcoa’s 401(k) plan, in each case, in accordance with the terms set forth in the merger agreement.

During the period between the date of the merger agreement and the closing date of the merger, RTI will pay to eligible employees at the end of each fiscal quarter a portion of the bonuses that otherwise would be paid at the end of the fiscal year, with such portion determined based on the achievement of applicable quarterly performance targets. In addition, following the closing date, until such time as the eligible employees become eligible to earn annual bonuses pursuant to an applicable Post-Closing Plan, Alcoa will, or will cause the Surviving Corporation to, continue to pay such quarterly bonuses.

Regulatory Approvals; Efforts

Alcoa and RTI have agreed to use their respective reasonable best efforts to take all actions necessary, proper or advisable under the merger agreement and any applicable laws to consummate the merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger, (ii) the satisfaction of the conditions to consummating the merger, (iii) taking reasonable actions to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity required to be obtained or made in connection with the merger and (iv) the execution and delivery of any additional instruments necessary to consummate the merger. Alcoa and RTI agreed to file notification under the Hart-Scott-Rodino Act and make any other filings required to be made under other competition laws. Additionally, each of Alcoa and RTI has agreed to use reasonable best efforts to fulfill all conditions precedent to the merger and not to take any action that would reasonably be expected to materially delay the obtaining of any permission, approval or consent from any governmental entity necessary to be obtained prior to the closing of the merger. Notwithstanding the foregoing, in no event will Alcoa or RTI be required to sell, divest or dispose of any assets, properties or businesses.

Indemnification and Insurance

Alcoa has agreed to indemnify, hold harmless and advance expenses (including attorneys’ fees) to each current and former director, officer or employee of RTI and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of RTI, in each case against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of any action or omission by them in their capacities as such occurring either before or after the effective date of the merger.

For a period of six years from the effective time of the merger, Alcoa has agreed to (i) maintain in effect the coverage provided by RTI through its policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the merger agreement or (ii) provide substitute policies for RTI and its current and former directors and officers of not less than the existing coverage. In so doing, Alcoa will not be required to pay annual premiums in excess of 300% of the last annual premium paid by RTI prior to the date of the merger agreement in respect of the coverages required to be obtained. In lieu of the insurance described in the preceding two sentences, RTI, if Alcoa so elects, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, acting to eliminate or minimize the effects of any applicable “takeover” statute or regulation, the listing of the shares of Alcoa common stock to be issued in the merger, litigation arising from the transaction, the termination of RTI’s revolving credit agreement and the repayment of RTI’s obligations for borrowed money, notification of certain matters, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

RTI Meeting of Shareholders and Recommendation of RTI’s Board of Directors

RTI has agreed to take, as promptly as reasonably practicable following the clearance of this proxy statement/prospectus by the SEC, all actions necessary in accordance with applicable laws and RTI’s organizational documents to hold a meeting of its shareholders for the purpose of voting upon adoption of the merger agreement. Pursuant to RTI’s articles of incorporation and Ohio law, adoption of the merger agreement will require the affirmative vote of the holders of two-thirds of the shares of RTI common stock issued and outstanding on the record date. RTI has agreed not to postpone or adjourn the meeting of shareholders except to the extent required by applicable law or to solicit additional proxies and votes in favor of adoption of the merger agreement if the number of votes required to secure shareholder adoption has not been obtained. Unless otherwise agreed by Alcoa and RTI, RTI’s meeting of shareholders may not be postponed or adjourned to a date that is more than 20 days after the date for which RTI’s meeting of shareholders is originally scheduled (excluding any adjournments or postponements required by applicable law). RTI has agreed, except in the case of an Adverse Recommendation Change (as defined below), to (i) through the RTI board of directors, recommend that its shareholders adopt the merger agreement and (ii) use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the merger agreement.

The RTI board of directors has agreed to recommend that RTI’s shareholders vote in favor of adoption of the merger agreement. The RTI board of directors has agreed further not to (i) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Alcoa, such recommendation; (ii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act); or (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of RTI a Takeover Proposal (as defined below). In this proxy statement/prospectus, any of the actions listed in the previous sentence are referred to as an “Adverse Recommendation Change.”

Notwithstanding the foregoing, prior to the time that the shareholders of RTI adopt the merger agreement, RTI’s board of directors may make an Adverse Recommendation Change if after receiving a bona fide, unsolicited written Takeover Proposal that did not result from RTI’s breach of its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement (as described below):

•	RTI’s board of directors has determined in good faith, after consultation with its outside financial and legal advisors, that (i) such Takeover Proposal constitutes a Superior Proposal (as defined below) and (ii) in light of such Takeover Proposal, the failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of RTI’s board of directors;

•	RTI has given Alcoa at least four business days’ prior written notice of its intention to take such action and has contemporaneously provided to Alcoa a copy of the Superior Proposal, a copy of any proposed alternative acquisition agreement with the person making such Superior Proposal and a copy of any financing commitments relating thereto;

•	RTI has negotiated, and has caused its representatives to negotiate, in good faith with Alcoa during the notice period, to the extent Alcoa wishes to negotiate, to enable Alcoa to propose revisions to the terms of the merger agreement such that the Superior Proposal no longer constitutes a Superior Proposal; and

•	Following the end of the notice period, RTI’s board of directors has considered in good faith any revisions to the terms of the merger agreement proposed by Alcoa, and has determined, after consultation with its outside financial and legal advisors, that the Superior Proposal nevertheless continues to constitute a Superior Proposal.

In the event of any change to any of the material terms of the Superior Proposal, RTI will deliver to Alcoa an additional notice (consistent with the requirements described above) that will trigger a new notice period (equal to the longer of (x) two business days and (y) the period remaining under the previous notice period immediately prior to the delivery of the additional notice) during which time RTI will be required to comply with the above requirements.

Other than in connection with a Superior Proposal, nothing in the merger agreement prohibits or restricts RTI’s board of directors from making an Adverse Recommendation Change in response to an Intervening Event (as defined below) if:

•	RTI’s board of directors has determined in good faith, after consultation with its outside financial and legal advisors, that the failure to make an Adverse Recommendation Change would be a violation of the fiduciary duties of RTI’s board of directors;

•	RTI has given Alcoa at least four business days’ prior written notice of its intention to take such action;

•	RTI has negotiated, and has caused its representatives to negotiate, in good faith with Alcoa during the notice period, to the extent Alcoa wishes to negotiate, to enable Alcoa to propose revisions to the terms of the merger agreement such that RTI’s board of directors would not be permitted to make an Adverse Recommendation Change; and

•	Following the end of the notice period, RTI’s board of directors has considered in good faith any revisions to the terms of the merger agreement proposed by Alcoa, and has determined, after consultation with its outside financial and legal advisors, that failure to make an Adverse Recommendation Change in response to the Intervening Event would be a violation of the fiduciary duties of RTI’s board of directors.

In the event of any material change to the facts and circumstances relating to the Intervening Event, RTI will deliver to Alcoa an additional notice (consistent with the requirements described above) that will trigger a new notice period (equal to the longer of (x) two business days and (y) the period remaining under the previous notice period immediately prior to the delivery of the additional notice) during which time RTI will be required to comply with the above requirements.

For purposes of the merger agreement,

•	“Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of the merger agreement and prior to the adoption of the merger agreement by RTI shareholders if and only if such event, development or change in circumstances was neither known by RTI’s board of directors or certain other individuals nor reasonably foreseeable by such persons as of or prior to the date of the merger agreement. In no event, however, will the following events, developments or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of a Takeover Proposal or (ii) changes in the market price or trading volume of RTI’s or Alcoa’s common stock or the fact that RTI or Alcoa meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period;

•

“Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and RTI, the shareholders of such third party) acquiring, directly or indirectly, more than two-thirds of the outstanding RTI common stock or more than two-thirds of the assets of RTI and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that RTI’s board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, the person making such Takeover Proposal and the kind of consideration offered and (iii) that RTI’s board of directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to the merger agreement proposed by Alcoa in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and the merger agreement) would result in a transaction more favorable than the merger to RTI shareholders from a financial point of view; and

•	“Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving RTI or any of its subsidiaries whose assets, taken together, constitute 15% or more of RTI’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding RTI common stock or securities of RTI representing more than 15% of the voting power of RTI or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of RTI), directly or indirectly, in one or more transactions, assets or businesses of RTI or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of RTI, in each case, other than the merger.

Agreement Not to Solicit Other Offers

RTI has agreed to, and will use reasonable best efforts to cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives of RTI to:

•	immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Takeover Proposal; and

•	until the effective time of the merger, not, directly or indirectly:

•	solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal; or

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal.

Notwithstanding the foregoing, if at any time prior to the RTI shareholders’ adoption of the merger agreement, RTI receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from RTI’s breach of its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement and if RTI’s board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then RTI may:

•

pursuant to a customary confidentiality agreement that contains provisions no less favorable to RTI than those applicable to Alcoa in the confidentiality agreement between RTI and Alcoa, dated December 21, 2014 (the “Confidentiality Agreement”), furnish non-public information with respect to RTI, and afford access to the business, properties, assets, employees, officers, contracts, books and records of RTI, to the person that has made such Takeover Proposal and its representatives and potential sources of funding. RTI will substantially concurrently with the delivery to such person provide to Alcoa any non-public information concerning RTI provided to such person or its representatives unless such non-public information has been previously provided to Alcoa; and

•	engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its representatives regarding such Takeover Proposal.

RTI has agreed to promptly (and in no event later than 48 hours after receipt) notify, orally and in writing, Alcoa after receipt by RTI or any of its representatives of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and to promptly (and in no event later than 48 hours after receipt) provide copies to Alcoa of any written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal. RTI will keep Alcoa reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Alcoa copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). RTI has agreed not to enter into any agreement with any person that would prohibit RTI from providing any information to Alcoa in accordance with the terms of the merger agreement.

Nothing contained in the merger agreement prohibits RTI or RTI’s board of directors from taking and disclosing to RTI shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to RTI shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of RTI’s board of directors, after consultation with outside counsel, the failure so to disclose would reasonably be likely to be inconsistent with the fiduciary duties or obligations under applicable federal securities laws of RTI’s board of directors. Any such position or disclosure (other than any “stop, look and listen” communication), however, will be deemed to be an Adverse Recommendation Change unless RTI’s board of directors expressly and concurrently reaffirms its recommendation that RTI shareholders vote to adopt the merger agreement.

Conditions to Complete the Merger

The respective obligations of each party to effect the merger are subject to the fulfillment (or waiver by all parties) at or prior to the effective time of the merger of the following conditions:

•	RTI’s shareholders having adopted the merger agreement;

•	no injunction by any court or other tribunal of competent jurisdiction having been entered and continuing to be in effect and no law having been adopted or being effective, in each case that prohibits the consummation of the merger;

•	this proxy statement/prospectus having been declared effective by the SEC and no stop order suspending the effectiveness of this proxy statement/prospectus having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC;

•	the shares of Alcoa common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance; and

•	all waiting or notice periods (and extensions thereof) applicable to the merger under the HSR Act, and applicable to the approval of the European Commission pursuant to Council Regulation 139/2004 of the European Union, as amended, having expired or been terminated.

The obligation of RTI to effect the merger is further subject to the fulfillment (or waiver by RTI) at or prior to the effective time of the merger of the following conditions:

•

(i) certain representations and warranties of Alcoa and Merger Sub relating to capitalization being true and correct in all respects (except for any de minimis inaccuracies) as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) certain representations and warranties of Alcoa and Merger Sub relating to qualification, organization, subsidiaries, capitalization and corporate authority being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations of Alcoa and Merger Sub contained in the merger agreement being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Parent Material Adverse Effect contained in such representations and warranties except with respect to certain representations and warranties relating to the absence of certain changes or events) has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect;

•	Alcoa having performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by Alcoa prior to the effective time of the merger;

•	since the date of the merger agreement, there having not been a Parent Material Adverse Effect;

•	Alcoa having delivered to RTI a certificate, dated as of the closing date and signed by Alcoa’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that all conditions listed immediately above (except the last such condition) have been satisfied; and

•	RTI having received a written opinion from Jones Day, counsel to RTI, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of Alcoa to effect the merger is further subject to the fulfillment (or the waiver by Alcoa) at or prior to the effective time of the merger of the following conditions:

•	(i) certain representations and warranties of RTI relating to capital stock being true and correct in all respects (except for any de minimis inaccuracies) as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) certain representations and warranties of RTI relating to capital stock, qualification, organization, subsidiaries, corporate authority, finders or brokers and state takeover statutes being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of RTI contained in the merger agreement being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties except with respect to certain representations and warranties relating to the absence of certain changes or events) has not had, individually or in the aggregate, a Company Material Adverse Effect;

•	RTI having performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by RTI prior to the effective time of the merger;

•	since the date of the merger agreement, there having not been a Company Material Adverse Effect; and

•	RTI having delivered to Alcoa a certificate, dated as of the closing date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that all conditions listed immediately above (except the last such condition) have been satisfied.

RTI and Alcoa cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, RTI and Alcoa have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after the RTI shareholders’ adoption of the merger agreement (except as otherwise provided below):

•	by the mutual written consent of RTI and Alcoa;

•	by either RTI or Alcoa, if the merger has not been consummated on or prior to December 8, 2015 (the “End Date”). The right to terminate the merger agreement in this circumstance will not be available to a party if (i) the failure of the closing to occur by the End Date is due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement or (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by the merger agreement;

•	by either RTI or Alcoa, if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable. The right to terminate the merger agreement in this circumstance will not be available to a party if such injunction is due to the failure of such party to perform any of its obligations under the merger agreement;

•	by either RTI or Alcoa, if RTI’s shareholders do not adopt the merger agreement at the RTI meeting of shareholders described above;

•	by RTI, if Alcoa or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) if it occurs or is continuing to occur on the closing date, would result in a failure of the closing condition relating to the accuracy of Alcoa’s and Merger Sub’s representations and warranties or the closing condition relating to the performance of Alcoa’s and Merger Sub’s covenants (each, as described above) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Alcoa has not cured such breach or failure within 30 days after receiving written notice from RTI (provided that RTI is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by Alcoa, if RTI has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) if it occurs or is continuing to occur on the closing date, would result in a failure of the closing condition relating to the accuracy of RTI’s representations and warranties or the closing condition relating to the performance of RTI’s covenants (each, as described above) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, RTI has not cured such breach or failure within 30 days after receiving written notice from Alcoa (provided that Alcoa is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by Alcoa, prior to the RTI shareholders’ adoption of the merger agreement, in the event of an Adverse Recommendation Change or upon any material breach by RTI of its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement;

•

by RTI, prior to the RTI shareholders’ adoption of the merger agreement, if (i) RTI’s board of directors authorizes RTI, subject to complying in all material respects with its non-solicitation obligations and obligations with respect to other acquisition proposals set forth in the merger agreement, to enter into a definitive agreement with respect to a Superior Proposal and (ii) concurrently with the termination of the merger agreement, RTI, subject to complying in all material respects with its non-solicitation obligations and obligations with respect to other acquisition proposals set forth in the merger agreement, enters into such definitive agreement with respect to such Superior Proposal.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will terminate (except for the provisions relating to any payment of a termination fee and provisions relating to certain other matters including expenses and governing law), and there will be no other liability on the part of RTI or Alcoa to the other except as provided in the merger agreement provisions relating to any payment of a termination fee, liability pursuant to the Confidentiality Agreement, or arising out of or the result of fraud or any intentional and material breach of any covenant or agreement or intentional and material breach of any representation or warranty in the merger agreement, and the aggrieved party will be entitled to all rights and remedies available at law or in equity, including liability for damages, determined taking into account all relevant factors including the loss of the benefit of the merger to the applicable party (including, in the case of RTI, the lost shareholder premium).

Termination Fee

If the merger agreement is terminated:

•	by Alcoa following an Adverse Recommendation Change or a breach by RTI of its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement;

•	by RTI following the failure of the merger to be consummated on or prior to the End Date and, at the time of such termination, (i) RTI shareholders have not adopted the merger agreement and (ii) the RTI board of directors has made an Adverse Recommendation Change or RTI has breached its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement;

•	by RTI concurrently with RTI’s entering into a definitive agreement with respect to a Superior Proposal; or

•	by Alcoa or RTI following the failure of the merger to be consummated on or prior to the End Date, by Alcoa or RTI if RTI’s shareholders do not adopt the merger agreement at the RTI meeting of shareholders or by Alcoa following RTI’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (as described above), and in the case of a termination in any of these circumstances, (i) a Takeover Proposal has been publicly announced or has become publicly known and (ii) at any time on or prior to the twelve-month anniversary of such termination RTI or any of its subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated;

then RTI will pay Alcoa a termination fee (the “Termination Fee”) in a cash amount equal to $50,000,000. If the Termination Fee becomes due and payable as described above, from and after the termination of the merger agreement and the payment of the Termination Fee, RTI will have no further liability of any kind in connection with the merger agreement or its termination, except in the case of fraud or intentional and material breach by RTI of the merger agreement. In no event will Alcoa be entitled to more than one payment of the Termination Fee. Solely for purposes of the termination fee provisions described above, all references to 15% in the definition of “Takeover Proposal” will be changed to 50%.

Expenses

Except as set forth above, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Amendments; Waivers

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and, in the case of an amendment, signed by RTI, Alcoa and Merger Sub. After RTI shareholders have adopted the merger agreement, if any such amendment or waiver by applicable law or in accordance with the rules and regulations of the NYSE requires further approval of the shareholders of RTI, then the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of RTI.

ACCOUNTING TREATMENT

The merger will be accounted for by Alcoa using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of RTI as of the effective time of the merger will be recorded at their respective fair values and added to those of Alcoa. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of Alcoa issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of RTI.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of RTI common stock that exchange their shares of RTI common stock for shares of Alcoa common stock in the merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of RTI common stock that hold their shares of RTI common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•	insurance companies;

•	mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	holders of RTI common stock subject to the alternative minimum tax provisions of the Code;

•	holders of RTI common stock that received RTI common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	holders of RTI common stock that have a functional currency other than the U.S. dollar;

•	holders of RTI common stock that hold RTI common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	persons that are not U.S. holders (as defined below); or

•	United States expatriates or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of RTI common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds RTI common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds RTI common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within RTI’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to RTI’s obligation to complete the merger that RTI receive an opinion from Jones Day, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Jones Day has delivered an opinion to RTI to the same effect as the opinion described above. These opinions will be based on representation letters provided by RTI and Alcoa and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service or any court. RTI and Alcoa have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, and on the basis of the foregoing opinion, as a result of the merger being treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your RTI common stock for Alcoa common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Alcoa common stock (as discussed below). The aggregate tax basis in the shares of Alcoa common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the RTI common stock you surrender in the merger. Your holding period for the shares of Alcoa common stock that you receive in the merger (including a fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of RTI common stock that you surrender in the merger.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Alcoa common stock, you will be treated as having received the fractional share of Alcoa common stock pursuant to the merger and then as having sold that fractional share of Alcoa common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Alcoa common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of RTI common stock surrendered therefor) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of RTI common stock you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a valid taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This discussion of material U.S. federal income tax consequences is not tax advice. Holders of RTI common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF COMMON STOCK OF ALCOA

As a result of the merger, RTI shareholders who receive shares of Alcoa common stock in the merger will become shareholders of Alcoa. Your rights as a shareholder of Alcoa will be governed by Pennsylvania law and the Articles of Incorporation and By-Laws of Alcoa. The following is a description of certain general terms and provisions of Alcoa’s common stock. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, Alcoa’s Articles of Incorporation and By-Laws and the Pennsylvania Business Corporation Law (the “PBCL”). To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page  158.

General

As of the date of this proxy statement/prospectus, Alcoa is authorized to issue 1,800,000,000 shares of common stock, par value $1.00 per share. As of March 31, 2015, there were 1,222,305,577 shares of Alcoa common stock outstanding. As of the same date, there were 81,508,253 shares of Alcoa common stock issued and held in Alcoa’s treasury and 74,846,443 shares of Alcoa common stock reserved for issuance under Alcoa’s stock-based compensation plans. In addition, up to 77,351,500 shares of Alcoa common stock may be issued upon conversion of Alcoa’s outstanding 5.375% Mandatory Convertible Preferred Stock, Series 1, assuming conversion at the maximum conversion rate and that dividends related to such preferred stock are paid in cash.

Dividend Rights

Holders of Alcoa common stock are entitled to receive dividends as declared by Alcoa’s board of directors. However, no dividend will be declared or paid on Alcoa’s common stock until Alcoa has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of Alcoa’s outstanding preferred stock, which currently comprise Alcoa’s $3.75 Cumulative Preferred Stock and Alcoa’s 5.375% Mandatory Convertible Preferred Stock, Series 1.

Voting Rights

Holders of Alcoa common stock are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Alcoa, whether voluntary or involuntary, after payments to creditors and holders of Alcoa’s preferred stock of amounts to which they are then entitled under the terms of the classes or series of the preferred stock previously established by the board of directors, plus any accrued dividends, Alcoa’s remaining assets will be divided among holders of Alcoa common stock. Under Alcoa’s Articles of Incorporation, neither the consolidation or merger of Alcoa with or into one or more corporations nor any share exchange or division involving Alcoa will be deemed a liquidation, dissolution or winding up of Alcoa.

Preemptive or Other Subscription Rights

Holders of Alcoa common stock will not have any preemptive right to subscribe for any securities of Alcoa.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to Alcoa common stock, and Alcoa common stock is not liable to further call or assessment by Alcoa. All issued and outstanding shares of Alcoa common stock are fully paid and non-assessable.

Other Matters

Article EIGHTH of Alcoa’s Articles of Incorporation provides for the following:

•	a classified board of directors with staggered three-year terms;

•	special shareholder voting requirements allowing removal of directors only upon the vote of shareholders entitled to cast at least 80% of votes that shareholders would be entitled to cast at an election of the removed directors; and

•	certain procedures relating to the nomination of directors, filling of vacancies and a special shareholder vote (of at least 80% of the votes that all shareholders would be entitled to cast in an annual election of directors) required to amend or repeal, or adopt provisions inconsistent with, Article EIGHTH.

Alcoa’s Articles of Incorporation also prohibit Alcoa’s payment of “green-mail,” that is, payment of a premium in purchasing shares of its common stock or preferred stock from a present or recent holder of 5% or more of the common stock, except with the approval of a majority of the disinterested shareholders or if made pursuant to an offer available to all holders of the affected class of stock or an open-market program. This provision may be amended or repealed, and any inconsistent provisions may be adopted, only with the affirmative vote of at least 80% of the outstanding voting stock. In addition, the Articles of Incorporation limit or eliminate to the fullest extent permitted by Pennsylvania law, as from time to time in effect, the personal liability of Alcoa’s directors for monetary damages, and authorize Alcoa, except as prohibited by law, to indemnify directors, officers, employees and others against liabilities and expenses incurred by them in connection with the performance of their duties to Alcoa. The classified board article provision and the anti-“green-mail” provision may have certain anti-takeover effects.

Alcoa is governed by “anti-takeover” provisions in the PBCL. Chapter 25 of the PBCL contains several anti-takeover provisions that apply to registered corporations such as Alcoa. Section 2538 of the PBCL requires shareholder approval for certain transactions between a registered corporation and a shareholder who is a party to the transaction or is treated differently from other shareholders (an “interested shareholder”). Section 2538 applies if an interested shareholder (together with anyone acting jointly with such shareholder and any affiliates of such shareholder):

•	is to be a party to a merger or consolidation, a share exchange or certain sales of assets involving such corporation or one of its subsidiaries;

•	is to receive a disproportionate amount of any of the securities of any corporation which survives or results from a division of the corporation;

•	is to be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or

•	is to have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification.

In such a case, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to such transaction, without counting the vote of the interested shareholder. This special voting requirement does not apply if the proposed transaction has been approved in a prescribed manner by the corporation’s board of directors or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the transaction involves certain subsidiaries. This voting requirement is in addition to any other voting requirement under the PBCL, the Articles of Incorporation or the By-Laws.

Section 2555 of the PBCL may also apply to a transaction between a registered corporation and an interested shareholder, even if Section 2538 also applies. For purposes of Section 2555, an “interested shareholder” means (A) a direct or indirect beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors or (B) an affiliate or associate of the registered corporation who, at any time within the five-year period prior to the transaction, had been a direct or indirect beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors. Section 2555 prohibits a corporation from engaging in a business combination with an interested shareholder unless one of the following conditions is met:

•	the board of directors has previously approved either the proposed transaction or the interested shareholder’s acquisition of shares, in each case before the interested shareholder became an interested shareholder;

•	the interested shareholder owns at least 80% of the stock entitled to vote in an election of directors and, no earlier than three months after the interested shareholder reaches the 80% level and:

•	the majority of the remaining, non-interested shareholders entitled to vote in an election of directors approve the proposed transaction;

•	shareholders receive a minimum “fair price” for their shares in the transaction; and

•	the other conditions of Section 2556 of the PBCL are met;

•	holders of all outstanding common stock vote to approve the transaction;

•	no earlier than 5 years after the interested shareholder became an interested shareholder, a majority of the remaining, non-interested shareholders entitled to vote in an election of directors approve the transaction; or

•	no earlier than 5 years after the interested shareholder’s share acquisition date, a majority of all the shares vote to approve the transaction, all shareholders receive a minimum fair price for their shares, and certain other conditions are met.

Under the PBCL, a person or group of persons acting in concert who hold 20% of the shares of a registered corporation entitled to vote in the election of directors constitutes a control group, with certain exceptions. On the occurrence of the transaction that makes the group a control group, any other shareholder of the registered corporation who objects can, under procedures set forth under the PBCL, require the control group to purchase his or her shares at “fair value,” as defined in the PBCL.

The PBCL also contains certain provisions applicable to a registered corporation such as Alcoa which, under certain circumstances, permit a corporation to:

•	redeem “control shares,” as defined in the PBCL;

•	remove the voting rights of control shares; and

•	require the disgorgement of profits by a “controlling person,” as defined in the PBCL.

The transfer agent, registrar and dividend disbursing agent for Alcoa’s common stock is Computershare Trust Company, N.A.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of RTI common stock will receive shares of Alcoa common stock for their shares of RTI common stock. RTI is organized under the laws of the State of Ohio, and Alcoa is organized under the laws of the Commonwealth of Pennsylvania. The following is a summary of the material differences between (1) the current rights of RTI shareholders under the OGCL and RTI’s second amended and restated articles of incorporation (the “RTI Articles”) and code of regulations (the “RTI Regulations”), and (2) the current rights of Alcoa shareholders under the PBCL and Alcoa’s articles of incorporation (the “Alcoa Articles”) and By-Laws (the “Alcoa By-Laws”).

While Alcoa and RTI believe that this summary describes the material differences between the rights of holders of Alcoa common stock as of the date of this proxy statement/prospectus and the rights of holders of RTI common stock as of the date of this proxy statement/prospectus, it may not contain all of the information that is important to you. RTI and Alcoa urge you to read the governing documents of each company and the provisions of the OGCL and the PBCL that are relevant to a full understanding of the governing instruments, fully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 158.

Authorized Capital Stock

Alcoa. The Alcoa Articles authorize it to issue 1,800,000,000 shares of Common Stock, par value $1.00 per share, 660,000 shares of Serial Preferred Stock, par value $100.00 per share and 10,000,000 shares of Class B Serial Preferred Stock, par value of $1.00 per share. As of March 31, 2015, there were 1,222,305,577 shares of Alcoa common stock outstanding, 546,024 shares of Serial Preferred Stock outstanding and 2,500,000 shares of Class B Serial Preferred Stock outstanding. As of the same date, there were 81,508,253 shares of Alcoa common stock issued and held in Alcoa’s treasury and 74,846,443 shares of Alcoa common stock reserved for issuance under Alcoa’s stock-based compensation plans. In addition, up to 77,351,500 shares of Alcoa common stock may be issued upon conversion of Alcoa’s outstanding 5.375% Mandatory Convertible Preferred Stock, Series 1, assuming conversion at the maximum conversion rate and that dividends related to such preferred stock are paid in cash.

RTI. The RTI Articles authorize RTI to issue 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, without par value. As of March 31, 2015, there were 30,794,405 shares of RTI common stock outstanding, no shares of RTI preferred stock outstanding and 4,192,733 shares reserved for issuance under RTI’s stock-based compensation plans. As of the same date, there were 878,326 shares of RTI common stock issued and held in RTI’s treasury. In addition, RTI has reserved for issuance 3,185,213 shares of common stock issuable upon the conversion of RTI’s outstanding 3.000% Convertible Senior Notes due 2015 and 9,885,561 shares of common stock issuable upon the conversion of RTI’s outstanding 1.625% Convertible Senior Notes due 2019.

Size of Board of Directors

Alcoa. The Alcoa Articles provide that its board of directors shall consist of a number of persons fixed from time to time by the board of directors pursuant to a resolution adopted by a majority vote of the directors then in office. The Alcoa By-Laws provide that the board of directors may increase or decrease the number of directors from time to time without a vote of the shareholders provided that such number is not less than seven nor more than fifteen. Alcoa’s board of directors currently has thirteen directors.

RTI. The RTI Regulations provide that its board of directors shall consist of a number of directors not less than three and not more than twelve (unless all of the shares of the corporation are owned of record by one or two shareholders, in which case the number of directors may be less than three but not less than the number of shareholders), to be fixed or changed (i) at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of majority of the shares represented at the meeting and entitled to vote on such proposal, or (ii) by the directors at a meeting of the directors. RTI’s board of directors currently has ten directors.

Cumulative Voting

Alcoa. The Alcoa Articles do not allow shareholders to cumulate their votes in the election of directors, and the Alcoa Articles provide that each Alcoa shareholder entitled to vote is entitled to one vote per share for each of such number of candidates as there are directors to be elected.

RTI. The RTI Articles prohibit shareholders from cumulating their votes in the election of directors, and under the OGCL each RTI shareholder is entitled to one vote per share on each matter properly submitted to the shareholders for their consideration.

Classes of Directors

Alcoa. Under the Alcoa Articles and Alcoa By-Laws, Alcoa’s board of directors is classified with respect to the time for which the directors will severally hold office by dividing the board of directors into three classes, as nearly equal in number as possible, with each director elected for a term expiring no later than the third succeeding annual meeting of shareholders following his or her election. The Alcoa Articles also provide that each director will hold office for the term for which elected and until his or her successor is elected and qualified, except in the case of earlier death, resignation or removal. The Alcoa Articles further provide that if at any time dividends on preferred stock are in arrears in the amount of four or more quarterly dividends, the holders of preferred stock shall have one vote per share until all such dividends have been paid or declared with sufficient funds set apart for such payment.

RTI. Neither the RTI Articles nor the RTI Regulations establish a classified board of directors. The RTI Regulations provide that each director holds office until the next annual meeting following his or her election and until her successor is elected or until her earlier resignation, removal from office or death. The RTI Articles also provide that if during any period in which dividends on preferred stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the preferred stock, voting together as a class, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the board of directors pursuant to the RTI Regulations.

Removal of Directors

Alcoa. The Alcoa Articles provide that any director, any class of directors or the entire board of directors may be removed from office by shareholder vote at any time, with or without cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors vote in favor of such removal.

RTI. Under Ohio law, any director, any class of directors or the entire board of directors may be removed from office by a vote of the shareholders. The RTI Regulations provides that directors may be removed only for cause.

Filling Vacancies on the Board of Directors

Alcoa. The Alcoa Articles provide that vacancies in the board of directors may only be filled by the majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies will hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.

RTI. Under the RTI Regulations, in the case of any vacancy, a successor will be elected by a majority of the board of directors then in office, though less than a quorum, and the successor will hold office for the unexpired portion of the vacating director’s term, and until the election of his or her successor.

Nomination of Director Candidates by Shareholders

Alcoa. The Alcoa By-Laws provide that only persons nominated in accordance with the procedures set forth in the Alcoa Articles and the Alcoa By-Laws will be eligible to serve as directors.

The Alcoa Articles provide that nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors at the annual meeting. Shareholders may nominate one or more persons for election as directors only if written notice of such shareholder’s intent to make such nomination has been delivered to Alcoa’s corporate secretary no later than ninety days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth:

•	the nominating shareholder’s name and address and the name and address of the nominee(s);

•	a representation that the shareholder is a holder of record of Alcoa stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director of Alcoa if so elected.

The presiding officer of the shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The Alcoa By-Laws provide that nominations of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to Alcoa’s notice of meeting (i) by the board of directors or (ii) provided that the board of directors has determined that directors will be elected at such meeting or the corporate secretary has called a special meeting for the purpose of electing directors, by any shareholder who is a shareholder of record at the time of giving notice and at the time of the special meeting who is entitled to vote at such special meeting and who complies with relevant notice procedures. In the event Alcoa calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person(s) for election, if a shareholder’s notice setting forth the information required by the Alcoa Articles is delivered to the corporate secretary no later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the public announcement of the special meeting’s date.

In addition, the Alcoa By-Laws require that to be eligible to be a nominee for election or reelection as a director, a person must timely deliver to the corporate secretary a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent or on whose behalf the nomination is being made, and a written representation and agreement as to such person’s compliance with: all applicable laws and with the Alcoa By-Laws; voting commitments; and corporate governance, confidentiality and other policies, among other matters regarding service as a director of Alcoa.

RTI. The RTI Regulations provide that directors shall be elected at the annual meeting of the shareholders, or if not so elected, at a special meeting of the shareholders called for that purpose and only persons nominated as candidates will be eligible for election as directors at any meeting of the shareholders at which directors are to be elected.

Calling Special Meetings of Shareholders

Alcoa. The Alcoa Articles provide that special meetings of the shareholders may be called only by (1) the chairman of the board, (2) the board of directors pursuant to a resolution adopted by the board, (3) the corporate secretary at the proper request of an interested shareholder for the purpose of approving certain business combinations under PBCL Section 2555 or (4) the corporate secretary at the proper request of shareholders who have continuously held as shareholders of record “Net Long Shares” (as determined in accordance with the Alcoa By-Laws) representing in the aggregate at least 25% of the outstanding shares of common stock for at least one year prior to the date such request is delivered to the Secretary. Effective July 1, 2015, the PBCL will not allow a public company to adopt a provision in its articles allowing a special meeting to be called by shareholders holding fewer than 25% of the votes that can be cast at the special meeting.

The Alcoa By-Laws provide that a proper special meeting request must be in writing, and, among other required information, must state the purpose(s) of the proposed meeting, including all information that would be required in a notice satisfying the requirements of proper nomination of directors if directors are to be elected at the special meeting. In addition, a proper special meeting request must include an acknowledgment of the requesting shareholders that any reduction in such shareholders’ aggregate shares below the requisite percent will constitute a revocation of such request and also include documentary evidence that the requesting shareholders own the requisite percent of shares and have continuously held such shares for at least one year.

The Alcoa By-Laws also provide that a shareholder may revoke a special meeting request at any time by written revocation. Following such revocation, the board of directors, in its discretion, may cancel the special meeting unless any remaining requesting shareholders continue to satisfy the necessary requirements for properly requesting a special meeting. Further, the corporate secretary shall not call a special meeting in response to a request if (1) an identical or substantially similar item (as determined by the board of directors) is included or will be included in Alcoa’s notice of meeting as an item of business to be brought before a meeting of shareholders that will be held not later than ninety days after the delivery date of the special meeting request; (2) the delivery date is during the period commencing ninety days prior to the date of the next annual meeting and ending on the date of the next annual meeting; (3) a similar item was presented at any meeting of shareholders held within one hundred and eighty days prior to the delivery date; (4) the special meeting request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (5) such special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

RTI. The RTI Regulations provide that special meetings of shareholders may be called by (1) the chairman of the board or the president or vice president, (2) the directors by action at a meeting or by a majority of the directors acting without a meeting, or (3) the holder(s) of fifty percent of all shares outstanding and entitled to be voted at the meeting. Further, upon written request delivered to the president or corporate secretary by any person(s) entitled to call a meeting of shareholders, such officer will give to the entitled shareholders notice of a meeting to be held not less than seven nor more than sixty days after the receipt of the request. If such notice is not given within twenty days after the delivery or mailing of the request, the person(s) calling the meeting may fix the time of the meeting and give notice in the proper manner.

Quorum

Alcoa. The PBCL generally provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes to be cast on a particular matter constitutes a quorum for such matter.

RTI. The RTI Regulations provide that to constitute a quorum at any shareholder meeting, there must be present, in person or by proxy, shareholders of record entitled to exercise not less than a majority of RTI’s voting power in respect of any one of the purposes for which the meeting is called. The holders of a majority of the voting power represented in person or by proxy at a shareholder meeting, whether or not a quorum is present, may adjourn the meeting from time to time.

Shareholder Proposals

Alcoa. Under the PBCL, if a corporation’s bylaws impose a fair and reasonable requirement of advance notice of proposals to be made by a shareholder at the annual meeting, only proposals for which advance notice has been properly given may be acted upon at the meeting.

The Alcoa By-Laws provide that, for a shareholder proposal (other than director nominations) to be properly brought before an annual meeting, the shareholder must give written notice to the corporate secretary no later than ninety days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder must be so delivered not later than ninety days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made.

The Alcoa By-Laws further provide that to be in proper form, a shareholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the proposing shareholder, the beneficial owner, if any, on whose behalf the proposal is made and their respective affiliates and associates or others acting in concert therewith;

•	a description of all agreements, arrangements and understandings between a proposing shareholder and any other person(s) in connection with the proposal of such business by the shareholder;

•	the text of the proposal or business;

•	the name and address of each proposing shareholder;

•	the class or series and number of shares which are owned beneficially and of record by each proposing shareholder;

•	any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares owned beneficially by each proposing shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which any proposing shareholder has a right to vote any class or series of shares;

•	any agreement, arrangement, understanding, relationship or otherwise, involving a proposing shareholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares by, manage the risk of share price changes for or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares, or which provides the opportunity to profit from any decrease in the price or value of any class or series of the shares;

•	any rights to dividends on the shares owned beneficially by any proposing shareholder that are separated or separable from the underlying shares;

•	any proportionate interest in shares or derivative instruments held by a general or limited partnership in which any proposing shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

•	any performance-related fees (other than an asset-based fee) that a proposing shareholder is entitled to based on any increase or decrease in the value of shares or derivative instruments;

•	any significant equity interests or any derivative instruments or short interests in any principal competitor of Alcoa held by a proposing shareholder;

•	any direct or indirect interest of a proposing shareholder in any contract with Alcoa, any affiliate of Alcoa or any principal competitor of Alcoa;

•	any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D if the requirements therein were applicable to each proposing shareholder; and

•	any other information relating to each proposing shareholder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

RTI. RTI’s articles of incorporation and code of regulations do not provide specific procedures or requirements for providing notice of shareholder proposals (other than the requirements applicable to Notice of Shareholder Meetings).

Notice of Shareholder Meetings

Alcoa. Under the PBCL, notice of every shareholder meeting must be given by the corporate secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least ten days prior to the day of a meeting that will consider a transaction or a fundamental change or five days prior to the day of a meeting in any other case; the notice must specify the day, hour and location of the meeting and, in the case of a special meeting, the nature of the business to be transacted.

RTI. The RTI Regulations provide that not more than sixty days nor less than seven days before the date of a shareholder meeting, written notice of the time, place and purposes of such meeting must be given by the president, a vice president, the corporate secretary or an assistant secretary to each shareholder of record entitled to notice of such meeting.

Business Combinations

Alcoa. The PBCL limits the ability of a public corporation to engage in any business combination—including certain mergers, consolidations and share exchanges—with an “interested shareholder” after such person became an interested shareholder. For purposes of that provision (“Section 2555”), an “interested shareholder” means (A) a direct or indirect beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors or (B) an affiliate or associate of the corporation who, at any time within the five-year period prior to the transaction, had been a direct or indirect beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

Section 2555 prohibits a corporation from engaging in a business combination with an interested shareholder unless one of the following conditions is met:

•	the board of directors has previously approved either the proposed transaction or the interested shareholder’s acquisition of shares, in each case before the interested shareholder became an interested shareholder;

•	the interested shareholder owns at least 80% of the stock entitled to vote in an election of directors and, no earlier than three months after the interested shareholder reaches the 80% level and:

•	the majority of the remaining, non-interested shareholders entitled to vote in an election of directors approve the proposed transaction;

•	shareholders receive a minimum “fair price” for their shares in the transaction;

•	the other conditions of Section 2556 of the PBCL are met;

•	holders of all outstanding common stock approve the transaction;

•	no earlier than 5 years after the interested shareholder became an interested shareholder, a majority of the remaining, non-interested shareholders entitled to vote in an election of directors approve the transaction; or

•	no earlier than 5 years after the interested shareholder’s share acquisition date, a majority of all the shares approve the transaction, all shareholders receive a minimum fair price for their shares, and certain other conditions are met.

A separate provision of the PBCL (“Section 2538”) requires shareholder approval for certain transactions between a public corporation and a shareholder who is a party to the transaction or is treated differently from other shareholders (for purposes of Section 2538, also called an “interested shareholder,” whether or not the shareholder is an “interested shareholder” for purposes of Section 2555). Section 2538 applies if an interested shareholder (together with anyone acting jointly with such shareholder and any affiliates of such shareholder):

•	is to be a party to a merger or consolidation, a share exchange or certain sales of assets involving such corporation or one of its subsidiaries;

•	is to receive a disproportionate amount of any of the securities of any corporation which survives or results from a division of the corporation;

•	is to be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or

•	is to have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification.

In such a case, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to such transaction, without counting the vote of the interested shareholder. This special voting requirement of Section 2538 does not apply if the proposed transaction has been approved in a prescribed manner by the corporation’s board of directors or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the proposed transaction involves certain subsidiaries. This voting requirement is in addition to any other voting requirement under the PBCL or the Alcoa Articles or By-Laws.

RTI. The RTI Articles provide that the approval of shareholders representing two-thirds of RTI’s voting power and, if a class vote is otherwise required, approval of shareholders representing two-thirds of the voting power of any shares voting separately as a class, shall be required to effect any amendment to the RTI Articles, a merger or consolidation if under Ohio law such merger or consolidation would have to be submitted to the shareholders for action, a sale or disposition of all or substantially all of RTI’s assets or a dissolution of RTI.

The OGCL prohibits an issuing public corporation from engaging in a wide range of business combinations with an interested shareholder for three years after the interested shareholder’s share acquisition date, except that this prohibition does not apply under certain circumstances, including if, prior to the interested shareholder’s share acquisition date, the directors of a corporation have approved the transaction or the purchase of shares on the share acquisition date. Further, any control share acquisition (an acquisition of shares that enables the acquirer to exercise certain levels of voting power) of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation.

Limitation of Personal Liability of Directors

Alcoa. The Alcoa Articles and the Alcoa By-Laws provide that, to the fullest extent that the PBCL permits elimination or limitation of the liability of directors, no director shall be personally liable for monetary damages for any action taken or any failure to take any action. Under the PBCL, the Alcoa By-Laws and Articles can protect a director from personal liability for monetary damages for any act or omission in that capacity, unless the director has breached or failed to perform the duties of office and the breach or failure constitutes self-dealing, willful misconduct or recklessness, but that provision does not authorize protection from liability or responsibility under a criminal statute or tax law.

RTI. Under the OGCL, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that such director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, although such provision does not limit a director’s liability for the approval of unlawful loans, dividends or distributions of assets.

Indemnification of Directors and Officers

Alcoa. The PBCL provides that a corporation may indemnify any person who was or is a director, officer, employee or agent of the corporation (i) against judgments, settlements, and expenses reasonably incurred in actions brought against the person (other than actions brought by or in the right of the corporation) and (ii) against expenses reasonably incurred in defending or settling actions by or in the right of the corporation, in each case if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. No indemnification can be made under this provision in respect of any matter where the person has been adjudged to be liable to the corporation, unless a court determines that the person is fairly and reasonably entitled to indemnity for expenses. Unless ordered by a court, indemnification under those provisions is to be made in the specific case upon a determination that indemnification is proper by the board under certain procedures, by written opinion of independent legal counsel, or the shareholders. The PBCL also mandates indemnification of expenses to the extent that the person has been successful in defense of any action or proceeding referred to in cases (i) and (ii) above.

A section of the PBCL further provides that the indemnification provided by or granted pursuant to the provisions summarized above is not exclusive of any other right to indemnification that a person may have under the bylaws, agreements, or otherwise, except that no indemnification under that section can be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition, the PBCL prohibits a corporation’s articles from providing indemnification in the case of willful misconduct or recklessness.

The Alcoa Articles provide that except as prohibited by law, Alcoa may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the board of directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

Article VIII of the Alcoa By-Laws provides that except as prohibited by law, every director of Alcoa shall be entitled to be indemnified by Alcoa for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Alcoa. Expenses incurred with respect to any claim may be advanced by Alcoa, subject to certain exceptions.

Article V of the Alcoa By-Laws separately provides that Alcoa shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of Alcoa or who served or serve other business entities at the request of Alcoa. A person who is wholly successful in defending a claim will be indemnified for any reasonable expenses, including attorneys’ fees. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified by Alcoa under Article V only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Alcoa, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Alcoa if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to the Alcoa By-Laws.

Under the PBCL and Article VIII of the By-Laws, Alcoa may purchase and maintain insurance to protect itself and any person eligible to be indemnified against any liability or expense asserted or incurred by such person in connection with any claim, whether or not Alcoa would have the power to indemnify such person against such liability or expense. Alcoa may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means to ensure the payment of such sums as may become necessary to effect indemnification

RTI. The OGCL does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit, absent a court order. However, indemnification is required to the extent such person succeeds on the merits.

The RTI Regulations provide that RTI will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that she is or was a director of an officer of RTI, or is or was serving at the request of the corporation as a director, trustee or officer of another enterprise. Further, RTI will pay, to the full extent required by law, expenses, including attorneys’ fees, incurred by a director in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The provided indemnification will not be deemed to restrict the right of RTI to indemnify employees, agents and others to the extent not prohibited by law.

Under the RTI Regulations, RTI may, to the full extent permitted by law and authorized by the directors, purchase and maintain insurance on behalf of or for any indemnified persons against any liability asserted against and incurred by any such person in any such capacity, or arising out of her status as such, whether or not RTI would have the power to indemnify such person against such liability. Upon approval by the board of directors, RTI may also enter into agreements with any persons (whom RTI may indemnify under the RTI Regulations or under the OGCL) to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them.

RTI has entered into indemnification agreements with each of its directors and certain executive officers pursuant to which RTI will hold harmless and indemnify each such director or officer against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer (and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under the indemnification agreement) in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of RTI) to which such director or officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such director or officer is, was or at any time becomes a director or officer of RTI, or is or was serving or at any time serves at the request of RTI as a director, trustee, officer, employee, member, manager or agent of another entity to the fullest extent authorized and permitted by Ohio law. The indemnification agreements also provide for the advancement of expenses, subject to certain exceptions, incurred as part of any action, suit or proceeding.

Amendments to Articles of Incorporation and Bylaws/Code of Regulations

Alcoa. Under the PBCL, a corporation’s articles of incorporation generally may be amended only upon a resolution of the board of directors approved by vote of a majority of the votes cast by all shareholders entitled to vote thereon. Unless otherwise provided in the articles, whenever the articles require for the taking of any action by the shareholders or a class of shareholders a specific number or percentage of votes, the provision of the articles setting forth that requirement may not be amended or repealed by any lesser number or percentage of votes of the shareholders or class of shareholders. The PBCL provides that the board of directors may make certain amendments to the articles of incorporation without shareholder approval and also that shareholders of a registered corporation are not entitled by statute to propose amendments to the corporation’s articles of incorporation.

The Alcoa By-Laws provide that the Alcoa By-Laws may be altered, amended, added to or repealed by the board of directors at any meeting of the board duly convened with or without notice of that purpose, subject to the power of the shareholders to change such action. Under the PBCL, the shareholders have the power to amend the bylaws of a corporation (but no bylaw of a public company may be adopted by the shareholders without the approval of the board of directors if the bylaw would vary the authority, powers and functions of the board or establish a committee of the board). Any change in the bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. Subject to certain exceptions, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by the PBCL. Unless otherwise provided in a bylaw, whenever the bylaws require for the taking of any action by the shareholders a specific number or percentage of votes, the provision of the bylaws setting forth that requirement shall not be amended or repealed by any lesser number or percentage of votes of the shareholders.

RTI. The RTI Articles provide that the approval of shareholders representing two-thirds of the voting power and, if a class vote is otherwise required, approval of the shareholders representing two-thirds of the voting power of any shares voting separately as a class, shall be required to amend RTI’s articles of incorporation.

The RTI Regulations provide that shareholders may adopt, amend and repeal the regulations at any shareholder meeting by a vote of two-thirds of the shares outstanding and entitled to vote thereon, provided that notice of intention to adopt, amend or repeal the regulations in whole or in part shall have been included in the notice of the meeting.

Action by Written Consent

Alcoa. The Alcoa Articles and the Alcoa By-Laws provide that the shareholders may authorize an action without a meeting by less than unanimous written consent, if: (i) the shareholder seeking to have Alcoa shareholders authorize or take the action by written consent complies with the relevant securities laws and regulations applicable to solicitations and (ii) written consents to such action, setting forth the action so taken, will be signed by the shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting and filed with Alcoa’s corporate secretary.

No written consent shall be effective to take the corporate action referred to therein unless, within forty-five days of the earliest dated written consent received, written consents signed by a sufficient number of holders to take such action are delivered to Alcoa and an independent inspector appointed by Alcoa certifies that the minimum number of votes necessary have been received. At least ten days prior to the date on which the action will become effective, Alcoa must provide prompt notice of such action to those shareholders entitled to vote on the action who have not consented.

RTI. The RTI Regulations provide that shareholders may not act by written consent and that any action required to be taken or that may be taken at any shareholder meeting may not be taken without a meeting, prior notice and a vote.

Rights of Dissenting Shareholders

Alcoa. Under the PBCL, shareholders of a public corporation have a right to dissent from a proposed transaction and to obtain payment of the fair value of their shares in a merger, consolidation, division, interest exchange, or conversion and in certain other plans or amendments to the articles of incorporation in which disparate treatment is given to the holders of shares of the same class or series. However, these dissenters’ rights are not available for any class or series of stock that is either (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons, unless: (1) the shares are shares of any preferred or special class or series, unless the articles of incorporation or the terms of the transaction entitle all holders of the shares of the class or series to vote thereon and require for the effectuation of the transaction the affirmative vote of a majority of the votes cast by all stockholders of the class or series; or (2) the transaction provides for disparate treatment for shares of the same class or series, and the shares are a group of a class or series which are to receive the same special treatment in the transaction, and the group is not entitled to a vote as a special class for such transaction.

RTI. Under the OGCL, dissenting shareholders are entitled to dissenters’ rights in connection with certain amendments to a corporation’s articles of incorporation and the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to dissenters’ rights. In addition, shareholders of an acquiring corporation are entitled to dissenters’ rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The OGCL further provides shareholders of an acquiring corporation with voting rights and corresponding dissenters’ rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

Under the OGCL a shareholder does not have dissenter’s rights in a merger, consolidation, combination, majority share acquisition or conversion if, at the time of the vote on the relevant proposal, the shareholder holds shares that are listed on a national securities exchange and consideration to be received in the transaction consists solely of shares that are listed on a national securities exchange and no proceedings are underway to delist the shares.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Alcoa common stock is traded on the NYSE under the symbol “AA,” and RTI common stock is traded on the NYSE under the symbol “RTI.” The following table sets forth the high and low reported intra-day sales prices per share of Alcoa common stock and RTI common stock, and the cash dividends declared per share for the periods indicated. RTI has not historically paid dividends on its common stock.

	Alcoa Common Stock			RTI Common Stock
	High	Low	Dividend	High	Low
2013
First Quarter	$9.37	$8.30	$0.03	$32.43	$27.40
Second Quarter	8.88	7.71	0.03	31.80	26.05
Third Quarter	8.68	7.63	0.03	33.06	27.53
Fourth Quarter	10.77	7.82	0.03	36.09	30.88
2014
First Quarter	12.97	9.82	0.03	34.21	25.87
Second Quarter	15.18	12.34	0.03	28.67	23.99
Third Quarter	17.36	14.56	0.03	29.39	24.21
Fourth Quarter	17.75	13.71	0.03	26.18	21.67
2015
First Quarter	17.10	12.65	0.03	38.87	20.92
Second Quarter (through June 18, 2015)	14.29	11.85	0.03	40.08	33.46

On March 6, 2015, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Alcoa common stock as reported on the NYSE were $14.56 and $14.23, respectively. On June 18, 2015, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of Alcoa common stock as reported on the NYSE were $12.07 and $11.87, respectively.

On March 6, 2015, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of RTI common stock as reported on the NYSE were $27.72 and $26.72, respectively. On June 18, 2015, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of RTI common stock as reported on the NYSE were $33.99 and $33.52, respectively.

As of June 18, 2015, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately 10,292 registered holders of Alcoa common stock and approximately 535 registered holders of RTI common stock.

RTI shareholders are advised to obtain current market quotations for Alcoa common stock and RTI common stock. The market prices of Alcoa common stock and RTI common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Alcoa common stock or RTI common stock before or after the effective date of the merger. Any change in the market price of Alcoa common stock prior to the completion of the merger will affect the market value of the merger consideration that RTI’s shareholders will receive upon completion of the merger.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for Alcoa by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is paid a salary by Alcoa, is a participant in various employee benefit plans offered to Alcoa employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of Alcoa common stock.

Certain U.S. federal income tax consequences relating to the merger will be passed upon for RTI by Jones Day.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Alcoa for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Firth Rixson business the registrant acquired as of December 31, 2014), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Alcoa Inc. for the three-month periods ended March 31, 2015 and 2014, incorporated by reference into this proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 23, 2015 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of RTI for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the RTI Directed Manufacturing business the registrant acquired as of December 31, 2014), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Other business at the Annual Meeting

RTI does not expect any business to come up for shareholder vote at the annual meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

There were 30,794,405 shares outstanding as of March 31, 2015. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How RTI solicits proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically, or by telephone. RTI pays the costs of soliciting this proxy statement/prospectus. RTI has retained Georgeson Inc. to solicit proxies for a fee of $13,500, plus reasonable out-of-pocket expenses, and RTI also reimburses brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

If the merger is consummated, there will be no annual meeting of RTI shareholders next year. Otherwise, the deadline for the submission of shareholder proposals that are intended to be considered for inclusion in RTI’s proxy statement for next year’s meeting is November 28, 2015. Additionally, the RTI board of directors-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 11, 2016.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to RTI’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties who wish to communicate with the Chairman, one or more of the other nonmanagement directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2014 annual meeting attended such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in RTI’s securities, typically within two business days of the transaction. Based upon a review of RTI’s records, filings with the SEC, and written representations that no other reports were required, RTI believes that all such reports were timely filed for transactions that occurred in 2014.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or RTI that they or RTI will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or RTI if you hold registered shares at the address below.

WHERE YOU CAN FIND MORE INFORMATION

Alcoa has filed with the SEC a registration statement under the Securities Act that registers the distribution to RTI shareholders of the shares of Alcoa common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Alcoa in addition to being a proxy statement for RTI shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Alcoa and Alcoa common stock.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Alcoa and RTI, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Alcoa with the SEC are also available at Alcoa’s website at http://www.alcoa.com. The reports and other information filed by RTI with the SEC are also available at RTI’s website at http://www.rtiintl.com. The web addresses of the SEC, Alcoa, and RTI are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Alcoa and RTI to incorporate by reference information in this proxy statement/prospectus. This means that Alcoa and RTI can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Alcoa and RTI previously filed with the SEC. They contain important information about the companies and their financial condition.

Alcoa SEC Filings (SEC File No. 001-03610; CIK No. 0000004281)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2014

Quarterly Report on Form 10-Q	Three months ended March 31, 2015

Proxy Statement on Schedule 14A	March 19, 2015

Current Reports on Form 8-K and 8-K/A	January 22, 2015; February 25, 2015; March 9, 2015; May 5, 2015 (two filings); May 13, 2015 (in each case, except to the extent furnished but not filed)

RTI SEC Filings (SEC File No. 001-14437; CIK No. 0001068717)	Period or Date Filed
Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A	Year ended December 31, 2014

Quarterly Report on Form 10-Q	Three months ended March 31, 2015

Current Reports on Form 8-K	January 20, 2015; January 30, 2015; February 5, 2015; March 9, 2015; April 28, 2015 (in each case, except to the extent furnished but not filed)

In addition, Alcoa and RTI also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the RTI annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Alcoa has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Alcoa, and RTI has supplied all information relating to RTI.

Documents incorporated by reference are available from Alcoa and RTI without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Alcoa Inc. 390 Park Avenue New York, New York 10022-4608 Attention: Investor Relations Telephone: (212) 836-2674	RTI International Metals, Inc. 1550 Coraopolis Heights Road, Fifth Floor Pittsburgh, Pennsylvania 15108-2973 Attention: Secretary Email: request@rtiintl.com Telephone: (844) 784-4685

RTI shareholders requesting documents must do so by July 14, 2015 to receive them before the annual meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Alcoa or RTI, RTI will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of RTI common stock, please contact Georgeson Inc., RTI’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(800) 733-6198 (toll free)

Neither Alcoa nor RTI has authorized anyone to give any information or make any representation about the merger or RTI or Alcoa that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RTI INTERNATIONAL METALS, INC.,

ALCOA INC.

and

RANGER OHIO CORPORATION

Dated as of March 8, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 8, 2015, is by and among RTI International Metals, Inc., an Ohio corporation (the “Company”), Alcoa Inc., a Pennsylvania corporation (“Parent”) and Ranger Ohio Corporation, an Ohio corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board of Directors”) has (i) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Ohio law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in

Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On or prior to the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Ohio a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the OGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Ohio or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the OGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the OGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, subject to Section 5.9, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law (except as to the name of the Surviving Corporation, which shall be RTI International Metals, Inc.).

(b) At the Effective Time, subject to Section 5.9, the code of regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law (except as to the name of the Surviving Corporation, which shall be RTI International Metals, Inc.).

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. For avoidance of doubt, it is the intention of the parties hereto and the Company Board of Directors that the directors of Merger Sub immediately prior to the Effective Time who become directors of the Surviving Corporation pursuant to this Section 1.6 (the “Merger Sub Directors”) shall be deemed “Continuing Directors” as such term is defined in and for all purposes under the Convertible Notes Indenture (as defined below), and the execution and delivery of this Agreement shall be deemed conclusive evidence that the election of the Merger Sub Directors as directors of the Surviving Corporation has been unanimously approved by the Company Board of Directors as of the Effective Time.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares or securities of Parent, the Company or Merger Sub:

(i) Conversion of Merger Sub Common Shares. Each share of common stock of Merger Sub, no par value, issued and outstanding immediately prior to the Effective Time shall thereafter remain outstanding and represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and those shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(iii) Conversion of Company Common Stock. Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive 2.8315 shares of Parent Common Stock (the “Exchange Ratio” and together with the cash in lieu of fractional shares of Parent Common Stock as specified below, the “Merger Consideration”). All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.4(d).

(b) Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Parent Common Stock that would otherwise be issued.

(i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock issued and delivered to the Exchange Agent pursuant to Section 2.4(a) representing the Merger Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Common Stock pursuant to Section 2.4 (such excess, the “Parent Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former holders of Company Common

Stock, sell the Parent Excess Shares at the then-prevailing prices on the NYSE. The sale of the Parent Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use its reasonable best efforts to complete the sale of the Parent Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates and Book-Entry Shares formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for holders of Company Common Stock (the “Parent Shares Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of Parent Excess Shares shall be paid by the Company. The Exchange Agent shall determine the portion of the Parent Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying that amount of the aggregate net proceeds composing the Parent Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock held as of immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates and Book-Entry Shares formerly representing Company Common Stock with respect to any fractional share interest, the Exchange Agent shall make available such amounts to such holders of Certificates and Book-Entry Shares.

Section 2.2 Treatment of Company Convertible Notes. The Company’s 3.000% Convertible Senior Notes due 2015 (the “2015 Convertible Notes”) issued pursuant to the indenture, dated as of December 14, 2010 (as amended or supplemented from time to time, the “Convertible Notes Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and the Company’s 1.625% Convertible Senior Notes due 2019 (the “2019 Convertible Notes” and together with the 2015 Convertible Notes, the “Company Convertible Notes”) issued pursuant to the Convertible Notes Indenture, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unless converted prior to the Effective Time pursuant to the terms of the Convertible Notes Indenture, and shall be treated in accordance with the terms of the Convertible Notes Indenture following the Effective Time; provided, however, that any Company Convertible Notes that are owned by Parent and its Subsidiaries immediately prior to the Effective Time shall be transferred to the Surviving Corporation and shall be cancelled and retired by the Surviving Corporation, and no consideration shall be delivered in exchange therefor.

Section 2.3 Appointment of Exchange Agent. Prior to Effective Time, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities, with respect thereto in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed).

Section 2.4 Exchange of Shares.

(a) Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration (such shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within ten (10) business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with either a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.4(c), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.4. After the surrender in accordance with this Section 2.4 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4(b) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Company Stock Options and Other Stock Awards; ESPP.

(a) Each option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall, as of the Effective Time, be converted into an option to purchase, on the same terms and conditions (including with respect to vesting) as were applicable to such Company Option immediately prior to the Effective Time (each, an “Adjusted Option”), the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of Company Common Stock subject to the Company Option by the Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the shares of Company Common Stock purchasable pursuant to the Company Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b) Each performance share award granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each, a “Company PSA”) shall, as of the Effective Time, (i) if granted in 2013, vest immediately in accordance with its terms (assuming for this purpose that the performance-based vesting conditions applicable to the Company PSA immediately prior to the Effective Time are deemed achieved at the maximum target performance percentage and otherwise shall vest in accordance with the terms of such Company PSA) and be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii) with respect to each share of Company Common Stock underlying the award on the terms generally applicable to issued and outstanding shares of Company Common Stock or (ii) if granted in 2014 or 2015, be converted into a performance share award (which number of shares of Company Common Stock subject to such Company PSA that shall be converted hereunder has been determined assuming achievement of (x) for Company PSAs granted in calendar year 2014, the maximum target performance percentage, and (y) for Company PSAs granted in calendar year 2015, 125% of target performance, in each case as specified in the applicable Company Stock Plan award agreement) (each, an “Adjusted PSA”), in respect of the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of Company Common Stock subject to the Company PSA immediately prior to the Effective Time by the Exchange Ratio, which Adjusted PSAs shall otherwise continue to vest over time in accordance with its terms (but which for the avoidance of doubt shall no longer be subject to any further performance-based vesting or other provisions, but shall be subject to the vesting provisions of Section 21(c)(iii)(A) of the Company’s 2014 Stock and Incentive Plan) and otherwise will be settled in shares of Parent Common Stock upon any vesting of the Adjusted PSAs.

(c) With respect to each outstanding award of shares of Company Common Stock subject to vesting, repurchase or other lapse restrictions granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (“Company Restricted Shares”) such vesting, repurchase or other lapse restrictions shall lapse as of the Effective Time and such Company Restricted Shares shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii) with respect to each share of Company Common Stock underlying the award on the terms generally applicable to issued and outstanding shares of Company Common Stock.

(d) Each unvested restricted share unit award granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (each, a “Company RSU”) shall as of the Effective Time, be converted into a restricted stock unit award, on the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting) (each, an “Adjusted RSU”), in respect of the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, determined by multiplying the number of shares of Company Common Stock subject to the Company RSU by the Exchange Ratio.

(e) Prior to the Effective Time (i) each outstanding offering period then in progress (each, an “Offering Period”) under the Company’s Employee Stock Purchase Plan (the “ESPP”) shall terminate, (ii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of such time, and the funds, if any, that remain in the participants’ accounts after such purchase shall be returned to the participants and (iii) the ESPP shall terminate. No participant may elect to participate in the ESPP after the date of this Agreement, participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement and no new offering period under the ESPP shall commence under the ESPP following the date of this Agreement.

(f) Prior to the Effective Time, the Company Board of Directors and/or an appropriate committee thereof shall adopt resolutions providing for, and take all other actions necessary to effectuate, the treatment of the Company Options, Company PSAs, Company Restricted Shares and Company RSUs (collectively, the “Company Stock Awards”) and the treatment of the purchase rights under the ESPP, in each case as contemplated by this Section 2.5.

Section 2.6 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed since January 1, 2012 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s articles of incorporation and code of regulations (collectively, the “Company Organizational Documents”), in each case, as amended. The Company has made available prior to the date of this Agreement true and complete copies of the minute books of the Company.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 common shares, par value $0.01 per share (the “Company Common Stock”), and 5,000,000 preferred shares without par value (“Company Preferred Stock”). As of March 4, 2015, (i) 30,758,563 shares of Company Common Stock were issued and outstanding (including Company Restricted Shares), (ii) 870,201 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 4,236,700 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 689,652 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options and (B) 412,176 shares of Company Common Stock are issuable upon the vesting of outstanding Company PSAs, taking into account the provisions of Section 2.5(b) above, (v) 1,946,919 shares of Company Common Stock were reserved for issuance pursuant to the ESPP (vi) 76,231 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs, and (vii) 13,070,774 shares of Company Common Stock were reserved for issuance in respect of the Company Convertible Notes, of which amount (A) 3,185,213 shares of Company Common Stock are issuable upon the conversion of outstanding 2015 Convertible Notes and (B) 9,885,561 shares of Company Common Stock are issuable upon the conversion of outstanding 2019 Convertible Notes. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company Stock Awards and Company Convertible Notes, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of March 6, 2015, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award (which, in the case of Company PSAs, shall indicate the target number of Company PSAs awarded), (iii) the grant date of each such Company Stock Award, (iv) the year of vesting of each such Company Stock Award or the number of exercisable and unexercisable options underlying such Company Stock Award, in either case, to the extent applicable, and (v) the exercise price for each such Company Stock Award, to the extent applicable. No Company Stock Awards are intended to qualify as “incentive stock options” under Section 422 of the Code. All Company Stock Awards granted prior to June 16, 2014 were granted under the Company 2004 Stock Plan and all Company Stock Awards granted on or after June 16, 2014 were granted under the Company 2014 Stock and Incentive Plan. Except as set forth in this Section 3.2(a) and Section 3.2(c) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Stock Awards), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) With respect to each grant of Company Stock Awards, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan or Company Deferred Compensation Plan, the Exchange Act and all other applicable Laws, in each case, in all material respects, including the rules of the New York Stock Exchange (“NYSE”), and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

(c) Except for the Company Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for or measured by reference to, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of the adoption of this Agreement by holders of Company Common Stock representing two-thirds of the voting power thereof (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board of Directors and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board of Directors has unanimously (i) resolved to recommend that the Company’s shareholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s shareholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the limitation of such enforcement by (1) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (2) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any Competition Laws outside of the United States, and (vii) subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to securities Laws) (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except for such conflict or violation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2012 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 ( the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all material written correspondence between the Company and the SEC occurring since January 1, 2012. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), in each case where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement and (iii) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any off-balance sheet financing arrangements in respect of accounts receivable securitizations, supplier-financings or otherwise in excess of $10,000,000 in the aggregate.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any material violation of, or material failure to comply with, any Law.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all material tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits except where such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company, its Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2012 been, in compliance with all applicable Environmental Laws;

(b) There has been no release or disposal of any Hazardous Substance by, at the direction of, for or on behalf of the Company or any of its Subsidiaries from, at, on or under any Real Property in a condition that requires remediation pursuant to any applicable Environmental Law;

(c) Except as has been fully resolved with no further obligation of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or Permit issued pursuant to Environmental Laws from any Governmental Entity or other third party;

(d) Except as has been fully resolved with no further obligation of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries and no Owned Real Property has any agreement with or is subject to any Order by a Governmental Entity with respect to any Hazardous Substance cleanup or violation of Environmental Laws;

(e) The Company and each of its Subsidiaries is in possession of all Permits required pursuant to Environmental Laws necessary to carry on such person’s business as it is currently being conducted, each such Permit is valid and in full force and effect, neither the Company nor any of its Subsidiaries has received written notice of any material adverse change in the status or terms and conditions of any such Permit and neither the Company nor any of its Subsidiaries is in violation of any such Permit;

(f) Except as has been fully resolved with no further obligation of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan other than those Company Benefit Plans that the Company or any Subsidiary of the Company is required to maintain or contribute to as a matter of law, and also indicates which Company Benefit Plans are maintained outside the U.S. For purposes of this Agreement, “Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries.

(b) With respect to the Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all material Company Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all material related trust documents (including any grantor trust earmarked for non-qualified benefit plans (i.e. rabbi or secular trusts)); (iv) all material insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Labor, or any other Governmental Entity (including a written description of any material oral communication) since January 1, 2012. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan. All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(d) The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”) and its related trust and such determination letter has not been revoked (nor has revocation been threatened), nor do any circumstances exist that could be reasonably expected adversely to affect such qualification. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except, in the case of (i), (ii) or (iii), where the failure to do so would not be reasonably expected to have a Company Material Adverse Effect.

(f) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) the Company Benefit Plans satisfy all minimum funding requirements under Sections 412, 430 and 431 of the Code or Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no such Company Benefit Plan is in “at risk status” within the meaning of Section 430(i)

of the Code or Section 303(i) of ERISA; (iii) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for each such Company Benefit Plan and each such report is complete and accurate in all material respects; (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (v) all premiums to the PBGC have been timely paid in full; (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan, except, in the case of the foregoing clauses (i) through (vii), the occurrence or non-occurrence of any such event that has not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(g) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan to the PBGC, the Department of the Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(i) None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has been involved in any transaction that would reasonably be expected to cause the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Affiliates to be subject to material liability under Section 4069 of ERISA. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any material liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred that would reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates.

(j) Neither the Company nor any of its Subsidiaries, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(k) Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in all material respects between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in all material respects in documentary and operational compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held, and otherwise no arrangement exists with respect to a Nonqualified Deferred Compensation Plan that would result in income inclusion under Section 409A(b) of the Code. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(l) (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (x) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer or (z) trigger any funding obligation under any Company Benefit Plan or related trust or funding vehicle, or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan. (ii) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise. (iii) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement, either alone or in combination with another event, by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code.

(m) No material deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2015 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and none of the Company or any Subsidiary of the Company has undertaken any material action that would be prohibited by Section 5.1(b)(A), Section 5.1(b)(E), Section 5.1(b)(F), Section 5.1(b)(G), Section 5.1(b)(I) (except in the case of clause (8) the dollar threshold shall be $200,000 for purposes of this Section 3.10(a)), Section 5.1(b)(J), Section 5.1(b)(M) or Section 5.1(b)(O) if any such section were in effect at all times since January 1, 2015.

(b) Since January 1, 2015, there has not been a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or any of its representatives expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Shareholders’ Meeting including in the Form S-4 (the “Proxy Statement/

Prospectus”) will not, at the time the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and at the time of any meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Shareholders’ Meeting but excluding any portion thereof based on information supplied by Parent or any of its representatives expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.13 Anti-Bribery. To the knowledge of the Company, since January 1, 2012, neither the Company nor any of its Subsidiaries, or any employee, officer, director, or, to the extent that it would constitute a breach of applicable Law by the Company or any of its Subsidiaries, any agent or representative or other person acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) made, authorized, promised to make or offered to make any unlawful payment, or provided or offered or promised to provide or authorized the provision of anything of value (whether in the form of property or services or in any other form), to any foreign or domestic government official or employee, any foreign political party or official or candidate for foreign political office, any official or employee of a Public International Organization (each, an “Official Party”), or to any finder, agent, or other party acting on behalf of or under the auspices of any Governmental Entity, Public International Organization or official or employee thereof, for the purpose of (i) influencing any act or decision of any Official Party in his or her official capacity, (ii) inducing any Official Party to do or omit to do any act in violation of his or her lawful duties, (iii) securing any improper advantage or (iv) inducing any Official Party to influence or affect any act or decision of any Governmental Entity or Public International Organization, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political or charitable activities or, (c) taken any other action or made any omission; in each case (with respect to all of the foregoing provisions of this sentence) in violation of any Law applicable to the Company or any of its Subsidiaries governing corrupt practices, money laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials or other Official Party, including, if applicable, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anticorruption Laws”). To the knowledge of the Company, since January 1, 2012, neither the Company nor any of its Subsidiaries has, in connection with the business or operations of the Company and its Subsidiaries, received any written notice alleging any such violation or conducted any material internal investigation with respect to any actual or alleged violation of any Anticorruption Law.

Section 3.14 Tax Matters.

(a) Except as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes required to have been paid by any of them or that the Company or any of its Subsidiaries have been obligated to withhold from amounts owing to any employee, creditor, shareholders or third party (in each case, whether or not shown on any Tax Return), except, in each case, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents filed prior to the date hereof, (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vi) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or an agreement or arrangement entered into in the ordinary course of business and not relating primarily to Taxes) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, (vii) the Company and its Subsidiaries have complied with all rules regarding transfer pricing and have made available to Parent true and complete copies of all material transfer pricing studies or reports prepared (or caused to be prepared) by the Company or any of its Subsidiaries with respect to the Group Companies, if any and (viii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(d) Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.14 and in Section 3.2, Section 3.4, Section 3.6, Section 3.7, Section 3.9, Section 3.10, Section 3.11 and Section 3.17 constitute the sole and exclusive representations and warrantied hereunder with respect to Tax matters.

Section 3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is, or since December 31, 2012 has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). To the knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, except where the liability associated with such charge or complaint would not have, individually or in the aggregate, a Company Material Adverse Effect and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, the Company has not been reassessed in any material respect under such Laws during the past three years, and (ii) there are no claims that may affect the accident cost experience of the Company. The Company has complied in all respects with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where any non-compliance, default or violation has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company or a Subsidiary of the Company owns all Registered Owned Intellectual Property and to the extent that the same is material to the business of the Company and its Subsidiaries, taken as a whole, all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. All material software licenses related to or used in connection with the operations of the businesses of the Company and its Subsidiaries as presently conducted are in the name of one either the Company or a Subsidiary of the Company.

(b) The Company or a Subsidiary of the Company has the right to use all Licensed Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, subject to the terms of the Company IP Agreements governing such Licensed Intellectual Property.

(c) The use of the Company Intellectual Property by the Company and its Subsidiaries in connection with the operation of the Company’s businesses as presently conducted does not, to the knowledge of the Company, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person in any material respect. To the knowledge of the Company, there is no Action initiated by any other Person pending or threatened in writing against the Company or any of its Subsidiaries alleging any such material infringement, misappropriation or violation.

(d) To the knowledge of the Companies, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property in any material respect. Since January 1, 2012 neither the Company nor any of its Subsidiaries has threatened in writing or initiated against any other person any Action alleging any such material infringement, misappropriation or violation.

(e) To the knowledge of the Company, all material software owned or used by the Company and its Subsidiaries and necessary to the operation of the Company’s business (the “Material Software”) does not contain any unauthorized feature (including any malware, worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that may cause the Material Software or any portion thereof to be erased, inoperable or otherwise materially malfunction, either automatically, with the passage of time or upon command by any person. To the knowledge of the Company, Section 3.16(e) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all cyber breaches, Intellectual Property exfiltrations and any other material cyber security event that have materially compromised any Company Intellectual Property, Trade Secrets or other critical know-how used for the operation of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, for each software license of the Company or one of its Subsidiaries, such license is sufficient to cover the number of users of such software license in the ordinary course of business.

Section 3.17 Assets and Properties.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good, marketable and valid title to, free and clear of all Liens, or holds pursuant to valid and enforceable leases or license, all of the tangible personal property and assets that are reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet, subject to Permitted Liens and except for dispositions of such property and assets by the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, together with the contemplated capital expenditures set forth in the Company’s fiscal 2015 budget and capital expenditure plan (the “Company 2015 Budget”) (copies of which have been made available to Parent), in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 3.17(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

(c) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements granting any person the right to use or occupy any material portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries as of the date hereof (collectively, “Company Insurance Policies”). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all Company Insurance Policies are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. The Company and its Subsidiaries have complied in all respects with the provisions of each Company Insurance Policy under which such person is the insured party, except for any noncompliance, which has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

Section 3.19 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Barclays Capital Inc. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio to be offered to the holders of the Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes. The Company and Parent have been authorized by Barclays Capital Inc. to permit the inclusion of such opinion of Barclays Capital Inc. in its entirety and references thereto in the Form S-4 and the Proxy Statement/Prospectus, subject to prior review and consent by Barclays Capital Inc.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any material Contract with a Material Customer or a Material Supplier (or an applicable Affiliate or Subsidiary thereof);

(iii) any Contract (other than any individual purchase order issued pursuant to any long term master agreements with customers) that involved individual or aggregate payments or consideration of more than $5,000,000 in the six-month period ended March 6, 2015, or is expected to involve individual or aggregate payments or consideration of more than $5,000,000 in the six-month period beginning March 6, 2015 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract), for goods and services furnished by or to the Company or any of its Subsidiaries;

(iv) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third Person, other than those entered into in the ordinary course of business consistent with past practices;

(v) any Contract for capital expenditures involving payments of more than $5,000,000 individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries;

(vi) any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

(vii) any Contract relating to indebtedness under which the principal amount outstanding thereunder payable by the Company or any of its Subsidiaries is greater than $10,000,000;

(viii) any Contract containing covenants by the Company or any of its Affiliates not to (A) compete with any Person, (B) engage in any line of business or activity in any geographic region or (C) sell any products or services to, or obtain any products or services from, any Person in any geographic region, in each case as would purport to be binding on the Company or its Affiliates or Parent or its Affiliates after the consummation of the Merger;

(ix) any Contract containing any put, call, exclusivity, right of first refusal or right of first offer or similar right granted by the Company or any of its Subsidiaries to any person;

(x) any Contract that involved individual or aggregate payments or consideration of more than $5,000,000 in the six-month period ended on March 6, 2015, or is expected to involve individual or aggregate payments or consideration of more than $5,000,000 in the six-month period beginning on March 6, 2015, by the Company or any of its Subsidiaries in respect of any leased tangible personal property;

(xi) any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in any person (other than any other Subsidiary of the Company) of more than

$10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice);

(xii) any Material Governmental Contract;

(xiii) any Collective Bargaining Agreement;

(xiv) any Order or settlement or conciliation agreement with any Governmental Entity;

(xv) any Contract involving the sale, transfer or acquisition of any business entered into by the Company or any Subsidiary of the Company in the three years preceding the date of this Agreement;

(xvi) any Company IP Agreement that involved individual or aggregate payments or consideration of more than $5,000,000 in the six-month period ended on March 6, 2015; and

(xvii) any Contract under which the Company or any of its Subsidiaries provides indemnification to any Indemnified Party.

All contracts of the types referred to in clauses (i) through (xvi) above referred to herein as “Company Material Contracts.”

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a correct and complete list, for the twelve-month period ended on December 31, 2014, of (i) the 10 largest customers of goods and services of the Group (taken as a whole), in each case measured by the revenue earned by the Company and its Subsidiaries (taken as a whole) during such twelve-month period in respect of goods and services provided to each such customer (the “Material Customers”), and (ii) the 10 largest suppliers of goods and services to the Company and its Subsidiaries (taken as a whole), in each case measured by the expenditure by the Company and its Subsidiaries (taken as a whole) during such twelve-month period in respect of goods and services provided by each such supplier (the “Material Suppliers”).

(b) To the knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will have or would reasonably be expected to have an adverse effect on the relationship of the Company or any of its Subsidiaries with any Material Customer or Material Supplier that constitutes a Company Material Adverse Effect. To the knowledge of the Company, no Material Customer or Material Supplier has, since January 1, 2014, threatened in writing to terminate the relationship of such Material Customer or Material Supplier, as applicable, with the Company or its applicable Subsidiary.

Section 3.22 Government Contracts. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 3.22(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each Government Contract that involved individual or aggregate payments or consideration of more than $5,000,000 in the six-month period ended March 6, 2015, or is expected to involve individual or aggregate payments or consideration of more than $5,000,000 in the six-month period beginning March 6, 2015, and each outstanding written bid or proposal for any Government Contract that, if entered into, would be expected to involve individual or aggregate payments or consideration of more than $5,000,000 in the six-month period following the effective date of such Government Contract (it being understood, in each case, that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract) (the Government Contracts referenced in this Section 3.22(a) collectively, the “Material Government Contracts”). To the knowledge of the Company, all Government Contracts have been competitively procured.

(b) To the knowledge of the Company, there has not been during the past three (3) years and currently is no pending, ongoing or threatened audit or investigation by any Governmental Entity of any of the Company, its Subsidiaries or its and their respective employees with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. To the knowledge of the Company, during the past three (3) years, none of the Company, its Subsidiaries or its and their respective directors, officers, employees, consultants or agents has raised any material compliance concerns or issues to the Company or any Subsidiary of the Company pertaining to any Government Contract or Government Bid, nor initiated any internal or external investigation or made a voluntary or mandatory disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c) To the knowledge of the Company, there are (i) no outstanding asserted claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under any Government Contract or Government Bid, (ii) no open or impending requests for equitable adjustments, except in the ordinary course of business consistent with past practice, and (iii) no disputes between the Company or any of its Subsidiaries and a Governmental Entity arising under or relating to any such Government Contract or Government Bid.

(d) Neither the Company nor any of its Subsidiaries has a material interest in any material pending claim against any Governmental Entity, prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid.

(e) Neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any of its or their respective directors, officers, employees or full-time consultants, nor any of the operations of the business of the Company or its Subsidiaries, is (or during the past three (3) years has been) suspended, debarred or notified in writing that it was proposed for suspension or debarment from doing business with a Governmental Entity or is (or during such period was) a party to any proceedings that did result in a finding of non-responsibility or ineligibility for contracting with any Governmental Entity.

(f) As of the date of this Agreement, there are no cost-type Government Contracts between the Company or any of its Subsidiaries and a Governmental Entity.

(g) With respect to each Government Contract and Government Bid, the Company or its applicable Subsidiary has not taken or failed to take any action that has resulted in (i) a claim for fraud by a Governmental Entity against the Company or any of its Subsidiaries, (ii) a unilateral contract price reduction or assessment of a fine or penalty under any Government Contract, or (iii) a termination of any Government Contract for default.

Section 3.23 Finders or Brokers. Except for Barclays Capital Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.24 State Takeover Statutes. The Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including, without limitation, Chapter 1704 of the Ohio Revised Code) and any similar provisions in the Company’s articles of incorporation or code of regulations. Assuming the accuracy of the representations and warranties contained in Section 4.11, as of the date of this

Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.25 OFAC. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and since January 1, 2012 have been, in compliance with all applicable statutory and regulatory requirements of the United States, the United Kingdom or the European Union relating to economic sanctions or embargoes, including all laws administered and enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Laws”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is party to any Contract or is engaged in any transaction or other business (i) in breach of OFAC Laws, or (ii) with any person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury. Neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any other person any written notice of any violation or alleged violation of any OFAC Laws.

Section 3.26 Affiliated Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception liabilities incurred in the ordinary course of business, owes money to, or is owed money by, the Company or its Subsidiaries, (c) is a controlling Affiliate of any Material Customer or Material Supplier of the Company or its Subsidiaries, or (d) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director, stockholder or Affiliate of the Company or its Subsidiaries or any individual in such officer’s, director’s or stockholder’s immediate family, on the other hand.

Section 3.27 No Additional Representations.

(a) The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates, budgets or other information (including the accuracy or completeness of, or reasonableness of the assumptions underlying such projection, estimates, budgets or other information) delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business, prospects and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or representatives that are not expressly set forth in

Article IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent does not make, or has not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, forecasts, projections, predictions, data, financial information, memoranda, documentation, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed since January 1, 2012 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing or subsisting and in good standing under (i) the Laws of the Commonwealth of Pennsylvania (in the case of Parent) or (ii) the State of Ohio (in the case of Merger Sub) and (b) has the requisite organizational corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such approvals, qualification or license necessary; except where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws (collectively, the “Parent Organizational Documents”), in each case, as amended.

(c) The authorized capital stock of Parent consists of (i) 1,800,000,000 shares of common stock, par value $1.00 per share (the “Parent Common Stock”), (ii) 660,000 shares of Serial Preferred Stock, par value $100.00 per share, and (iii) 10,000,000 shares of Class B Serial Preferred Stock, par value $1.00 per share. As of February 28, 2015, 1,222,275,907 shares of Parent Common Stock were issued and outstanding, 546,024 shares of Serial Preferred Stock were issued and outstanding, and 2,500,000 shares of Class B Serial Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Serial Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

(d) Merger Sub has been formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, and prior to the Effective Time, Merger Sub has not engaged in any other business activities or incurred any liabilities or obligations other than as contemplated herein.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other document to be entered into by Parent or Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”), and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation by each of them of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board of Directors and no other corporate proceeding on the part of Parent or vote of Parent’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Parent Board of Directors has approved this Agreement and the Merger. Each Parent Transaction Document has been duly and validly executed and delivered by Parent and Merger Sub and, assuming each such Parent Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any Competition Laws outside of the United States, and (vii) subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or, individually or in the aggregate, be reasonably expected to be material except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have a Parent Material Adverse Effect.

Section 4.3 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of

Regulation S-K of the SEC), in each case where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.4 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Based on and with respect to its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, and (iii) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance with Law.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any material violation of, or material failure to comply with, any Law.

(b) Parent and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all material tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”). Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, all Parent Permits are in all material respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Absence of Certain Changes or Events.

(a) From January 1, 2015 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business and consistent with past practice.

(b) Since January 1, 2015, there has not been a Parent Material Adverse Effect.

Section 4.8 Investigations; Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would impair in any material respect the ability of each of Parent and Merger Sub, as applicable, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.9 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and at the time of any meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.10 Finders or Brokers. Except for Greenhill & Co., Inc. and Morgan Stanley & Co. LLC, neither Parent nor any of Parent’s Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.11 Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns any Company Common Stock as of the date hereof nor has beneficially owned during the immediately preceding three years a number of shares of Company Common Stock that would make it an “interested shareholder” (as such term is defined Section 1704.01(c)(8) of the Ohio Revised Code) of the Company.

Section 4.12 No Vote Required. No vote is required by the holders of any class or series of Parent’s securities (equity or otherwise) to approve and adopt this Agreement or the transactions contemplated hereby under applicable Law, the articles of incorporation or bylaws of Parent or pursuant to the rules of the NYSE as a result of this Agreement or the transactions contemplated hereby, including in order for Parent to issue the shares of Parent Common Stock in connection with the Merger.

Section 4.13 Anti-Bribery. Since January 1, 2012, neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any employee, officer, director, or, to the extent that it would constitute a breach of applicable Law by Parent or any of its Subsidiaries, any agent or representative or other person acting for or on behalf of Parent or any of its Subsidiaries, has, directly or indirectly, (a) made, authorized, promised to make or offered to make or offered any unlawful payment or provided or offered or promised to provide or authorized the provision of anything of value (whether in the form of property or services or in any other form), to any Official Party, or to any finder, agent, or other party acting on behalf of or under the auspices of any Governmental Entity, Public International Organization or official or employee thereof, for the purpose of (i) influencing any act or decision of any Official Party in his or her official capacity, (ii) inducing any Official Party to do or omit to do any act in violation of his or her lawful duties, (iii) securing any improper advantage or (iv) inducing any Official Party to influence or affect any act or decision of any Governmental Entity or Public International Organization, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political or charitable activities or, (c) taken any other action or made any omission; in each case (with respect to all of the foregoing provisions of this sentence) in violation of any Anticorruption Law, except for any such violation that has not had, nor would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of its Subsidiaries has, in connection with the business or operations of Parent and its Subsidiaries, received any written notice alleging any such violation or conducted any material internal investigation with respect to any actual or alleged violation of any Anticorruption Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.15 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates, budgets (including without limitation the Company 2015 Budget) or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying such projection, estimates, budgets or other information) delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business, prospects and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the

Company to Parent or Merger Sub, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, forecasts, projections, predictions, data, financial information, memoranda, documentation, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business, preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not amend or restate any Company Organizational Document, and shall not permit any of its Subsidiaries to amend or restate their respective articles of incorporation, code of regulations, certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company;

(D) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $10,000,000 in the aggregate, except (1) as contemplated by the Company 2015 Budget (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2015 fiscal year), (2) in the ordinary course of business consistent with past practices or (3) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or assets with a value in excess of $10,000,000 in the aggregate, except (1) sales, transfers and dispositions of inventory and products in the ordinary course of business consistent with past practices or that are otherwise de minimis or (2) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $5,000,000 in the aggregate, except for expenditures contemplated by the Company 2015 Budget (whether or not such capital expenditure is made during the 2015 fiscal year);

(H) shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any material rights under any Company Material Contract, or enter into any new Contract which would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practices;

(I) except as required by applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any Company Benefit Plan (or arrangement that would be a Company Benefit Plan following such action), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation , (4) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Benefit Plan, (5) fund any rabbi trust or similar arrangement, (6) grant or amend any equity awards, (7) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has target annual compensation (i.e., base salary and target annual bonus opportunity) greater than $150,000;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Stock Awards outstanding on the date hereof, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or in connection with the net exercise of any options, or the netting of any restricted stock for tax withholding purposes, issued in the ordinary course of business consistent with past practices;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business consistent with past practices (including in connection with the issuance of letters of credit and the entry into capitalized leases), (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with the preceding clauses (1) through (4), for any indebtedness not to exceed $10,000,000 in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of the preceding clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material claim, action or proceeding, other than as set forth on Section 5.1(b)(N) of the Company Disclosure Schedule and that do not involve any admission of wrongdoing or equitable relief that imposes any restrictions on the operations of the Company or its Affiliates;

(O) other than in the ordinary course of business consistent with past practice, shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

(P) except as otherwise permitted by this Agreement or for transactions between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or in the ordinary course of business consistent with past practices, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any material indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(Q) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (P) of this Section 5.1(b).

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Parent or any of its Subsidiaries, (ii) as may be consented to by the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Schedule, Parent shall not:

(A) amend or propose to Parent’s shareholders any amendment to Parent’s or Merger Sub’s certificate of incorporation or bylaws in any manner that would be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or otherwise be adverse to the Company or the holders of Company Common Stock;

(B) declare, set aside or pay any extraordinary dividend or other extraordinary distribution payable in cash, stock or property in respect of the capital stock of Parent, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of the capital stock of Parent in a manner that would disproportionately adversely affect a holder of Company Common Stock relative to a holder of Parent Common Stock or, to the extent such action would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, purchase, redeem or otherwise acquire any share of Parent’s capital stock or other securities or issue any shares of Parent capital stock or other securities;

(C) acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person if such acquisition would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger; or

(D) agree or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Access.

(a) For purposes of facilitating the transactions contemplated hereby, the Company shall afford Parent and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of Parent such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, including, without limitation, retaining on mutually acceptable terms, at the request of (and sole cost of) Parent Mandiant Corporation to conduct a cyber review of the Company’s and its Subsidiaries’ IT systems. Notwithstanding the foregoing, the

Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company and its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries, would constitute a violation of any applicable Law or would involve any invasive, destructive or subsurface sampling, testing or investigation of any properties or facilities.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of December 21, 2014, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company shall, shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its Affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing any non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal (an “Alternative Acquisition Agreement”). Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof), (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (2) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s Affiliates, under any such provisions; provided that the Company shall be permitted not to enforce any standstill or similar provision of any agreement if (i) the counterparty to such agreement has approached the Company on an unsolicited basis with a Takeover Proposal other than in connection with or as a result of a breach of this Section 5.3 by the Company, its Affiliates or its or their respective Representatives and (ii) the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from a breach of this Section 5.3 by the Company, its Affiliates and the Company’s and its Affiliates’ Representatives and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Takeover Proposal and its Representatives and potential sources of funding; provided, that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives regarding such Takeover Proposal (including, as a part thereof, making counterproposals). “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

(c) The Company shall promptly (and in no event later than 48 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Representatives of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 48 hours after receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d) and, with respect to (i)(A) and (i)(B) of this Section only, Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may make an Adverse Recommendation Change and/or, if applicable, terminate this Agreement pursuant to Section 7.1(h) if after receiving a bona fide, unsolicited written Takeover Proposal that did not result from a breach of Section 5.3, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Takeover Proposal constitutes a Superior Proposal and (ii) in light of such Takeover Proposal, the failure to take such action would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(h), (A) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Alternative Acquisition Agreement with the person making such Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) two (2) business days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(d) anew with respect to such additional notice pursuant to clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3.

(e) Other than in connection with a Superior Proposal (which shall be subject to Section 5.3(d) and shall not be subject to this Section 5.3(e)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making an Adverse Recommendation Change in response to an Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors to make an Adverse Recommendation Change would be a violation of the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change, (A) the Company has given Parent at least four (4) business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make an Adverse Recommendation Change pursuant to this Section 5.3(e), (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change in response to such Intervening Event would be a violation of the Company Board of Directors’ fiduciary duties under applicable Law and (D) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)), during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice pursuant to clauses (A) through (D) above of this proviso.

(f) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would reasonably be likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors; provided, that any such position or disclosure (other than any “stop, look and listen” communication) shall be deemed to be an Adverse Recommendation Change unless the Company Board of Directors expressly and concurrently reaffirms the Company Recommendation.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. At the Company’s request, Parent shall cooperate in appropriately amending or supplementing the Proxy Statement/Prospectus to reflect any Adverse Recommendation Change made in compliance with this Agreement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders’ Meeting”) and not postpone or adjourn the Company Shareholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Shareholder Approval have not been obtained; provided, that, unless otherwise agreed by Parent and the Company, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of an Adverse Recommendation Change (i) through the Company Board of Directors, recommend that its shareholders adopt this Agreement and (ii) use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement.

Section 5.5 Employee Matters.

(a) Subject to the provisions of Section 5.5(c), effective as of the Effective Time and for a period of one year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (the “Company Employees”) for so long as the applicable Company Employee remains employed by Parent or the Surviving Corporation, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits paid and provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); provided, that for purposes of the foregoing sentence the compensation and employee benefit plans generally provided to employees of the Company as of immediately prior to the Effective Time (including without limitation continued payment of Annual Bonuses as provided in Section 5.5(e) below) shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries for purposes of this sentence, it being understood that the Company Employees may commence participation in Parent’s compensation and benefit plans on different dates following the Effective Time with respect to different such plans.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees become eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee first participates (the first date of such participation, the “Participation Date”), Parent shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Participation Date, and (B) if the Participation Date does not occur on the first day of a calendar year, credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the year in which the Participation Date occurs for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Participation Date. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained in this Agreement to the contrary, following the Effective Time, while employed by Parent or the Surviving Corporation, the Company Employees whose employment is governed by a Collective Bargaining Agreement shall be provided compensation and benefits pursuant to the terms of the applicable Collective Bargaining Agreement as in effect from time to time.

(d) If requested by Parent in writing delivered to the Company not less than thirty (30) business days before the Closing Date, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plans (the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans), in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Company Employee from the Company 401(k) Plans to the Parent 401(k) Plan; provided that this sentence shall not apply with respect to those accounts designated as “Roth” accounts under the Company 401(k) Plans.

(e) Notwithstanding anything set forth in any Company Benefit Plan or this Agreement to the contrary, the Company shall pay to Bonus-Eligible Employees (as defined below), at the end of each fiscal quarter occurring during the period between the date of this Agreement and the Closing Date, such portion of their respective Annual Bonuses (as defined below) (based on the achievement of applicable quarterly performance targets through the end of each such quarter as determined in accordance with the terms of the applicable Annual Bonus Plan (as defined below)) as shall have been accrued by the Company in the ordinary course of business consistent with past practice in its financial statements, based on the achievement of such applicable quarterly performance targets, in respect of the Company’s fiscal year in which the Effective Time occurs. In addition, following the Closing Date, until such time as Bonus-Eligible Employees become eligible to earn annual bonuses pursuant to an applicable Post-Closing Plan, Parent shall, or shall cause the Surviving Corporation to, continue to pay such portions of the Annual Bonuses as shall have accrued, with such accrual and payment to be made in the same manner as provided in the preceding sentence. For purposes of this Section 5.5(e), the term (i) “Bonus-Eligible Employee”, shall mean any Company Employee who would have been eligible to receive payment of an Annual Bonus under the Annual Bonus Plan, who also remains employed through each applicable quarterly payment date referenced above and (ii) “Annual Bonus” shall mean the annual bonus in respect of a given fiscal year that otherwise could have been payable at the end of the applicable fiscal year, subject to achievement of applicable annual performance targets, pursuant to the applicable annual bonus Company Benefit Plans (identified in Section 5.5(e) of the Company Disclosure Schedule) (the “Annual Bonus Plans”).

(f) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all accrued and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

(g) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any

“employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking reasonable actions to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act or other Competition Laws) required to be obtained or made in connection with the Merger or the taking of any action contemplated by this Agreement (provided that the Company, Parent and Merger Sub acknowledge and agree that no consent, authorization, Order or approval of, or any exemption by, any third party, shall be a condition to the parties’ obligations to effect the Merger except as explicitly contemplated by Article VI), and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that, at the time it is taken and to the knowledge of such party, would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing or materially delay the fulfillment of, or result in not fulfilling, all conditions precedent to the Merger. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall Parent or the Company be required to sell, divest, dispose of, hold separate or otherwise agree to limit its freedom of action (each, a “Divestiture Action”) with respect to any assets, properties or businesses (including those assets, properties or businesses to be acquired by it under this Agreement). Neither party shall, without the written consent of the other party, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any Divestiture Action.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. Neither party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than fifteen (15) business days after the date of this Agreement, all notifications required under the HSR Act. The Company and Parent also agree to file, as promptly as practicable, any other notifications or filings required under other Competition Laws as set forth on Section 5.6(c) of the Company Disclosure Schedule (the “Other Competition Filing”). The Company and Parent shall supply as promptly as reasonably practical any additional information and documentary material that may be requested pursuant to the HSR Act or other Competition Laws and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d) The Company and Parent shall pay, or cause to be paid, in equal proportions, all filing fees incurred in connection with all notifications required under the HSR Act and other Competition Laws.

Section 5.7 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, Parent, Merger Sub and the Company shall cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any material press release or material public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation, provided that such consultation shall not be required with respect to press releases or public statements (a) that have substantially similar content to prior press releases or public statements that have been the subject of consultations pursuant to this Section 5.8 or (b) that relate to an Adverse Recommendation Change.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation, certificate of incorporation, code of regulations and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed the Maximum Amount in cost. Notwithstanding anything to the contrary herein, if Parent so elects, the Company shall purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that such “tail policy” shall provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the Indemnified Parties than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries; provided further in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.9(c). The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OGCL or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its operations.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Transaction Litigation.

(a) The Company shall provide Parent with the opportunity to participate in the Company’s defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger; provided that the Company and Parent will utilize a joint defense agreement or implement such other techniques if doing so would reasonably permit the disclosure of privileged information without jeopardizing such privilege. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent, except for such settlements or offers of settlement that would not require out-of-pocket expenditures by Parent or the Company or any of their respective Subsidiaries (in each case except for amounts paid as part of any self-insured retention) and that do not involve any injunctive or other non-monetary relief (except for customary supplemental disclosure) or the admission of wrongdoing.

(b) Parent shall provide the Company with the opportunity to participate in Parent’s defense or settlement of any shareholder litigation against Parent and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger; provided that the Company and Parent will utilize a joint defense agreement or implement such other techniques if doing so would reasonably permit the disclosure of privileged information without jeopardizing such privilege. Parent agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Parent or its directors, executive officers or similar persons by any stockholder of Parent relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of the Company, except for such settlements that would not materially impair, delay or prevent the consummation of the Merger.

Section 5.13 Reorganization. None of the Company, Parent or Merger Sub shall take, or omit to take, any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. As requested by Jones Day, counsel to the Company, each of Parent and the Company shall use commercially reasonable efforts to provide the representation letter, respectively, contemplated by Section 6.2(e).

Section 5.14 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.15 Company Indebtedness.

(a) The Company shall, and shall cause its Subsidiaries to, deliver all notices and use reasonable best efforts to take all other actions required to facilitate (i) the termination of commitments in respect of that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2012, by and among the Company, as borrower, each of the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent (the “Company Revolving Credit Agreement”) and (ii) the repayment in full of all obligations for borrowed money incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 5.1(b)(M) specified in a written notice by Parent or Merger Sub to the Company at least five (5) Business Days prior to the Closing Date (such indebtedness, together with the indebtedness under the Company Revolving Credit Agreement, the “Refinanced Indebtedness”) and the release of any Liens securing such indebtedness and guarantees in connection therewith on the Closing Date (such terminations, repayments and releases, the “Existing Credit Facility Terminations”). At least eight (8) Business Days prior to the Closing Date, the Company shall deliver in writing to the Parent the amount and an accompanying description of any indebtedness of the type described in clause (ii) of the preceding sentence which has been incurred or is reasonably expected to be to be incurred and outstanding on the Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and Merger Sub on the Closing Date payoff letters with respect to Refinanced Indebtedness (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to which such indebtedness is owed or the holder of such indebtedness, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated, provided, that (A) Parent and its Subsidiaries shall provide all funds required to effect all such repayments at or prior to the Closing and (B) in no event shall this Section 5.15(a) require the Company or any of its Subsidiaries to (x) cause any Existing Credit Facility Terminations to be effective until the Closing shall have occurred or (y) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing Credit Facility Terminations or the Refinanced Indebtedness, prior to the occurrence of the Effective Time (except to the extent Parent and its Subsidiaries promptly reimburse (in the case of ordinary course out-of-pocket costs and expenses) or provide the funding (in all other cases) to the Company or such Subsidiary therefor).

(b) The Company and its Subsidiaries will comply with all of their respective obligations and duties under the terms of the Convertible Notes Indenture, including, without limitation, the Company and its Subsidiaries delivering any notices and entering into any agreements, instruments and undertakings as required pursuant to the Convertible Notes Indenture. If any Company Convertible Notes are converted prior to the Effective Time pursuant to the terms of the Convertible Notes Indenture, the Company will satisfy its conversion obligations by electing to, to the greatest extent permitted pursuant to the Convertible Notes Indenture, deliver Company Common Stock to the holder(s) of the Company Convertible Notes exercising such conversion right.

Section 5.16 Notification of Certain Matters.

(a) The Company shall promptly notify Parent of any material correspondence between the Company and the SEC occurring on or after the date hereof.

(b) Each of the Company and Parent shall promptly notify the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of the Company, or Parent Material Adverse Effect, in the case of Parent or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.16(b) or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

Section 5.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.18 Parent Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with the OGCL, in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement and the Merger, and shall promptly provide a copy thereof to the Company.

Section 5.19 Minute Books. As promptly as reasonably practicable following the date of this Agreement, the Company shall make available to Parent copies of the minute books of each Subsidiary of the Company, which copies contain records of meetings and other corporate actions held or taken since December 31, 2012 of their respective shareholders and boards of directors or similar governing bodies (including committees of their respective shareholders and boards of directors or similar governing bodies).

Section 5.20 Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation will be authorized to and shall execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) All waiting or notice periods (and extensions thereof) applicable to the Merger under the HSR Act and the Other Competition Filing shall have expired or been terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in the first three sentences of Section 4.1(c) shall be true and correct in all respects (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the other representations and warranties of Parent and Merger Sub set forth in Section 4.1, and the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Parent Material Adverse Effect contained in such representations and warranties except with respect to Section 4.7(b)) have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there has not been a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e) The Company shall have received a written opinion from Jones Day, counsel to the Company, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Jones Day shall be entitled to rely upon representation letters, including representation letters from each of Parent and the Company, in each case, in form and substance satisfactory to Jones Day.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in the first four sentences of Section 3.2 shall be true and correct in all respects (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the other representations and warranties of the Company set forth in Section 3.2, and the representations and warranties of the Company set forth in the first two sentences of Section 3.1, Section 3.3(a), Section 3.23 and Section 3.24 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties except with respect to Section 3.10(b)) individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there has not been a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s intentional and material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to December 8, 2015 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if (i) the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement or (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.5;

(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, prior to receipt of the Company Shareholder Approval in the event of an Adverse Recommendation Change or upon any material breach by the Company of its obligations under Section 5.3; or

(h) by the Company, prior to receipt of the Company Shareholder Approval, if (i) the Company Board of Directors authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into a definitive agreement with respect to a Superior Proposal and (ii) concurrently with the termination of this Agreement the Company, subject to complying in all material respects with the terms of Section 5.3, enters into such definitive agreement with respect to such Superior Proposal.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3, liability pursuant to the Confidentiality Agreement, or arising out of or the result of fraud or any intentional and material breach of any covenant or agreement or intentional and material breach of any representation or warranty in this Agreement, and the aggrieved party will be entitled to all rights and remedies available at Law or in equity, including liability for damages, determined taking into account all relevant factors including the loss of the benefit of the Merger to the applicable party (including, in the case of the Company, the lost shareholder premium).

Section 7.3 Termination Fee.

(a) If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g), (ii) by the Company pursuant to Section 7.1(b) and, at the time of such termination, (A) the Company Shareholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g), (iii) by the Company pursuant to Section 7.1(h), or (iv) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f), and in the case of any termination pursuant to this clause (iv), (A) a Takeover Proposal shall have been publicly announced or shall have become publicly known and (B) at any time on or prior to the twelve-month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated, the Company shall pay Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i), within two business days of such termination, in the case of clauses (ii) and (iii) prior to or concurrently with such termination, and in the case of clause (iv) upon the earlier of entering into such definitive agreement with respect to a Takeover Proposal or the consummation of the transactions contemplated by a Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $50,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 7.3(a), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3(a), except in the case of fraud or intentional and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or intentional and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Termination Fee. Solely for purposes of this Section 7.3, “Takeover Proposal” shall have the meaning ascribed thereto in Section 8.15(xxv), except that all references to 15% shall be changed to 50%.

(b) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, this Article VIII, the agreements of the Company, Parent and Merger Sub contained in Section 5.2(b), and the provisions of Section 7.2.

Section 8.2 Expenses. Except as set forth in Section 5.6(d) and Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the matters contained in Article I and Article II shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger and the absence of dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board of Directors shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Alcoa Inc.

201 Isabella Street

Pittsburgh, Pennsylvania 15212

Facsimile: (412) 553-4064

Email: Max.Laun@alcoa.com

Attention	Max W. Laun
Vice President & General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Email: RCChen@wlrk.com

Attention:	Ronald C. Chen

To the Company:

RTI International Metals, Inc.

1550 Coraopolis Heights Road

Fifth Floor

Pittsburgh, Pennsylvania 15108

Facsimile: (412) 893-0027

Email: cwhalen@rtiintl.com

Attention:	Chad Whalen
General Counsel and Senior Vice President - Government Relations

with copies to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile: (216) 579-0212

Email: lganske@jonesday.com

Attention:	Lyle G. Ganske

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.9, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.11 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed. As used in this Agreement, “made available” and words of similar import shall refer to availability in hard copy or electronic formats, including as attachments to emails (including emails to a party’s outside advisors), in the virtual dataroom created in connection with the transactions contemplated by this Agreement and publicly available prior to the date of this Agreement in complete and unredacted form on the SEC’s EDGAR website.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

(ii) “Company Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence or combination of the foregoing that individually or in the aggregate has had, or would be reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of the following shall constitute a Company Material Adverse Effect, and no event, change, effect, development or occurrence to the extent resulting from or arising out of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (1) general economic or political conditions or securities, credit, financial or other capital markets (including prevailing interest rates) conditions, in each case in the United States or any foreign jurisdiction, (2) conditions or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or business partners, (4) the identity of Parent or any of its Affiliates as the acquiror of the Company, (5) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of the Company or any of its Subsidiaries, (6) the taking of any action required or expressly required by this Agreement or with the prior written consent or at the request of Parent or Merger Sub, (7) changes in applicable Law (or other binding directives issued by any Governmental Entity), GAAP or accounting standards, (8) earthquakes, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any change, in and of itself, in the market price or trading volume of the Company’s securities (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); or (10) failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (7) and (8), to the extent (and only to the extent) disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account.

(iii) “Company IP Agreements” shall mean any written licenses of Intellectual Property, with a value of greater than $50,000 per year: (i) from the Company or a Subsidiary of the Company to any third party, excluding licenses to customers and end users granted in the ordinary course of business consistent with past practice; and (ii) to the Company or a Subsidiary of the Company from any third party, excluding Off-the-Shelf Software Licenses.

(iv) “Company Stock Plans” mean the Company 2014 Stock and Incentive Plan, the Company 2004 Stock Plan and the Company 2002 Non-Employee Director Stock Option Plan.

(v) “Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, including the HSR Act and the European Commission Merger Regulation.

(vi) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(vii) “Environmental Law” means any Laws in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Substances), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

(viii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(ix) “Government Bid” shall mean any quotation, bid or proposal that was submitted by the Company or any of its Subsidiaries to a Governmental Entity or a prime contractor (or higher tiered subcontractor) within the past year and that, if accepted or awarded, would lead to a Contract directly between the Company or any of its Subsidiaries and a Governmental Entity or between the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a contract between another person and a Governmental Entity.

(x) “Government Contract” means all of the following: (i) Contracts between a member of the Group and a Governmental Entity obligating the Company or any of its Subsidiaries as the seller to directly furnish supplies or services to a Governmental Entity; and (ii) Contracts between the Company and any of its Subsidiaries as a first tier subcontractor in connection with a Contract between another entity and a Governmental Entity which other entity, to the knowledge of the Company, directly furnishes supplies or services to a Governmental Entity pursuant to such Contract.

(xi) “Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

(xii) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (collectively “Trade Secrets”); (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and Internet addresses.

(xiii) “Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Shareholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board of Directors or those individuals listed on Section 8.15(a) of the Company Disclosure Schedule nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal (which matters shall be addressed by and subject to Section 5.3(b)) or (B) changes in the market price or trading volume of the Company Common Stock or the Parent Common Stock or the fact that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period.

(xiv) “Licensed Intellectual Property” means any Intellectual Property that any member of the Group is licensed to use pursuant to the Group IP Agreements.

(xv) “Off-the-Shelf Software Licenses” shall mean any licenses for software that is generally commercially available on a non-exclusive basis on standard terms.

(xvi) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xvii) “Owned Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries.

(xviii) “Parent Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence or combination of the foregoing that individually or in the aggregate has had, or would be reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of the following shall constitute a Parent Material Adverse Effect, and no event, change, effect, development or occurrence to the extent resulting from or arising out of the following shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (1) general economic or political conditions or securities, credit, financial or other capital markets (including prevailing interest rates) conditions, in each case in the United States or any foreign jurisdiction, (2) conditions or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers or business partners, (4) the identity of the Company or any of its Affiliates as the counterparty in the transactions contemplated by this Agreement, (5) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of Parent or any of its Subsidiaries, (6) the taking of any action required or expressly required by this Agreement or with the prior written consent or at the request of the Company, (7) changes in applicable Law (or other binding directives issued by any Governmental Entity), GAAP or accounting standards, (8) earthquakes, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any change, in and of itself, in the market price or trading volume of Parent’s securities (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect); or (10) failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (7) and (8), to the extent (and only to the extent) disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account.

(xix) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, or (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(xx) “Public International Organization” has the meaning given to such term in the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

(xxi) “Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

(xxii) “Registered Owned Intellectual Property” means all Owned Intellectual Property that is registered or for which an application for registration is pending.

(xxiii) “Subsidiary” means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner.

(xxiv) “Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than two-thirds of the outstanding Company Common Stock or more than two-thirds of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, the person making such Takeover Proposal and the kind of consideration offered and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), would result in a transaction more favorable than the Merger to the shareholders of the Company from a financial point of view.

(xxv) “Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(xxvi) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xxvii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(xxviii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(c) Each of the following terms is defined in the Section set forth opposite such term:

2015 Convertible Notes	Section 2.2
2019 Convertible Notes	Section 2.2
Acceptable Confidentiality Agreement	Section 5.3(b)
Action	Section 5.9(b)
Adjusted Option	Section 2.5(a)
Adjusted PSA	Section 2.5(b)
Adjusted RSU	Section 2.5(d)
Adverse Recommendation Change	Section 5.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)
Annual Bonus	Section 5.5(e)
Annual Bonus Plans	Section 5.5(e)
Anticorruption Laws	Section 3.13
Bonus Eligible Employee	Section 5.5(e)
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Collective Bargaining Agreement	Section 3.15
Company	Preamble
Company 2015 Budget	Section 3.17(a)
Company 401(k) Plan	Section 5.5(d)
Company Benefit Plan	Section 3.9(a)
Company Board of Directors	Recitals
Company Common Stock	Section 3.2(a)
Company Convertible Notes	Section 2.2
Company Disclosure Schedule	Preamble to Article III
Company Employees	Section 5.5(a)
Company Financial Statements	Section 3.4(b)
Company Insurance Policies	Section 3.18
Company Leased Real Property	Section 3.17(b)
Company Material Contracts	Section 3.20(a)
Company Option	Section 2.5(a)
Company Organizational Documents	Section 3.1(b)
Company Owned Real Property	Section 3.17(b)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company PSA	Section 2.5(b)
Company Real Property Leases	Section 3.17(b)
Company Recommendation	Section 3.3(a)
Company Restricted Shares	Section 2.5(c)
Company Revolving Credit Agreement	Section 5.15(a)
Company RSU	Section 2.5(d)
Company SEC Documents	Section 3.4(a)
Company Shareholder Approval	Section 3.3(a)
Company Shareholders’ Meeting	Section 5.4(b)
Company Stock Awards	Section 2.5(f)

Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.2(b)
Convertible Notes Indenture	Section 2.2
Divestiture Action	Section 5.6(a)
Effective Time	Section 1.3
End Date	Section 7.1(b)
ESPP	Section 2.5(e)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.3
Exchange Agent Agreement	Section 2.3
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.1(a)(iii)
Existing Credit Facility Terminations	Section 5.15(a)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.9(b)
IRS	Section 3.9(b)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Letter of Transmittal	Section 2.4(b)
Lien	Section 3.3(c)
Material Customers	Section 3.21(a)
Material Government Contracts	Section 3.22(a)
Material Software	Section 3.16(e)
Material Suppliers	Section 3.21(a)
Maximum Amount	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Merger Sub Directors	Section 1.6
Multiemployer Plan	Section 3.9(g)
Multiple Employer Plan	Section 3.9(g)
Nonqualified Deferred Compensation Plan	Section 3.9(k)
NYSE	Section 3.2(b)
OFAC Laws	Section 3.25
Offering Period	Section 2.5(e)
Official Party	Section 3.13
OGCL	Section 1.1
Other Competition Filing	Section 5.6(c)
Parent	Preamble
Parent 401(k) Plan	Section 5.5(d)
Parent Board of Directors	Recitals
Parent Common Stock	Section 4.1(c)
Parent Disclosure Schedule	Preamble to Article IV
Parent Excess Shares	Section 2.1(d)(i)
Parent Organizational Documents	Section 4.1(b)
Parent Permits	Section 4.6(b)
Parent SEC Documents	Section 4.3(a)
Parent Shares Trust	Section 2.1(d)(i)
Parent Transaction Documents	Section 4.2(a)

Participation Date	Section 5.5(b)
Payoff Letter	Section 5.15(a)
PBGC	Section 3.9(b)
Post-Closing Plans	Section 5.5(b)
Proxy Statement/Prospectus	Section 3.12
Qualified Plans	Section 3.9(d)
Refinanced Indebtedness	Section 5.15(a)
Remedies Exceptions	Section 3.3(a)
Representatives	Section 5.3(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Surviving Corporation	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.3(a)
Trade Secrets	Section 8.15(xii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RTI INTERNATIONAL METALS, INC.

By:	/s/ Dawne S. Hickton
	Name:	Dawne S. Hickton
	Title:	Vice Chair, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ALCOA INC.

By:	/s/ Klaus Kleinfeld
	Name:	Klaus Kleinfeld
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

RANGER OHIO CORPORATION

By:	/s/ Max W. Laun
	Name:	Max W. Laun
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex B

745 Seventh Avenue New York, NY 10019 United States

March 8, 2015

Board of Directors

RTI International Metals, Inc.

Westpointe Corporate Center One, 5th Floor

1550 Coraopolis Heights Road

Pittsburgh, Pennsylvania

Members of the Board of Directors:

We understand that RTI International Metals, Inc., an Ohio corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Alcoa Inc., a Pennsylvania corporation (“Alcoa”), pursuant to which (i) Ranger Ohio Corporation (“Merger Sub”), an Ohio corporation and a direct wholly owned subsidiary of Alcoa, will merge with and into the Company (the “Merger”) and (ii) upon the effectiveness of the Merger (x) the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger as a wholly owned subsidiary of Alcoa and (y) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive 2.8315 (the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Alcoa (the “Alcoa Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Alcoa and Merger Sub (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of March 7, 2015 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Alcoa that we believe to be relevant to our analysis, including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2014 and the Annual Report of Alcoa on Form 10-K for the fiscal year ended December 31, 2014; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Alcoa; (5) published consensus estimates by third party equity research analysts with respect to the future financial performance of Alcoa, as adjusted, extrapolated, and approved for use, in each case, by the Company (the “Alcoa Projections”); (6) a trading history of the Company Common Stock from March 7, 2014 to March 6, 2015 and the trading history of the Alcoa Common Stock over the same period; (7) a comparison of the trading history of the Company Common Stock and the Alcoa Common Stock from March 7, 2014 to March 6, 2015; (8) a comparison of the historical financial results and present financial condition of the Company and Alcoa, in each case, with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company; and (11) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Alcoa. In addition, we have had discussions with the management of the Company and the management of Alcoa, in each case, concerning its respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We were not provided with financial projections of Alcoa prepared by the management of Alcoa for any fiscal period. Accordingly, upon the advice of the Company, we have assumed that the Alcoa Projections are a reasonable basis upon which to evaluate the future financial performance of Alcoa, and, at the direction of the Company, we have relied on such estimates in performing our analysis and arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, at the direction of the Company, we have solicited indications of interest from certain selected third parties with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which (i) the Company Common Stock or Alcoa Common Stock would trade at any time following the announcement of the Proposed Transaction or (ii) the Alcoa Common Stock will trade at any time following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Alcoa Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of the Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement. We have also assumed, upon the advice of the Company, that all governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction, that in each case are material to our analyses and this opinion, will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is payable and contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Alcoa in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) in April 2013, we acted as joint bookrunner for the Company’s $250 million convertible senior notes offering; (ii) in February 2012, we acted as financial advisor to the Company on the $182.5 million acquisition of Remmele Engineering Inc.; and (iii) we are currently a lender in the Company’s $150 million revolving credit facility.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Alcoa for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 through 6.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—Daniel I. Booker 02—Ronald L. Gallatin 03—Robert M. Hernandez

04—David P. Hess 05—Dawne S. Hickton 06—Edith E. Holiday

07—Jerry Howard 08—James A. Williams 09—Arthur B. Winkleblack

2. Adoption of the Agreement and Plan of Merger, dated as of For Against Abstain For Against Abstain

3. Ratification of appointment of PricewaterhouseCoopers LLP

March 8, 2015, by and among RTI International Metals, Inc., as independent registered public accountants for 2015. Alcoa Inc. and Ranger Ohio Corporation and thereby approve the merger.

4. Advisory approval of compensation of named executive officers. 5. Advisory approval of the merger-related compensation of named executive officers.

6. Adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1UPX 2368822 +

.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania at 4:00 p.m. Eastern Daylight Time on July 21, 2015. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — RTI International Metals, Inc.

Proxy For 2015 Annual Meeting of Shareholders

Solicited on Behalf of the Directors of RTI International Metals, Inc.

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on July 21, 2015, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 through 6.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE            SACKPACK            000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE Electronic Voting Instructions

DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!

ADD 1

ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy.

ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 6:00 a.m., Eastern Daylight Time, on July 21, 2015.

Vote by Internet

•	Go to www.investorvote.com/RTI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in Follow the instructions provided by the recorded message

X

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 through 6.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—Daniel I. Booker 02—Ronald L. Gallatin 03—Robert M. Hernandez

04—David P. Hess 05—Dawne S. Hickton 06—Edith E. Holiday

07—Jerry Howard 08—James A. Williams 09—Arthur B. Winkleblack

2. Adoption of the Agreement and Plan of Merger, dated as of For Against Abstain For Against Abstain

3. Ratification of appointment of PricewaterhouseCoopers LLP

March 8, 2015, by and among RTI International Metals, Inc., as independent registered public accountants for 2015. Alcoa Inc. and Ranger Ohio Corporation and thereby approve the merger.

4. Advisory approval of compensation of named executive officers. 5. Advisory approval of the merger-related compensation of named executive officers.

6. Adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1UPX 2368821 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

022FQC

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your sharesare represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Seven Springs

Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania at 4:00 p.m. Eastern Daylight Timeon July 21, 2015. A shareholder may obtain directions to the meeting by sending an email torequest@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals,

Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — RTI International Metals, Inc.

Proxy For 2015 Annual Meeting of Shareholders

Solicited on Behalf of the Directors of RTI International Metals, Inc.

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of

Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of

Shareholders of RTI International Metals, Inc. on July 21, 2015, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted

FOR all nominees and FOR Proposals 2 through 6.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED

ENVELOPE. NO POSTAGE IS REQUIRED.

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on July 17, 2015.

Vote by Internet

•	Go to www.investorvote.com/RTI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Voting Instruction Form

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 through 6.

Election of Directors:

- Daniel I. Booker

- David P. Hess

- Jerry Howard

For Withhold

02—Ronald L. Gallatin

05—Dawne S. Hickton

08—James A. Williams

For Withhold

03—Robert M. Hernandez

06—Edith E. Holiday

09—Arthur B. Winkleblack

For Withhold

Adoption of the Agreement and Plan of Merger, dated as of March 8, 2015, by and among RTI International Metals, Inc., Alcoa Inc. and Ranger Ohio Corporation and thereby approve the merger.

Advisory approval of compensation of named executive officers.

Adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement.

For Against Abstain

Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2015.

Advisory approval of the merger-related compensation of named executive officers.

For Against Abstain

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1UPX 2368823

022GDC

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Seven Springs Mountain Resort, 777 Waterwheel Drive, Seven Springs, Pennsylvania at 4:00 p.m. Eastern Daylight Time on July 21, 2015. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RTI International Metals, Inc.

Proxy For 2015 Annual Meeting of Shareholders

Solicited on Behalf of the Directors of RTI International Metals, Inc.

The undersigned hereby directs Fidelity Management Trust Company (“Fidelity”) to vote the shares of RTI International Metals, Inc. credited to the account of the undersigned as indicated hereon, with respect to the Annual Meeting of Shareholders of RTI International Metals, Inc. to be held on July 21, 2015, and any adjournments thereof, upon such matters as may properly come before the meeting.

This voting instruction form, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 through 6. If your directions are not received by 6:00 a.m. Eastern Daylight Time on July 17, 2015, the shares credited to your account will not be voted.

PLEASE COMPLETE, DATE AND SIGN THIS VOTING INSTRUCTIONS FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.